Execution Copy

Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

OPTION AND LICENSE AGREEMENT

BY AND BETWEEN

AVEO PHARMACEUTICALS, INC.

AND

BIOGEN IDEC INTERNATIONAL GMBH

OPTION AND LICENSE AGREEMENT

This Option and License Agreement, made this 18th day of March, 2009 (the “Effective Date”), is by and between AVEO Pharmaceuticals, Inc., a Delaware corporation, with principal offices located at 75 Sidney St., Cambridge, MA 02139 (“AVEO”) and Biogen Idec International GmbH, with principal offices located at Landis+Gyr-Strasse 3, 6300 Zug, Switzerland (“Biogen Idec”). Each of AVEO and Biogen Idec shall be referred to, individually, as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, AVEO has a broad pipeline of preclinical stage novel antibodies directed at targets with potential utility in the oncology area, including antibodies targeting erbB3;

WHEREAS, Biogen Idec is in the business of researching, developing and commercializing biopharmaceutical products, and has an interest in the area of oncology; and

WHEREAS, Biogen Idec is interested in obtaining an option to commercialize AVEO’s antibodies to erbB3 outside of North America, and AVEO is willing to grant Biogen Idec such an option on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, AVEO and Biogen Idec, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

When used in this Agreement, each of the following capitalized terms, whether used in the singular or plural, shall have the meanings set forth in this Article I.

1.1 “Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (ii) status as a general partner in any partnership; or (iii) any other arrangement where a Person possesses, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.2 “Agreement” means this Option and License Agreement, including any and all schedules, appendices, exhibits and other addenda to it, as it may be added to or amended from time to time in accordance with the provisions of this document.

1.3 “Agreement Term” shall mean the period commencing on the Effective Date and ending on the expiration of the Agreement in accordance with the provisions of Section 14.1.

1.4 “Antibody” means any immunoglobulin molecule (such as IgG) whether in monospecific, bispecific or any other form, and shall include any immunoglobulin fragment (such as Fv, Fab, F(ab’)2) of any such immunoglobulin molecule containing one or more complementarity determining regions, any fusion protein comprising any such immunoglobulin molecule or immunoglobulin fragment and any single chain antibody (such as scFv), and any truncation or derivative of any of the foregoing.

1.5 “AVEO Collaboration Know-how” means, subject to Sections 3.6, 5.11, 5.12 and 5.13, any Know-how that is owned or otherwise Controlled by AVEO or any of its Affiliates, patentable or otherwise, first identified, discovered, or developed solely by employees of AVEO or its Affiliates, or other persons not employed by AVEO or any of its Affiliates but acting on behalf of AVEO or any of its Affiliates, in the conduct of Development, Manufacture or Commercialization of Licensed Product under this Agreement during the License Term, but not including AVEO’s interest in Joint Collaboration Know-how.

1.6 “AVEO Collaboration Patent Rights” means, subject to Sections 3.6 and 3.9, any Patent Rights Covering AVEO Collaboration Know-how that are owned or otherwise Controlled by AVEO or any of its Affiliates, but not including AVEO’s interest in Joint Collaboration Patent Rights.

1.7 “AVEO In-License” means, subject to Section 3.9, any agreement between AVEO or any of its Affiliates, on the one hand, and a Third Party, on the other hand, entered into prior to the Option Exercise Date subject to the provisions of Section 2.6 or during the License Term in compliance with the provisions of Section 3.6, pursuant to which AVEO or any of its Affiliates acquires or obtains a license or other right to use, any Know-how and/or Patent Rights that are necessary or reasonably useful to Develop, Commercialize or Manufacture Licensed Product in the Field in the Territory.

1.8 “AVEO Know-how” means any Know-how owned or otherwise Controlled by AVEO or any of its Affiliates as of the Effective Date or, subject to Sections 3.6, 3.9, 5.11, 5.12 and 5.13, any Know-how as to which Control is obtained (whether by ownership, license or otherwise) by AVEO or any of its Affiliates during the Agreement Term, in each case to the extent such Know-how is necessary or reasonably useful in the Development, Manufacture or Commercialization of Licensed Product in the Field, but not including AVEO Collaboration Know-how or AVEO’s interest in Joint Collaboration Know-how.

1.9 “AVEO Patent Rights” means Patent Rights Covering AVEO Know-how that are owned or otherwise Controlled by AVEO or any of its Affiliates as of the Effective Date or, subject to Sections 3.6 and 3.9, Patent Rights covering AVEO Know-how as to which Control is obtained (whether by ownership, license or otherwise) by AVEO or any of its Affiliates at any time after the Effective Date, including the Patent Rights in the Territory described in Exhibit A, but not including AVEO Collaboration Patent Rights or AVEO’s interest in Joint Collaboration Patent Rights.

1.10 “AVEO Proprietary Composition Licensed Product” means a Licensed Product the composition of matter of which is Covered by AVEO Patent Rights.

1.11 “AVEO Technology” means, collectively, AVEO Know-how, AVEO Patent Rights, AVEO Collaboration Know-how, AVEO Collaboration Patent Rights and AVEO’s interest in Joint Collaboration IP.

1.12 “AVEO Territory” means North America.

1.13 “Biogen Idec Collaboration Know-how” means, subject to Sections 3.6, 5.11, 5.12 and 5.13, any Know-how that is owned or otherwise Controlled by Biogen Idec or any of its Affiliates, patentable or otherwise, first identified, discovered, or developed solely by employees of Biogen Idec or its Affiliates, or other persons not employed by Biogen Idec or any of its Affiliates but acting on behalf of Biogen Idec or any of its Affiliates, in the conduct of Development, Manufacture or Commercialization of Licensed Product under this Agreement during the License Term, but not including Biogen Idec’s interest in Joint Collaboration Know-how.

1.14 “Biogen Idec Collaboration Patent Rights” means, subject to Sections 3.6 and 3.9, Patent Rights Covering Biogen Idec Collaboration Know-how that are owned or otherwise Controlled by Biogen Idec or any of its Affiliates, but not including Biogen Idec’s interest in Joint Collaboration Patent Rights.

1.15 “Biogen Idec Collaboration Technology” means, collectively, Biogen Idec Collaboration Know-how, Biogen Idec Collaboration Patent Rights and Biogen Idec’s interest in Joint Collaboration IP

1.16 “Biogen Idec In-License” means, subject to Section 3.9, an agreement between Biogen Idec or any of its Affiliates, on the one hand, and a Third Party, on the other hand, entered into during the License Term in compliance with the provisions of Section 3.6, pursuant to which Biogen Idec or any of its Affiliates acquires or obtains title to, or a license or other right to use, any Know-how and/or Patent Rights that are necessary or reasonably useful to Develop, Commercialize or Manufacture the Licensed Product in the Field in the Territory.

1.17 “BLA” means a biologics license application or equivalent application that is filed with the FDA to obtain Regulatory Approval for a Licensed Product in the United States or any comparable application filed with a Regulatory Authority of a country or group of countries in the Territory other than the United States to obtain Regulatory Approval for Licensed Product in that country or in that group of countries.

1.18 “Business Day” means a day that is not a Saturday or Sunday and not a federal holiday in the United States or a state holiday in the Commonwealth of Massachusetts.

1.19 “Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31 of any year.

1.20 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year of the License Term shall begin on the Option Exercise Date and end on the following December 31, and the last Calendar Year of the License Term shall end on the last day of the License Term.

1.21 “Commercialization”, “Commercializing” or “Commercialize” means all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, importing and exporting for sale, distribution, customer service and support, and post-marketing safety surveillance and reporting, but not including Manufacturing.

1.22 “Collaboration Know-how” means AVEO Collaboration Know-how, Biogen Idec Collaboration Know-how and Joint Collaboration Know-how.

1.23 “Collaboration Patent Rights” means AVEO Collaboration Patent Rights, Biogen Idec Collaboration Patent Rights and Joint Collaboration Patent Rights.

1.24 “Combination Product” means any pharmaceutical product containing a Licensed Product and one or more other significantly active pharmaceutical ingredients.

1.25 “Commercially Reasonable Efforts” in respect of a Party means efforts and resources (measured as of the time that such efforts are required to be used under this Agreement) commonly used by a company in the industry of a similar size and profile as such Party to Develop, Manufacture or Commercialize, as the case may be, a product owned by such company or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to Licensed Product and taking into account all relevant factors including the patent and other proprietary position of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environments and competitive market conditions, and other technical, legal, scientific, medical or commercial factors that such a company would deem to be relevant.

1.26 “Confidential Information” means any and all information, data and materials of a confidential or proprietary nature, including information, data and materials regarding or included within AVEO Technology or Biogen Idec Collaboration Technology and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial or commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement. AVEO Technology is Confidential Information of AVEO, and Biogen Idec Collaboration Technology is Confidential Information of Biogen Idec, provided that Joint Collaboration IP is the Confidential Information of both Parties.

1.27 “Control” or “Controlled”, other than for purposes of Section 1.1, means the possession of the right to grant licenses or sublicenses or to disclose proprietary or trade secret information without violating the terms of any agreement or other arrangement with a Third Party.

1.28 “Cost of Goods Sold” means, with respect to Licensed Product in bulk form manufactured for use as an active pharmaceutical ingredient or in finished final packaged and labeled product form, or in intermediate states, as the case may be, Manufactured by or on behalf of a Party under this Agreement, the reasonable internal and external costs of such Party or any of its Affiliates incurred in Manufacturing such Licensed Product, including: (a) to the extent that such Licensed Product is Manufactured by such Party or any of its Affiliates, the cost of goods sold of such Licensed Product, consisting of direct materials and direct labor costs, plus Manufacturing overhead directly attributable to Licensed Product supplied (excluding facilities start-up costs, corporate administrative overhead, depreciation and costs associated with excess capacity), all calculated in accordance with GAAP in the United States consistently applied, (b) to the extent that such Licensed Product is Manufactured by a Third Party manufacturer, the actual fees paid by such Party or any of its Affiliates to the Third Party for the Manufacture, supply, testing, packaging, labeling and shipping of such Licensed Product, and any reasonable out-of-pocket and direct labor costs actually incurred by such Party or any of its Affiliates in managing or overseeing the Third Party relationship, and (c) royalties, license or other fees paid by such Party or any of its Affiliates to Third Parties in respect of Manufacture of such Licensed Product.

1.29 “Cover”, “Covering” or “Covered” means, with respect to whether an invention or Know-how is “Covered” by a Patent Right, that, in the absence of ownership of, or a license under, such Patent Right, the practice by such Person of such invention or Know-how would infringe a Valid Claim of such Patent Right (including in the case of a Patent Right that is a patent application, a Valid Claim of such patent application as if such patent application were an issued patent).

1.30 “CPI” means the Consumer Price Index for all Urban Consumers Northeastern Urban (Boston, Brockton, Nashua, NH, ME, CT) City Average for all Items, 1982, 84-100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

1.31 “Data Exclusivity” means, with respect to a Licensed Product in a country, that period during which a Party or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of applicable Law) in such country to market and sell such Licensed Product in such country in the approved indication in the Field.

1.32 “Data Package” means a complete, detailed, data-cleaned, unbiased and unblended data package that contains the results of the first Proof of Concept Study in the following form: (i) a statistical analysis of results; (ii) analysis tables, data listings and illustrative figures; (iii) the table of adverse events; (iv) case report forms (CRFs) in hard copy or electronic form, or, alternatively, available for review by Biogen Idec employees during normal business hours at the principal office of AVEO in the United States, commencing upon delivery of the other parts of the Data Package; and (v) a narrative description of serious adverse events, in each case in the format compiled by AVEO, which shall be cGCP compliant and otherwise consistent with industry standards. The Data Package shall also contain (x) a copy (or rights of access for purposes of clause (iv) above) of the relevant IND and the information specified in clauses (i) – (v) for any Phase 1 Clinical Trial or any other Phase 2 Clinical Trial completed prior to completion of the first Proof of Concept Study, as well as all regulatory correspondence relating thereto, (y) copies of all AVEO In-Licenses entered into between the period commencing after the Effective Date through the date of delivery of the Data Package and (z) a copy of the initial Development Plan.

1.33 “Development” or “Develop” means any and all non-clinical and clinical drug research and development activities, whether before or after Regulatory Approval, including discovery efforts, toxicology and pharmacology work, test method development, stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre-approval studies and Post-Approval Clinical Studies), regulatory affairs, and product approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.34 “Development Costs” means all costs incurred by AVEO or any of its Affiliates in Developing the Licensed Product in the Field, in accordance with this Agreement and GAAP, whether incurred before or after Regulatory Approval, provided that except as otherwise specifically set forth in this Agreement, such activities and costs are consistent with the then current Development Plan and included in the related budget (pursuant to the provisions of Section 5.4 and 5.5 below), including without duplication:

(i) all out-of-pocket costs and expenses actually incurred;

(ii) the costs of internal personnel engaged in such efforts, which costs shall be determined based on the FTE Cost, unless another basis is otherwise agreed by the Parties in writing;

(iii) (a) the Cost of Goods Sold and distribution costs and expenses for pre-clinical and clinical supplies needed for such efforts as set forth in the Development Plan, including the Cost of Goods Sold for clinical supplies of the Licensed Product; (b) the costs of comparator or combination drugs, placebo or devices; (c) costs and expenses of disposal of clinical samples; (d) costs and expenses incurred in connection with (1) manufacturing process, formulation or delivery system development or validation; (2) manufacturing scale-up and improvements; (3) stability testing; and (4) quality assurance/quality control development; and (e) internal and Third Party costs and expenses incurred in connection with qualification, validation or auditing of Third Party contract manufacturers, in each case to the extent specific to Licensed Product, and not including the purchase of capital equipment for the purposes of building manufacturing facilities and capabilities;

(iv) subject to Section 5.5(b), (a) costs associated with threatened or pending claims or actions by a Third Party for product liability resulting from those Development activities under this Agreement as to which Development Costs are shared by the Parties or paid fully by Biogen Idec under Section 5.4, other than those claims or actions for which Biogen Idec is entitled to indemnification under Article XII or pursuant to a Supply Agreement, provided that if there is a bona fide dispute as to whether a Party is entitled to indemnification for any such costs, the determination as to whether such costs are Development Costs shall not be made until such dispute is resolved; and (b) product liability insurance premiums for policies related to Development of Licensed Product in the Licensed Territory under which Biogen Idec is named as an additional insured; and

(v) other costs incurred that are explicitly included in the budgets that are approved by the JDC and included in the Development Plan.

In addition to the foregoing, “Development Costs” shall also include Pre-Option Exercise Phase 3 Manufacturing Costs, to the extent not otherwise captured by this definition. For purposes of clarity, the FTE Cost does not include travel and lodging expenses incurred by an FTE in connection with Development activities which such expenses shall be separately included as Development Costs. The term “Development Costs” shall in no event include any payments made by either Party or its Affiliates in connection with an AVEO In-License or a Biogen Idec In-License or in connection with any Third Party Technology Agreement, except to the extent that such payments are in respect of the Manufacture of Licensed Product and are included in Costs of Goods Sold for pre-clinical and clinical supplies needed for such efforts as set forth in the Development Plan. Section 8.9 sets forth the Parties’ respective obligations regarding payments under AVEO In-Licenses and Biogen Idec In-Licenses, as well as the Parties’ respective rights to offset certain payment obligations under other Third Party Technology Agreements against royalty payments obligations, that the Parties would otherwise have under this Agreement.

1.35 “Development Plan” means the written work-plan and budget for AVEO’s Development efforts, agreed upon by the Parties after the Option Exercise Date in accordance with Section 5.2, and as amended from time to time in accordance with this Agreement or, if none, the Delivered Initial Development Plan.

1.36 “Directly Competitive Product” means any product comprising or containing an ERBB3 Antibody that is not a Licensed Product.

1.37 “Drug Regulations Laws” means Laws regulating drugs and pharmaceutical products, including the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., the Prescription Drug Marketing Act of 1987, the federal Controlled Substances Act, 21 U.S.C. §801 et seq., and policies issued by the FDA, and similar Laws of the EMEA or other countries or jurisdictions in the Territory, each as in effect and as amended from time to time.

1.38 “Drug Safety Information Exchange Agreement” means an agreement between the Parties which outlines the requirements and responsibilities for drug safety reporting and monitoring within the Territory, as described in Section 5.8.

1.39 “ERBB3” means the human erbB3 (aka HER3) polypeptide, including: (i) any species variants or homologs thereof; (ii) any amino acid sequence variants or mutations of the foregoing, (iii) any post-translational modifications of the foregoing; and (iv) any derivative or fragment of the foregoing; provided that the derivative or fragment elicits an antibody that reacts with native human erbB3, when used as an antigen.

1.40 “ERBB3 Antibody” means an Antibody that binds to ERBB3.

1.41 “EMEA” means the European Medicines Agency or any successor agency.

1.42 “European Union” or “EU” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.

1.43 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.44 “Field” means all diagnostic, therapeutic and prophylactic uses in humans.

1.45 “First Commercial Sale” as to a particular country in the applicable Territory means the first commercial sale of a Licensed Product by a Party or its Affiliates or permitted Sublicensee to a Third Party in an arm’s length transaction in such country after approval of the BLA, or if approval of a BLA is not required in such country, then following receipt of Regulatory Approval required to market such Licensed Product in such country. Sales for test marketing, clinical study purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale, but may constitute a sale under the definition of Net Sales if the recipient is billed.

1.46 “FTE” means a full-time-equivalent person year of scientific, technical, regulatory or professional work. An FTE shall consist of a total of [**], with any portion of an FTE calculated based upon hours worked divided by such annual total.

1.47 “FTE Cost” means, for any period, the product of (i) the actual total FTEs (and/or portion thereof) during such period, and (ii) the FTE Rate.

1.48 “FTE Rate” means [**] Dollars ($[**]) increased or decreased on the Option Exercise Date by the cumulative percentage increase or decrease in the CPI as of the Option Exercise Date over the level of the CPI as of the Effective Date, and thereafter further increased or decreased annually during the Agreement Term by the percentage increase in the CPI as of December 31st of each year over the level of the CPI as of December 31st of the prior year; provided, however, that in no event shall the FTE Rate exceed [**] Dollars ($[**]) or be less than [**] Dollars ($[**]) at any time during the Agreement Term.

1.49 “GAAP” means United States generally accepted accounting principles applied on a consistent basis, or any successor accounting principles generally accepted for public companies in the United States (such as International Financial Reporting Standards (“IFRS”)).

1.50 “Governmental Authority” means any United States federal, state or local government or any foreign national, state, provincial, county, or city government or political subdivision thereof or any multinational organization or authority or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof) or any governmental arbitrator or arbitral body.

1.51 “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.52 “IND” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA).

1.53 “Joint Collaboration Know-how” means Know-how, patentable or otherwise, first identified, discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of the Parties or their Affiliates in the conduct of Development, Manufacturing or Commercialization of Licensed Product under this Agreement during the Agreement Term.

1.54 “Joint Collaboration Patent Rights” means Patent Rights that Cover Joint Collaboration Know-how.

1.55 “Joint Collaboration IP” means, collectively Joint Collaboration Know-how and Joint Collaboration Patent Rights.

1.56 “Know-how” means all biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.57 “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.58 “Licensed Product” means any product comprising or containing an ERBB3 Antibody (A) that is (i) discovered, Developed or Controlled by or on behalf of AVEO or any of its Affiliates prior to or during the Agreement Term or (ii) derived from an ERBB3 Antibody discovered, Developed or Controlled by or on behalf of AVEO or any of its Affiliates prior to or during the Agreement Term, or (B) the Development, Manufacture or Commercialization of which is Covered by Patent Rights owned or Controlled by AVEO or any of its Affiliates, but, in each case, not including any product excluded from the definition of Licensed Product under Section 3.9.

1.59 “License Term” means the period commencing upon the Option Exercise Date and ending on the date of expiration of the Agreement in accordance with the provisions of Section 14.1.

1.60 “Licensed Territory” means the entire world except North America.

1.61 “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, liens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) required to be paid to Third Parties with respect to a claim as to which a Party is entitled to indemnification under Article XII, by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented reasonable out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a claim of a Third Party.

1.62 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of any Licensed Product, in bulk form manufactured for use as an active pharmaceutical ingredient or in finished final packaged and labeled product form, or in intermediate states, including but not limited to formulation, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, manufacturing quality assurance/quality control testing (including in-process release and stability testing), release, storage and shipping of product or any component or ingredient thereof, regulatory activities related to all of the foregoing, and data management and recordkeeping related to all of the foregoing.

1.63 “Net Sales” means the gross amount invoiced on sales of the Licensed Product by a Party, its Affiliates or Sublicensees to any Third Party, less the following reasonable deductions to the extent included in the gross invoiced sales price for the Licensed Product or otherwise directly paid, allowed, accrued, or incurred by such Party, its Affiliates or Sublicensees with respect to the sale of such Licensed Product:

(i) reasonable, normal and customary trade, cash and quantity discounts actually given; coupons for price reductions, actually taken; credits, price adjustments or allowances for damaged products, recalls, returns or rejections of products;

(ii) reasonable price adjustments, allowances, credits, chargeback payments and rebates (or the equivalent thereof) for the Licensed Product granted to and actually used by group purchasing organizations or other buying groups, managed health care organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), Third Party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

(iii) reasonable and customary freight, shipping, insurance and other transportation expenses (if actually borne by such Party or its Affiliates or Sublicensees without reimbursement from any Third Party);

(iv) required distribution commissions/fees payable to Third Party wholesalers for distribution of Licensed Product;

(v) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price of the Licensed Product and actually borne by such Party, its Affiliates or Sublicensees without reimbursement from any Third Party (but not including taxes assessed against the income derived from such sale); and

(vi) a reasonable amount for bad debts actually written off which are attributable to sales of Licensed Product not to exceed [**] of Net Sales.

The transfer of a Licensed Product by a Party or one of its Affiliates to another Affiliate or Sublicensee for resale shall not be considered a sale.

Disposal of the Licensed Product for, or use of the Licensed Product in, clinical trials, as free samples, or under compassionate use, patient assistance, or test marketing programs or non-registrational studies or other similar programs or studies where a Licensed Product is supplied without charge, shall not result in any Net Sales, however if a Party or its Affiliates or Sublicensees charges for such Licensed Product, the amount billed will be included in the calculation of Net Sales.

Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration. In the event Licensed Product is sold, other than in an arm’s length transaction, Net Sales for such sale will be determined using the average per unit Net Sales amount for the preceding Calendar Quarter.

Net Sales shall be determined on an accrual basis from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Product are giving rise to Net Sales.

In the event a Licensed Product is sold in the form of a Combination Product, then the Net Sales for any such Combination Product shall be determined by [**].

1.64 “North America” or “N.A.” means the United States, Canada and Mexico and their respective territories and possessions.

1.65 “Patent Rights” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, and continuations-in-parts; (iii) any and all patents that have issued or issue in the future from the foregoing patent applications, including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications; and (v) any similar rights, including pipeline protection (where the subject matter previously disclosed was not previously patentable in a particular jurisdiction but subsequently becomes patentable subject matter in such jurisdiction), or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.66 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.67 “Phase 1 Clinical Trial” means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of Licensed Product or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a) or an equivalent clinical trial in a country in the Territory other than the United States.

1.68 “Phase 2 Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges or an indication of efficacy in patients being studied as described in 21 C.F.R. §312.21(b), or an equivalent clinical trial in a country in the Territory other than the United States.

1.69 “Phase 3 Clinical Trial” means a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in the indication being investigated in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. §312.21(c), or an equivalent clinical trial in a country in the Territory other than the United States.

1.70 “Post-Approval Clinical Study” means (A) with respect to AVEO, any human clinical trial or registry either (i) required to be carried out by a Regulatory Authority in the AVEO Territory for the purpose of post-marketing surveillance of Licensed Product in the AVEO Territory or (ii) otherwise requested by Regulatory Authorities in the AVEO Territory after Regulatory Approval of Licensed Product in the AVEO Territory in an indication, designed to obtain additional information regarding Licensed Product’s risks, benefits and optimal use of that Licensed Product in such indication, and (B) with respect to Biogen Idec, any human clinical trial or registry either (i) required to be carried out by a Regulatory Authority in the Licensed Territory for the purpose of post-marketing surveillance of Licensed Product in the Licensed Territory or (ii) otherwise requested by Regulatory Authorities in the Licensed Territory after Regulatory Approval of Licensed Product in the Licensed Territory in an indication, designed to obtain additional information regarding Licensed Product’s risks, benefits and optimal use of that Licensed Product in such indication. For purposes of clarity, a clinical trial of Licensed Product in an indication for which such Licensed Product is not approved shall not be considered Post-Approval Clinical Study even if such trial occurs after such Licensed Product is approved in another indication.

1.71 “Pre-Option Exercise Phase 3 Manufacturing Costs” means the out-of-pocket costs and expenses incurred by AVEO or any of its Affiliates prior to the Option Exercise Date to obtain quantities of Licensed Product (including drug substance, drug product, validation batches and material for stability and other testing) for a Phase 3 Clinical Trial or for Commercialization or for testing of Licensed Product for any such Phase 3 Clinical Trial.

1.72 “Proof of Concept Development Plan” means the written work-plan for AVEO’s Development efforts in connection with the Proof of Concept Study (including a description of the Proof of Concept Study itself), prepared and finalized by AVEO in accordance with Section 2.5, and as amended from time to time in accordance with this Agreement.

1.73 “Proof of Concept Study” means a Phase 2 Clinical Trial that is appropriately designed (i) to demonstrate efficacy in the disease to be studied through relevant primary and/or secondary efficacy endpoints as described in the Proof of Concept Development Plan and (ii) to allow dose selection and support generation of efficacy data that would allow movement of the product into a Phase 3 Clinical Trial that would support the regulatory strategy of seeking Regulatory Approval in both the AVEO Territory and the EU. For purpose of clarity, a clinical study meeting the requirements of this definition will be considered a Proof of Concept Study when completed whether or not the endpoints of the study are actually met.

1.74 “Regulatory Approval” means any approval, including price approval, registration, license or authorization from any Governmental Authority or Regulatory Authority required for the Manufacture, Development or Commercialization of a Licensed Product in the Territory, and shall include, without limitation, an approval, registration, license or authorization granted in connection with the BLA.

1.75 “Regulatory Authority” means any federal, national, multinational, state, county, city, provincial, or local regulatory agency, department, bureau or other governmental entity with authority over the Marketing, Commercialization, Manufacture or sale of a pharmaceutical product in the Territory, including the FDA in the United States and the EMEA in the EU.

1.76 “Safety Data” means adverse event information and other information (if any) required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws.

1.77 “Sales Representative” means an individual, who engages in or manages sales calls and other promotional efforts with respect to the Licensed Product and who is employed by a Party or an Affiliate of a Party.

1.78 “Sublicensee” means a Third Party to whom a Party, as permitted under this Agreement, grants a license or sublicense, as the case may be, under the AVEO Technology, Biogen Idec Collaboration Technology or Joint Collaboration IP, to Develop, Manufacture, Commercialize or use Licensed Product in the Field, or otherwise grants rights to distribute, promote or sell Licensed Product in the Field, but does not include wholesale distributors of a Party or its Affiliates who purchase Licensed Product from such Party or its Affiliates in an arm’s length transaction. For purposes of clarity, the term “wholesale distributors” does not include those distributors whose obligations to a Party or any of its Affiliates include responsibility for sales or marketing efforts in such country or sharing of costs and expenses with respect to sales or marketing on behalf of a Party or its Affiliates, which such distributors shall be deemed Sublicensees for purposes of this definition.

1.79 “Territory” means, collectively, the AVEO Territory and the Licensed Territory.

1.80 “Territory-Specific Clinical Trial” means, with respect to AVEO, a human clinical trial specifically required in the AVEO Territory which will generate data that will not be applicable to Licensed Product in the Licensed Territory (other than the applicability of safety data) and, except with respect to safety data, will not be included in a filing for Regulatory Approval for Licensed Product in the Licensed Territory, and, with respect to Biogen Idec, a human clinical trial specifically required in the Licensed Territory which will generate data that will not be applicable to Licensed Product in the AVEO Territory (other than the applicability of safety data) and, except with respect to safety data, will not be included in a filing for Regulatory Approval for Licensed Product in the AVEO Territory.

1.81 “Third Party” means any Person other than a Party or any of its Affiliates or their respective employees.

1.82 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.83 “Valid Claim” means (i) a claim of an issued and unexpired patent, which has not been held permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or been dedicated to the public or (ii) a claim in a pending patent application that (A) is being prosecuted in good faith, (B) has not been abandoned or disclaimed or finally determined to be unallowable by the applicable Governmental Authority in a decision from which no appeal is or can be taken, and (C) has not been pending for more than five (5) years from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable Governmental Authority in such country (at which time such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes a claim of an issued patent).

1.84 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Defined Term	Section

Audited Party	§8.16(a)
Auditing Party	§8.16(a)
AVEO	Preamble
AVEO Control Assumption Date	§14.6(a)
AVEO Indemnities	§12.1
AVEO Group	§3.2(b)
Bankruptcy Code	§13.3
Biogen Idec	Preamble
Biogen Idec Control Assumption Date	§14.6(b)
Biogen Idec Indemnitees	§12.2
Breached Licensed Product	§14.5(a)
[**]	§8.3(b)
Collaboration Manager	§4.5
Commercially Viable Indication	§5.12(a)
Competing Acquiror	§13.1

Defined Term	Section

Competitive Infringement	§9.6(a)
Contract Manufacturer Notice	§7.2
Control Assumption Option	§13.1
Cost Payment	§5.5
Cure Plan	§14.3(b)
Delivered Initial Development Plan	§2.9
Development Plan Guidelines	§4.8(a)
Divestiture Period	§13.1
Effective Date	Preamble
Event Milestone	§8.4
Event Milestone Payment	§8.4
Force Majeure Event	§16.2
Funding Party	§5.11(a)
[**]	§8.3(c)
Indication Specific Royalty	§5.13(a)
Indemnitee	§12.3
Initial Development Plan	§2.9
Initial Release	§10.3
Insolvency Control Assumption Option	§13.3
Insolvency Event	§13.3
JCT	§6.2(a)
JCT Chairperson	§6.2(b)
JDC	§4.1
JDC Chairperson	§4.2
M&A Control Assumption Option	§13.1
M&A Event	§3.9
Manufacturing Party	§14.7
New Indication Existing Licensed Product	§5.12(a)
New Indication Funding Party	§5.12(a)
New Licensed Product	§5.11(a)
Non-Manufacturing Party	§14.7
Non-performing Manufacturing Party	§7.6
Notified Party	§14.3(b)
Notifying Party	§14.3(b)
Opt-in Indication	§5.13(a)
Opt-in Effective Date	§5.13(a)
Opt-in New Indication Existing Licensed Product	§5.13(a)
Opt-in Notice	§5.13(a)
Opt-in Notice Date	§5.13(a)
Opting-out Party	§5.11
Option	§2.1
Option Exercise Date	§2.3
Option Exercise Fee	§8.3(d)
Option Exercise Notice	§2.3
Option Exercise Period	§2.2

Defined Term	Section

Panel Identification	§8.3(a)
Parties	Preamble
Party	Preamble
Patent Expenses	§9.5
Pre-Exercise Milestone	§8.3
Pre-Exercise Milestone Payment	§8.3
Product Opt-out Effective Date	§5.11
Product Trademarks	§9.9(b)
Promotional Materials	§6.4
Quarterly Cost Notice	§5.5
Royalty Term	§8.8
Royalty-paying Party	§8.10
Section 5.11 Opt-out Effective Date	§5.11(a)
Section 5.12 Opt-out Effective Date	§5.12(a)
Senior Representative	§4.1
Supplemental Information	§2.2
Supply Agreement	§7.7
Tax/Taxes	§8.11
Third Party Technology	§3.6(a)
Third Party Technology Agreements	§3.6(a)

ARTICLE II.

OPTION GRANT AND DEVELOPMENT DURING OPTION PERIOD

2.1. Grant of Option. AVEO hereby grants to Biogen Idec an exclusive option, exercisable during the Option Exercise Period, as defined in Section 2.2, to acquire from AVEO the licenses set forth in Section 3.1, subject to the terms and conditions of this Agreement (the “Option”).

2.2. Option Exercise Period. AVEO shall deliver the Data Package from the first Proof of Concept Study to Biogen Idec and an initial Development Plan no later than [**] after the last visit of the last patient to be dosed in such Proof of Concept Study. During the [**] following delivery of the Data Package, (i) Biogen Idec may request, and AVEO will provide to Biogen Idec, any other data and information in AVEO’s possession and Control (and AVEO shall make reasonable efforts to procure or produce such other data and information that is not in AVEO’s possession and Control) as Biogen Idec may reasonably request in connection with its review of the Data Package (the “Supplemental Information”), (ii) the Parties shall meet in good faith to discuss Biogen Idec’s comments to the initial Development Plan in accordance with Section 2.9, (iii) AVEO will deliver to Biogen Idec copies of any AVEO In-Licenses entered into after the Effective Date, and (iv) AVEO will deliver to Biogen Idec a reasonably detailed statement of Pre-Option Exercise Phase 3 Manufacturing Costs actually incurred by AVEO and its Affiliates as of such date and reasonably expected to be incurred prior to the end of the Option Exercise Period. The Option shall be exercisable by Biogen Idec at any time during the period commencing on the Effective Date and ending on the later of (i) [**] after delivery of the Data Package, or (ii) [**] after the last to be delivered of the Supplemental Information (the “Option Exercise Period”).

2.3. Option Exercise. In the event Biogen Idec elects to exercise the Option, it shall, no later than the [**] of the [**] of the Option Exercise Period, deliver to AVEO (i) written notice specifying that Biogen Idec has elected to exercise the Option (the “Option Exercise Notice”), and (ii) payment of the Option Exercise Fee. The date, if any, on which Biogen Idec has properly exercised the Option in accordance with the preceding sentence shall be the “Option Exercise Date” for purposes of this Agreement. The Option Exercise Period will be deemed to have ended, and the License Term will be deemed to have commenced, on the Option Exercise Date.

2.4. Effectiveness of License. Upon the exercise by Biogen Idec of the Option in accordance with this Article II, the provisions set forth in Article I and Articles III—XVI of this Agreement shall constitute the terms and conditions of the license and sublicense rights granted by AVEO to Biogen Idec with respect to the AVEO Technology in the Field, and by Biogen Idec to AVEO with respect to Biogen Idec Collaboration Technology, related to all Licensed Products in the Field. During the period commencing on the Effective Date and ending on the expiration of the Option Exercise Period, AVEO will not grant a license or other rights to any Third Party or take any other action that would prevent AVEO from being able to grant to Biogen Idec the license set forth in Section 3.1. In the event Biogen Idec does not exercise the Option during the Option Exercise Period, the licenses and other rights granted under Articles III shall have no force or effect.

2.5. Proof of Concept Development Plan. As promptly as practicable after AVEO has prepared the Proof of Concept Development Plan, AVEO shall provide a copy thereof to Biogen Idec for its review and comment. Biogen Idec shall have a period of [**] to review and comment on the Proof of Concept Development Plan. AVEO shall consider in good faith all reasonable comments made by Biogen Idec to the Proof of Concept Development Plan. If and to the extent requested by Biogen Idec, appropriate members of the clinical development and regulatory teams of AVEO shall meet with appropriate members of the clinical development and regulatory teams of Biogen Idec to discuss the Proof of Concept Study, including the design thereof as well as the Licensed Product and indication being studied in the Proof of Concept Study, and the Development activities and timelines contemplated under the Proof of Concept Development Plan. AVEO may amend, modify, supplement or update the Proof of Concept Development Plan at any time and from time to time in its discretion, provided that AVEO complies with the foregoing provisions of this Section 2.5 (but with Biogen Idec having a [**] review period instead of [**]) with respect to any such amendment, modification, supplement or update of the Proof of Concept Development Plan to the same extent as AVEO is required in connection with the initial Proof of Concept Development Plan, and any such amendment, modification, supplement or update of the Proof of Concept Development Plan is consistent with the parameters set forth in the next sentence. The Proof of Concept Development Plan proposed by AVEO hereunder, including any amendment, modification, supplement or update, shall meet the following parameters: [**].

2.6. Development During Option Period. During the Option Exercise Period, AVEO shall have sole responsibility for Development and Manufacture of Licensed Product, at AVEO’s sole cost and expense, and AVEO shall use Commercially

Reasonable Efforts to perform its Development activities as contemplated under the Proof of Concept Development Plan and to Develop Licensed Product through completion of the first Proof of Concept Study. For purposes of clarity, Biogen Idec shall have no right to Develop or Manufacture Licensed Product during the Option Exercise Period. During the Option Exercise Period, AVEO shall not enter into any AVEO In-License with respect to any Know-how or Patent Rights as to which (x) rights thereto in both the AVEO Territory and Licensed Territory will be necessary, (y) such Know-how is incorporated in any Licensed Product or such Patent Rights Cover any Licensed Product or (z) such Know-how or Patent Rights are owned or licensed by a Sublicensee (or any of such Sublicensee’s Affiliates) to whom AVEO has granted a license or sublicense under AVEO Technology or Biogen Idec Collaboration Technology to Commercialize Licensed Product in the AVEO Territory, unless either (i) such AVEO In-License includes rights with respect to such Know-how and Patent Rights in both the AVEO Territory and the Licensed Territory and such rights are Controlled by AVEO during the Agreement Term or (ii) to the extent Control cannot be obtained, licenses are available, as a matter of course, separately from the licensor of such Know-how or Patent Rights for Development, Manufacture or Commercialization, as the case may be, of Licensed Product in both the AVEO Territory and the Licensed Territory on terms that, at the time AVEO enters into such license, would be substantially the same as the terms obtained by AVEO with respect to the AVEO Territory, and AVEO provides written notice to Biogen Idec that Control could not be obtained. For purposes of clarification and not by way limitation, it is understood and agreed that the term “necessary” as used in this Section 2.6 shall be deemed to include any Know-how or Patent Rights as to which rights in both the AVEO Territory and Licensed Territory would be necessary for Biogen Idec to Develop, Manufacture or Commercialize, as the case may be, Licensed Product in both the AVEO Territory and the Licensed Territory under this Agreement, including, without limitation, under Sections 5.11, 5.12, 7.5, 13.1, 13.3 or 14.5(b).

2.7. Decision-making during Option Period. During the Option Exercise Period, AVEO shall have sole decision-making authority with respect to Development and Manufacture of Licensed Product, provided that AVEO complies with the provisions of Section 2.5 hereof.

2.8. Development Updates. On a quarterly basis during the Option Exercise Period, AVEO and Biogen Idec will hold an in-person meeting, at either AVEO’s or Biogen Idec’s headquarters in Massachusetts, at such time as the Parties shall mutually agree, during which AVEO shall present the results of its Development activities related to Licensed Product since the last update, and shall describe its Development plans with respect to Licensed Product for the following three months and the remainder of the then Calendar Year.

2.9. Initial Development Plan. As soon as AVEO has prepared the initial Development Plan (even if prior to delivery of the Data Package), AVEO shall deliver to Biogen Idec the initial Development Plan. During the period between Data Package delivery by AVEO and Option Exercise Date, AVEO and Biogen Idec, including appropriate members of the clinical development and regulatory teams of both AVEO and Biogen Idec shall meet to discuss the initial Development Plan, including the design thereof as well as the indication being studied, and the Development activities and timelines contemplated thereunder. In anticipation of Biogen Idec’s exercise of the Option, AVEO shall (x) consider in good faith all reasonable Biogen Idec proposals to such initial Development Plan and (y) deliver to Biogen Idec a revised initial Development Plan (or if no revised initial Development Plan is delivered, the initial

Development Plan shall be deemed re-delivered) no less than thirty (30) days prior to the end of the Option Exercise Period (the “Delivered Initial Development Plan”). The Delivered Initial Development Plan shall meet the following criteria: (i) such Delivered Initial Development Plan shall be directed only to the indication that was the subject of the Proof of Concept Study; (ii) the size of the pivotal trial included in such Delivered Initial Development Plan shall be reasonable given the scope of the indication, in light of then prevailing industry standards and regulatory guidance; (iii) such Delivered Initial Development Plan shall in addition include, at a minimum, study designs, assignment of responsibilities (both among the Parties and Third Parties), timelines, decision criteria, supply plans, quality standards, expected resources, costs and a budget for Development Costs; and (iv) the budget for Development Costs in such Delivered Initial Development Plan shall be for no longer than through the end of completion of the pivotal trial for the indication that was the subject of the Proof of Concept Study.

ARTICLE III.

LICENSE GRANTS

3.1. AVEO Grant to Biogen Idec. Subject to the terms and conditions of this Agreement, effective immediately upon the Option Exercise Date, AVEO and its Affiliates grant the following licenses to Biogen Idec: (i) co-exclusive (with AVEO and its Affiliates), royalty-free license, with the right to grant sublicenses, to the extent set forth under Section 3.3(a), and subject to AVEO’s rights under Section 3.3(b), under AVEO Technology, including AVEO’s interest in Joint Collaboration IP, solely to Develop, have Developed, Manufacture and have Manufactured, Licensed Product anywhere in the world pursuant to, and in accordance with, this Agreement, and (ii) an exclusive (including with respect to AVEO and its Affiliates), royalty-bearing license, with the right to grant sublicenses, to the extent set forth under Section 3.3(a), under AVEO Technology solely to Commercialize, have Commercialized, import, and have imported Licensed Product in the Licensed Territory within the Field.

3.2. Biogen Idec Grant to AVEO.

(a) License. Subject to the terms and conditions of this Agreement, effective immediately upon the Option Exercise Date, Biogen Idec and its Affiliates grant the following licenses to AVEO: (i) a co-exclusive (with Biogen Idec and its Affiliates), royalty-free license, with the right to grant sublicenses, to the extent set forth under Section 3.3(b), and subject to Biogen Idec’s rights under Section 3.3(a), under Biogen Idec Collaboration Technology, including Biogen Idec’s interest in Joint Collaboration IP, solely to Develop, have Developed, Manufacture and have Manufactured, Licensed Product anywhere in the world pursuant to, and in accordance with, this Agreement, and (ii) an exclusive (including with respect to Biogen Idec and its Affiliates), royalty-bearing license, with the right to grant sublicenses, to the extent set forth under Section 3.3(b), under Biogen Idec Collaboration Technology, including Biogen Idec’s interest in Joint Collaboration IP, solely to Commercialize, have Commercialized, import, and have imported Licensed Product in the AVEO Territory within the Field.

(b) Covenant Not to Sue. In further consideration of the licenses granted to Biogen Idec under this Agreement and subject to Section 3.9, Biogen Idec and its Affiliates grant to AVEO and its present and future Affiliates and Sublicensees (the “AVEO Group”) a covenant not to sue or bring action against any member of the AVEO Group claiming or asserting that the Development,

Manufacture or Commercialization of any AVEO Proprietary Composition Licensed Product by any member of the AVEO Group in the AVEO Territory within the Field pursuant to, and in accordance with, the provisions of this Agreement infringes any Patent Rights owned and Controlled by Biogen Idec or any of its Affiliates (other than any such Patent Rights that are included in Biogen Idec Collaboration Patent Rights or Joint Collaboration Patent Rights) that Cover the composition of matter or method of use of such AVEO Proprietary Composition Licensed Product and that are necessary to the Development, Manufacture or Commercialization of such AVEO Proprietary Composition Licensed Product in the AVEO Territory. Notwithstanding anything express or implied in the foregoing provisions of this Section 3.2(b) to the contrary, the provisions of this Section 3.2(b) shall not apply with respect to any AVEO Proprietary Composition Licensed Product that Biogen Idec does not have the right to Develop or Commercialize under the terms of this Agreement. The provisions of this Section 3.2(b) shall not apply with respect of Patent Rights or Know-how under Third Party Technology Agreements entered into by either Party or any of its Affiliates pursuant to Section 3.6 hereof.

3.3. Licenses and Sublicenses; Contractors.

(a) Biogen Idec Rights. Biogen Idec shall have the right to grant any licenses or sublicenses under Biogen Idec Collaboration Technology to Develop, have Developed, Manufacture or have Manufactured Licensed Product anywhere in the world under the terms of this Agreement or to Commercialize, have Commercialized, import and have imported Licensed Products in the Licensed Territory, provided that any such licenses or sublicenses comply with the provisions set forth in Sections 3.3(c), 3.3(d) and 3.3(e) below, as applicable, and that Biogen Idec provides prior written notice to AVEO of any such licenses or sublicenses to any Third Party. In addition, Biogen Idec may sublicense the rights granted to it by AVEO under Section 3.1, in whole or in part, (i) to any of its Affiliates or (ii) to a Third Party with prior written notice to AVEO.

(b) AVEO Rights. AVEO shall have the right to grant any licenses or sublicenses under AVEO Technology to Develop, have Developed, Manufacture or have Manufactured Licensed Products anywhere in the world under the terms of this Agreement or to Commercialize, have Commercialized, import and have imported Licensed Product in the AVEO Territory, provided that (i) during the Option Exercise Period, AVEO and its Affiliates shall not grant any license or sublicense to Develop Licensed Product, (ii) after the Option Exercise Period, AVEO and its Affiliates shall retain final decision-making authority under such license or sublicense for Development of Licensed Product, (iii) any license or sublicense granted to a Third Party with respect to Manufacture of Licensed Product shall be subject to the terms of Article VII, (iv) in no event shall AVEO grant any such license or sublicense to any Third Party that is Developing or Commercializing a Directly Competitive Product, (v) AVEO provides prior written notice to Biogen Idec of such licenses or sublicenses, (vi) AVEO shall have complied with the provisions of Section 3.7 hereof prior to granting such license or sublicense, and (vii) such license or sublicense complies with the provisions set forth in Sections 3.3(c), 3.3(d) and 3.3(e) below. AVEO may only sublicense the rights granted it by Biogen Idec under Section 3.2(a), in whole or in part, (x) to any of its Affiliates or (y) to a Third Party to whom AVEO has granted licenses or sublicenses under AVEO Technology pursuant to this Section 3.3(b), provided that AVEO provides prior written notice to Biogen Idec of any sublicense granted under clause (y).

(c) Sublicense Terms. Each permitted license or sublicense and agreement with a Sublicensee (i) must be consistent with the terms and conditions of this Agreement, (ii) must contain a provision under which the licensing Party shall obtain an exclusive or non-exclusive license, with the right to grant a sublicense to the other Party as set forth under this Agreement, to Develop, have Developed, Manufacture, have Manufactured, to Commercialize and have Commercialized Licensed Product in the Territory under Know-how and Patent Rights owned or licensed by such Sublicensee or any of its Affiliates, that are (A) necessary to Develop, Manufacture or Commercialize Licensed Product, (B) incorporated in any Licensed Product, in the case of such Know-how, or that Cover any Licensed Product, in the case of such Patent Rights, and (C) reasonably useful to Develop, Manufacture or Commercialize Licensed Product, provided, however, that notwithstanding the foregoing provisions of this clause (ii), if the applicable Sublicensee is not granted the right under such license or sublicense to Commercialize or have Commercialized Licensed Product in the AVEO Territory or the Licensed Territory, the provisions of the foregoing subclauses (A) and (B) shall be limited only to Know-how and Patent Rights generated by such Sublicensee or any of its Affiliates that arise directly out of the Development or Manufacture of Licensed Product under such license or sublicense agreement and the provisions of the foregoing subclause (C) shall not apply, and (iii) must not contain provisions that result in the licensing Party not having the ability to license or sublicense to the other Party as set forth in this Agreement any Patent Rights or Know-how owned, licensed, used or practiced by the licensing Party or any of its Affiliates. Each permitted license or sublicense by AVEO or any of its Affiliates must contain a provision that the applicable Sublicensee and its Affiliates shall not Develop, Manufacture or Commercialize a Directly Competitive Product or collaborate with, or grant to, any other Third Party any license or right to Develop, Manufacture or Commercialize a Directly Competitive Product.

(d) Performance by Sublicensees. Each Party shall be responsible for the performance of all of its Sublicensees, and shall remain fully responsible for all of its Sublicensees’ obligations under this Agreement. Each license or sublicense granted by a Party pursuant to this Article III shall be subject and subordinate to the terms and conditions of this Agreement, and shall contain terms and conditions consistent with those in this Agreement. Each Party shall promptly provide the other Party with a copy of the fully executed license or sublicense agreement covering any license or sublicense granted hereunder, and such license or sublicense agreement shall contain the following provisions: (i) a requirement that such Sublicensee submit applicable sales or other reports to the Party granting the license or sublicense to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (ii) an audit requirement consistent with that set forth in Section 8.16; (iii) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information contained in Article X with respect to both Parties’ Confidential Information; and (iv) any other provisions required under any AVEO In-License or Biogen Idec In-License, as the case may be. If a granting Party becomes aware of a material breach of any license or sublicense by a Sublicensee of the rights granted to such Party or the other Party under this Agreement, the granting Party shall promptly notify the other Party of the particulars of the same and use Commercially Reasonable Efforts to enforce the terms of such license or sublicense.

(e) Performance by Contractors. If, and to the extent that, either Party has the right or obligation pursuant to, and in accordance with, the provisions of this Agreement to Develop, Manufacture or Commercialize any Licensed Product, such Party shall be entitled to utilize the services of Third Parties (including Third Party contract research organizations, Third Party contract manufacturing organizations (“CMOs”) and Third Party contract sales organizations (“CSOs”)) to perform the Development, Manufacturing or Commercialization activities that such Party has the right or obligation to perform under this Agreement with respect to such Licensed Product; provided that the contracting Party shall remain at all times fully liable for its responsibilities under this Agreement. Neither Party shall use Third Party contract resources to perform any activities that the contracting Party has the right or obligation to perform under this Agreement unless the contracting Party’s rights under the agreement with the Third Party contractor guarantee to the other Party the same rights under this Agreement as if the contracting Party had performed such activities itself, and any such Third Party contractor agreement includes a requirement that such Third Party contractor comply with the confidentiality provisions and restrictions on use of Confidential Information contained in Article X with respect to both Parties’ Confidential Information and a requirement that such Third Party contractor comply with any other provisions required under any AVEO In-License or Biogen Idec In-License, as the case may be. Notwithstanding anything in this Agreement to the contrary, the contracting Party under this Section 3.3(e) shall (A) obtain from any Third Party performing any activities of the contracting Party under this Agreement a license to any Know-how and Patent Rights generated by such Third Party arising directly out of the contracting activities to the extent necessary for the Development, Manufacture and Commercialization of Licensed Product or to the extent such Know-how is incorporated in any Licensed Product or such Patent Rights Cover any Licensed Product, (B) if such Third Party or any of its Affiliates is a Sublicensee of the contracting Party to whom the contracting Party has granted rights to Commercialize Licensed Product in the contracting Party’s Territory, obtain from such Third Party a license to any Know-how and Patent Rights generated by such Third Party arising directly out of the contracting activities to the extent reasonably useful for the Development, Manufacture and Commercialization of Licensed Product and (C) use Commercially Reasonable Efforts to obtain from such Third Party (other than a Third Party referred to in the foregoing clause (B)) a license to any Know-how and Patent Rights generated by such Third Party arising directly out of the contracting activities to the extent reasonably useful for the Development, Manufacture and Commercialization of Licensed Product. Each such license referred to in the foregoing clause (A), (B) or (C) of this Section 3.3(e) shall include rights to both the AVEO Territory and the Licensed Territory to the extent such Know-how and Patent Rights are necessary for the Development, Manufacture or Commercialization of Licensed Product in each such Territory or to the extent such Know-how is incorporated in any Licensed Product or such Patent Rights Cover any Licensed Product. Each such license referred to in the foregoing clause (A), clause (B) or clause (C) of this Section 3.3(e) shall include the right to sublicense to the other Party consistent with this Agreement. For purposes of clarification and not by way of limitation, it is understood and agreed that the term “necessary” as used in this Section 3.3(e) shall be deemed to include any Know-how or Patent Rights as to which rights in both the AVEO Territory and Licensed Territory would be necessary for the contracting Party to Develop, Manufacture or Commercialize, as the case may be, Licensed Product in both the AVEO Territory and the Licensed Territory under this Agreement, including, without limitation, under Sections 5.11, 5.12, 7.5, 13.1, 13.3 or 14.5(b).

3.4. Restrictive Covenants. Except for the Development, Manufacture and Commercialization of Licensed Products pursuant to, and in accordance with, the terms and conditions set forth in this Agreement and except for the grant of any licenses or sublicenses by AVEO with respect to Licensed Products pursuant to Section 3.3(b) above and except as set forth in Section 3.9, during the Agreement Term neither AVEO nor any of its Affiliates (i) shall Develop, Manufacture or Commercialize any ERBB3 Antibody in the AVEO Territory or the Licensed Territory within the Field, (ii) shall collaborate with any Third Party, shall grant to any Third Party the right, or shall engage in activities on behalf of any Third Party, to Develop, Manufacture or Commercialize any ERBB3 Antibody in the AVEO Territory or the Licensed Territory within the Field, (iii) shall grant to any Third Party any license or other right under any AVEO Technology to Develop, Manufacture or Commercialize any ERBB3 Antibody in the AVEO Territory or the Licensed Territory within the Field or (iv) subject to Section 16.5 hereof, shall sell, assign, convey or otherwise transfer any right, title or interest in and to any AVEO Technology or any ERBB3 Antibody (including, without limitation, any Licensed Product), provided that the foregoing clause (iv) shall not be deemed a restriction on AVEO’s right to license AVEO Technology for any and all uses other than the Development, Manufacture or Commercialization of ERBB3 Antibodies or for any and all uses outside the Field.

3.5. Retained Rights. Subject to Section 3.3(b) and Section 3.4, any rights of a Party not expressly granted under this Agreement shall be retained by such Party.

3.6. Third Party Technology.

(a) Process. The Parties agree that it may be necessary or desirable at any time and from time to time during the License Term to enter into agreements with a Third Party to acquire, in-license or otherwise obtain or use technology, intellectual property rights, information, materials, data or know-how, patentable or otherwise, owned or Controlled by such Third Party (“Third Party Technology”) in order for either Party to Develop, Manufacture or Commercialize Licensed Product under this Agreement (such Third Party agreements being hereinafter referred to, collectively, as the “Third Party Technology Agreements”). Such Third Party Technology Agreements shall not conflict with the terms and conditions of this Agreement. In the event that either Party believes that entering into a Third Party Technology Agreement is necessary or desirable in connection with the Development, Manufacture or Commercialization of Licensed Product pursuant to this Agreement, such Party shall notify the JDC and the other Party promptly and include in such notification a summary of the Third Party Technology that would be covered by such Third Party Technology Agreement, the anticipated commercial terms of such Third Party Technology Agreement and any other relevant information. The JDC shall discuss (i) whether the Third Party Technology that would be the subject of such Third Party Technology Agreement is necessary or desirable in connection with the Development, Manufacture or Commercialization of Licensed Product pursuant to this Agreement, (ii) the anticipated commercial terms of such Third Party Technology Agreement, (iii) the advantages and disadvantages associated with entering into such Third Party Technology Agreement at that time or at a later point in time and (iv) any other factors the JDC deems relevant. If the JDC determines that such Third Party Technology Agreement should be pursued, AVEO shall be responsible for negotiating, in consultation with the JDC and Biogen Idec, any such Third Party Technology Agreements and, upon final approval of the JDC as provided below, for entering into such Third Party Technology Agreements. AVEO shall use Commercially Reasonable Efforts to negotiate as promptly as possible such Third Party Technology Agreements that the JDC has determined to pursue and throughout such negotiation AVEO shall consider in good faith and use Commercially Reasonable Efforts to get the applicable Third Party to agree to all reasonable comments made by the JDC and Biogen Idec with respect to such Third Party Technology Agreements and the terms thereof. Prior to execution of any such Third Party Technology Agreement, AVEO shall present the agreement in substantially final form to the JDC for review and final approval. Unless Biogen Idec otherwise agrees, the JDC shall not provide final approval to any such Third Party Technology Agreement unless (A) the Third Party Technology that is subject to such Third Party Technology Agreement may be used by, sublicensed to, or the benefits made available to, Biogen Idec and its Affiliates and Sublicensees in connection with the Development, Manufacture and Commercialization of Licensed Product pursuant to, and in accordance with, the terms of this Agreement, and (B) in the event that such Third Party Technology may not be used by and sublicensed to Biogen Idec and its Affiliates and Sublicensees in connection with the Development, Manufacture and Commercialization of Licensed Product under this Agreement, then such Third Party Technology is available for licensing, as a matter of course, separately from the licensor of such Third Party Technology with respect of both the AVEO Territory and the Licensed Territory on terms that, at the time of final JDC approval, would be substantially the same as the terms obtained by AVEO with respect to the AVEO Territory. Upon final review and approval by the JDC of any Third Party Technology Agreement in accordance with this Section 3.6, AVEO shall execute and deliver such Third Party Technology Agreement and such Third Party Technology Agreement shall be an AVEO In-License for purposes of this Agreement. AVEO shall provide Biogen Idec with an unredacted copy of such fully executed Third Party Technology Agreement. Notwithstanding anything in this Agreement to the contrary, in the event the JDC unanimously agrees that Biogen Idec shall enter into a Third Party Technology Agreement in accordance with the process outlined in this Section 3.6, then Biogen Idec shall execute and deliver such Third Party Technology Agreement and provide an unredacted copy of such fully executed Third Party Technology Agreement to AVEO which such Third Party Technology Agreement shall be a Biogen Idec In-License. The Know-how and Patent Rights underlying a Biogen Idec In-License shall be deemed to be Biogen Idec Collaboration Technology. As promptly as practicable after the execution of such Third Party Technology Agreement (unless already done prior to the execution of such Third Party Technology Agreement), the Development Plan shall be amended to include actions required related to any such Third Party Technology Agreement and the Third Party Technology that is subject thereto. Except as set forth in Section 3.6(b) below, unless and until the JDC provides final approval of a Third Party Technology Agreement as contemplated above in this Section 3.6(a), neither Party shall enter into such Third Party Technology Agreement. For the sake of clarity, the terms of this Section 3.6 shall not apply to AVEO In-licenses entered into prior to the Option Exercise Date.

(b) Failure to Agree. In the event that the JDC determines that a Third Party Technology Agreement should not be pursued or the representatives of either Party on the JDC will not agree, or do not agree in a timely manner, to the terms that the other Party or the representatives of the other Party on the JDC proposes or propose to accept, and no further discussions are authorized by the JDC or are ongoing by the JDC, either Party alone shall have the right to enter into an agreement with such Third Party on such terms as such Party and the Third Party shall agree in connection with rights to Develop, Manufacture and/or Commercialize a Licensed Product in each Party’s respective territory. In addition, in the event that AVEO is required to negotiate and enter into any Third Party Technology Agreement pursuant to this Section 3.6 but AVEO does not do so, or is unable to do so, in a timely manner, then Biogen Idec shall have the right (but not the obligation) to negotiate and enter into such Third Party Technology Agreement. In the event AVEO enters into a Third Party Technology Agreement under this Section 3.6(b), (i) such agreement shall not be considered an AVEO In-License, (ii) the underlying Patent Rights shall not be considered AVEO Patent Rights or AVEO Collaboration Patent Rights, and (iii) the underlying Know-how shall not be considered AVEO Know-how or AVEO Collaboration Know-how. In the event Biogen Idec or any of its Affiliates enters into a Third Party Technology Agreement under this Section 3.6(b), (i) such agreement shall not be considered a Biogen Idec In-License, (ii) the underlying Patent Rights shall not be considered Biogen Idec Collaboration Patent Rights, and (iii) the underlying Know-how shall not be considered Biogen Idec Collaboration Know-how. Notwithstanding anything express or implied in the foregoing provisions of this Section 3.6(b) to the contrary, (A) AVEO agrees that it and its Affiliates will not assert any rights acquired under any Third Party Technology Agreement entered into by AVEO under the terms of this Section 3.6(b) against Biogen Idec or any of its Affiliates or Sublicensees with respect to the Development, Manufacture or Commercialization of Licensed Product by Biogen Idec or any of its Affiliates or Sublicensees pursuant to, and in accordance with, the terms of this Agreement, and (B) Biogen Idec agrees that it and its Affiliates will not assert any rights acquired under any Third Party Technology Agreement entered into by Biogen Idec under the terms of this Section 3.6(b) against AVEO or any of its Affiliates or Sublicensees with respect to the Development, Manufacture or Commercialization of Licensed Product by AVEO or any of its Affiliates or Sublicensees pursuant to, and in accordance with, the terms of this Agreement; provided, however, that nothing in this sentence shall prevent or restrict, or be deemed a representation with respect to, the ability of a Third Party licensor to fully assert its rights against a Party, and notwithstanding anything express or implied in the foregoing provisions of this sentence to the contrary, the provisions of clause (A) of this sentence shall not apply with respect to any Licensed Product if Biogen Idec is not required to pay royalties to AVEO pursuant to Section 8.5 hereof on Net Sales by Biogen Idec and its Affiliates and Sublicensees of such Licensed Product in the Licensed Territory, and the provisions of clause (B) of this sentence shall not apply with respect to any Licensed Product if the license rights granted by AVEO to Biogen Idec and its Affiliates pursuant to, and in accordance with, Section 3.1 hereof are not applicable to such Licensed Product for any reason or if AVEO is not required to pay royalties to Biogen Idec pursuant to Section 8.6 hereof on Net Sales by AVEO and its Affiliates and Sublicensees of such Licensed Product in the AVEO Territory. Each Party that enters into a Third Party Technology Agreement that is not considered an AVEO In-License or a Biogen Idec In-License, as the case may be, by virtue of the foregoing provisions of this Section 3.6(b) shall, at the request of the other Party made at any time during the License Term, agree to include any rights under such Third Party Technology Agreement that such Party Controls in the licenses granted to the other Party under Article III, as AVEO Technology or Biogen Idec Collaboration Technology, as the case may be, provided that the other Party makes payment to such Party of all amounts that the other Party would have been required to pay under this Agreement in connection with such Third Party Technology Agreement if such Third Party Technology Agreement had been considered an AVEO In-License or a Biogen Idec In-License, as the case may be, under this Agreement from and after the date that such Party entered into such Third Party Technology Agreement, in which case such Third Party Technology Agreement shall be considered an AVEO In-License or a Biogen Idec In-License, as the case may be.

3.7. Right of First Negotiation. In the event that AVEO proposes to license or sublicense or otherwise grant to a Third Party all or any portion of the rights of AVEO to Commercialize Licensed Product in a particular country of the AVEO Territory, other than solely for purposes of a relationship of the type described in Section 3.3(e), regardless of whether AVEO or a Third Party makes the initial proposal, then AVEO will promptly notify Biogen Idec in writing thereof. As soon as practicable, Biogen Idec will respond to AVEO in writing regarding its interest in entering into negotiations to obtain such rights and the Parties will promptly commence exclusive, good faith negotiations through and until the [**] following the date that AVEO gives such written notice to Biogen Idec. Upon commencement of such negotiations, AVEO shall advise Biogen Idec of the factors that AVEO considers to be commercially material to its decision to grant Commercialization rights with respect to Licensed Product in such country of the AVEO Territory. If AVEO and Biogen Idec are unable to agree on material terms within [**] after receipt by Biogen Idec of AVEO’s notice of its intent to transfer Commercialization rights, AVEO shall thereafter be free to negotiate and /or enter into an agreement with any Third Party on such terms as AVEO may decide in its sole discretion

3.8. No Inconsistent Third Party Agreements; Amendments. During the Agreement Term, neither Party nor any of its Affiliates shall enter into any in-license of Third Party intellectual property pursuant to which such Party or any of its Affiliates grants to such Third Party rights under or to AVEO Technology or Biogen Idec Collaboration Technology, as the case may be, that would contravene or be inconsistent or in conflict with the rights of the other Party under this Agreement. During the Agreement Term, neither Party nor any of its Affiliates shall amend, modify or terminate any in-license of Third Party intellectual property (including, without limitation, any such in-license that is in effect as of the Effective Date) without the prior written consent of the other Party (which may be granted or withheld by such other Party in its absolute discretion) if such amendment, modification or termination would materially adversely affect any of the rights that such other Party or any of its Affiliates would have under this Agreement if such amendment, modification or termination were not effected.

3.9. M&A Events. In the event of an M&A Event, as defined below, to which AVEO is a party, (i) the Patent Rights owned or otherwise Controlled by the Third Party acquiror or any of its Affiliates immediately prior to the effectiveness of the M&A Event will be specifically excluded from the definition of AVEO Patent Rights and AVEO Collaboration Patent Rights, (ii) the Know-how owned or otherwise Controlled by the Third Party acquiror or any of its Affiliates prior to the effective date of the M&A Event will be specifically excluded from the definition of AVEO Know-how, (iii) in no event shall any agreement that such Third Party acquiror or any of its Affiliates is a party prior to the effective date of the M&A Event be considered an AVEO In-License, (iv) any product owned or otherwise Controlled by the Third Party acquiror or any of its Affiliates immediately prior to the effectiveness of the M&A Event shall be specifically excluded from the definition of Licensed Product, and (v) the restrictive covenants set forth in Section 3.4 shall not apply to any ERBB3 Antibody that is not a Licensed Product by reason of the foregoing clause (iv) (it being understood and agreed that the provisions of this clause (v) shall not limit Biogen Idec’s rights under Section 13.1 or Section 14.5(e)). In the event of any M&A Event to which Biogen Idec is a party, the Patent Rights owned or Controlled by the Third Party acquiror or any of its Affiliates immediately prior to the effectiveness of the M&A Event and the Patent Rights covering Know-how developed or acquired after the effective date of the M&A Event (other than Biogen Idec Collaboration Patent Rights) and any ERBB3 Antibody that is not a Licensed Product by reason of the foregoing clause (iv) shall not be subject to the covenant not to sue granted to AVEO under Section 3.2(b) or Section 3.6(b). For purposes of this Agreement, an M&A Event with respect to a Party shall mean any of the following: (a) the sale or disposition of all or substantially all of the assets of such Party or its direct or indirect parent corporation to a Third Party, (b) the acquisition by a Third Party which constitutes one person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any such person’s “affiliates” or “associates”, as such terms are defined in the Exchange Act, other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates, of more than 50% of the outstanding shares of voting capital stock of such Party or its direct or indirect parent corporation, or (c) the merger or consolidation of such Party or its direct or indirect parent corporation with or into another corporation, other than, in the case of this clause (c), an acquisition or a merger or consolidation of a Party or its direct or indirect parent corporation in which holders of shares of the voting capital stock of the Party or its direct or indirect parent corporation, as the case may be, immediately prior to the acquisition, merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the merger or consolidation.

ARTICLE IV.

GOVERNANCE DURING LICENSE TERM

4.1. Joint Development Committee Formation. As soon as reasonably practicable after the Option Exercise Date, and in any event not later than thirty (30) days after the Option Exercise Date, the Parties shall establish a joint development committee (the “JDC”). The JDC shall consist of three (3) representatives designated by each Party, or such other number as the Parties may from time to time mutually agree. Each Party shall appoint its initial representatives on the JDC at the time of formation, but may, from time to time, substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each Party shall have at least one JDC representative who is a senior employee (vice president level or above) and shall designate him/her upon designation to the JDC as its senior representative (such representative, such Party’s “Senior Representative”). All JDC representatives shall have appropriate expertise and ongoing familiarity with Development of biopharmaceutical products. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JDC meetings, provided that such representatives and consultants are subject to written obligations that are no less stringent than the confidentiality obligations and restrictions on use set forth in Article X. Each Party shall bear its own expenses relating to attendance at JDC meetings by its representatives.

4.2. Chairperson. The chairperson of the JDC (the “JDC Chairperson”) shall be a representative of AVEO. The JDC Chairperson’s responsibilities shall include (i) scheduling meetings as described in Section 4.3, or more frequently if the JDC determines it necessary; (ii) setting agendas for meetings with solicited input from other members; and (iii) confirming and delivering minutes to the JDC for review and final approval.

4.3. Meetings. The first JDC meeting shall be held within sixty (60) days after the Option Exercise Date, and the JDC shall meet in accordance with a schedule established by mutual agreement of the Parties, but, unless the Parties otherwise agree, the JDC shall meet no less frequently than once each Calendar Quarter, with the location for such meetings alternating between AVEO and Biogen Idec facilities in Massachusetts (or such other locations as determined by the JDC). Alternatively, the JDC may meet by means of teleconference, videoconference or other similar communications equipment, but at least one (1) meeting per Calendar Year shall be conducted in person.

4.4. JDC Responsibilities. The JDC shall have the following responsibilities with respect to the Development of Licensed Product during the License Term:

(i) reviewing and approving (A) the Development Plan, (B) each annual update to the Development Plan, (C) any other modifications to the Development Plan, in each case within thirty (30) days after each submission thereof to the JDC (or sooner as circumstances warrant), and (D) guidelines for conduct of Territory-Specific Clinical Trials and Post-Approval Clinical Studies;

(ii) monitoring and overseeing Development of Licensed Product in the Field in the Territory, and monitoring the Parties’ respective commitments relating to shared Development Costs;

(iii) reviewing updates from AVEO regarding the Development of the Licensed Product in the Territory, and updates from Biogen Idec regarding the conduct of Territory-Specific Clinical Trials and Post Approval Clinical Studies, including, in each case a review of (a) the status of such Development efforts; (b) the results of pre-clinical and clinical studies of Licensed Product in the Field completed since the last update; (c) the design of proposed pre-clinical and clinical studies, and (d) the content of proposed regulatory filings related to Licensed Product in the Field in the Territory;

(iv) regularly assessing the progress of conduct of the Development Plan against the timelines and budgets contained therein, and reviewing relevant data, and considering issues of priority; and

(v) coordinate on issues related to Manufacture of Licensed Product for the Field in the Territory, subject to Article VII.

For purposes of clarity, it is expected that with respect to the sharing of information regarding the Licensed Product, each Party will, through the JDC and through regular communication between each Party’s designated Collaboration Manager, keep the other Party informed at a detailed level about all activities related to the Development and Manufacture of the Licensed Product in the Field under this Agreement, and will provide all information requested by the other Party related to the Development and Manufacture of the Licensed Product in the Field.

The JDC shall not have the authority to modify the terms of this Agreement.

4.5. Appointment of Subcommittees, Project Teams and Collaboration Managers. The JDC shall be empowered to create such subcommittees of itself and project teams as it may deem appropriate or necessary. Each such subcommittee and project team shall report to the JDC, which shall have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement. Each Party shall also designate a collaboration manager (each a “Collaboration Manager”), who shall be responsible for day-to-day coordination between the Parties and will serve to facilitate communication between the Parties with respect to Development, Manufacture and Commercialization of Licensed Product under this Agreement. Each Party may change its designated Collaboration Manager from time to time upon written notice to the other Party.

4.6. Meeting Materials and Minutes.

(a) Meeting Materials. Each Party will provide the members of the JDC with copies, which may be in electronic format, of all materials it intends to present at a JDC meeting. The JDC may also request at any time specific data or information related to Development activities or any other data to which the JDC is entitled under this Agreement or that a written report be prepared in advance of any meeting summarizing certain material data and information arising out of the conduct of the Development of Licensed Product or any other data to which the JDC is entitled under this Agreement and the Party or appropriate committee to whom such request is made shall promptly provide to the other Party or the JDC such report, data or information.

(b) Minutes. A secretary shall be appointed for each meeting and shall prepare minutes of the meeting, which such minutes shall be subject to approval by the JDC.

4.7. Decisions.

(a) Day-to-Day Management. The Parties agree that (i) decisions with respect to the day-to-day management of Development of Licensed Product in the Field in the Territory (other than the conduct of Territory-Specific Clinical Trials and Post-Approval Clinical Studies in the Licensed Territory) shall not be within the purview of the JDC, but instead shall be the sole responsibility of AVEO, and (ii) decisions with respect to the day-to-day management of Territory-Specific Clinical Trials and Post-Approval Clinical Studies in the Licensed Territory shall not be within the purview of the JDC, but instead shall be the sole responsibility of Biogen Idec, in each case provided such decisions are consistent with the Development Plan, and, subject, in each case to the restrictions contained in Section 4.8(a) and 4.8(b).

(b) JDC Decisions. During the License Term, decisions within the purview of the JDC shall be made by the JDC by consensus, with the representatives of each Party collectively having one vote on behalf of such Party. For each meeting of the JDC, at least two (2) representatives of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.

4.8. Deadlocks. The JDC shall attempt to resolve any and all disputes relating to Development of Licensed Product during the License Term by consensus. If the JDC is unable to reach a consensus with respect to a dispute within its purview related to Development of Licensed Product then the dispute shall be submitted to the Senior Representatives for review. If the Senior Representatives cannot reach an agreement regarding such dispute within thirty (30) days after submission to them for resolution, then, if the dispute is one over which the JDC has authority pursuant to this Agreement: (i) Biogen Idec shall have final-decision-making authority with respect to decisions related to Territory-Specific Clinical Trials and Post-Approval Clinical Trials required or reasonably useful in connection with Regulatory Approval or Commercialization of Licensed Product in the Licensed Territory, and (ii) AVEO shall have the final decision-making authority with respect to all other decisions related to Development, subject in each case to paragraphs (a) and (b) of this Section 4.8. Notwithstanding anything in this Agreement to the contrary, any decision within the purview of the JDC for which one of the Parties has exercised its final decision-making authority, as set forth in this Agreement, shall be considered a decision or approval of the JDC.

(a) Limitations on Decision-Making Authority. Neither Party may exercise its final decision-making authority during the License Term: (i) to require the other Party to perform any Development activities for which it is not responsible under this Agreement or, subject to Section 5.2, to amend the Development Plan in such a way that it no longer meets the Development Plan Guidelines set forth in Exhibit B (the “Development Plan Guidelines”); (ii) to resolve any dispute as to what level of effort constitutes Commercially Reasonable Efforts; (iii) to decide to conduct, sponsor, fund or otherwise support a clinical study, including a Territory-Specific Clinical Trial or a Post-Approval Clinical Study that would materially and adversely affect the Development or Commercialization of the Licensed Product in the other Party’s Territory; (iv) to decide to pursue or not to pursue the negotiation and execution of a Third Party Technology Agreement subject to, and in accordance with, Section 3.6 hereof; (v) to require a Party to take any action that would, or fail to take any action where the failure to take such action would, violate any applicable Law, rule or regulation or infringe the intellectual property rights of Third Parties; (vi) to expand or narrow the responsibilities of the JDC; (vii) to increase or change the budget for Development Costs; (viii) to establish guidelines for the conduct by Biogen Idec of any of the Development activities contemplated under Section 5.1(b) hereof or (ix) to amend this Agreement. For the avoidance of doubt, subject to Section 5.2, any decision by the JDC with respect to any of the items referred to in the foregoing clauses (i)-(viii) of this Section 4.8(a) must be unanimous and, in the event of any disagreement or deadlock at the JDC with respect to any of such items, neither Party may exercise its final decision-making authority with respect to such matter during the License Term.

(b) Other Disputes. With respect to all disputes between the Parties during the License Term related to Development or Manufacture of Licensed Product under this Agreement that are not subject to either Party’s final decision-making authority as set forth in Section 4.7 or this Section 4.8, the dispute resolution provisions of Article XV shall apply.

ARTICLE V.

DEVELOPMENT DURING LICENSE TERM

5.1. Development.

(a) General. Except as set forth in paragraph (b), AVEO shall be solely responsible for Development of Licensed Product in the Field for both the Licensed Territory and the AVEO Territory during the License Term, and shall use Commercially Reasonable Efforts during the License Term to Develop Licensed Product in the Field for both the Licensed Territory and the AVEO Territory. Each Party shall use Commercially Reasonable Efforts to conduct the Development activities contemplated under the Development Plan approved by the JDC, as amended from time-to-time in accordance with Section 5.2, in accordance with the terms of such Development Plan.

(b) Territory Specific. Biogen Idec shall be solely responsible for conducting Territory-Specific Clinical Trials and Post-Approval Clinical Studies of Licensed Product in the Field where the data or other Know-how generated will have applicability only to the Licensed Territory and, except with respect to safety data, will only be used in filings for Regulatory Approval in the Licensed Territory, and shall use Commercially Reasonable Efforts to conduct such Development activities during the License Term in accordance with guidelines for such activities established by the JDC.

5.2. Development Plan.

(a) The “Initial Development Plan” shall hereafter mean the Delivered Initial Development Plan which shall be the Development Plan unless and until amended or updated by the JDC.

(b) The JDC shall review the Development Plan not less frequently than annually and shall develop detailed and specific Development Plan updates, which shall update or include an overall Development multi-year budget for specified activities and an annual Development budget for Development of Licensed Product for the upcoming Calendar Year. The JDC’s review shall continue until the completion of Licensed Product Development activities in both the Licensed Territory and the AVEO Territory. Either Party may also develop and submit to the JDC from time to time other proposed substantive amendments to the Development Plan, including, without limitation, any proposed substantive amendments to the Development Plan for purpose of Developing new Licensed Products in any indication or indications or new indications for Licensed Products already in Development or Commercialization. The JDC shall review such proposed amendments and may approve such proposed amendments or any other proposed amendments that the JDC may consider from time to time in its discretion and, upon such approval by the JDC, the Development Plan shall be amended accordingly; provided, that in all cases any such amendments are in accordance with the Development Plan Guidelines. For the sake of clarity, (x) if the JDC cannot agree on an amendment to a Development Plan, the dispute resolution mechanism set forth in Section 4.8 shall apply, and (y) if the JDC cannot agree on an upcoming Calendar Year’s budget for Development Costs under any Development Plan, the budget for the upcoming Calendar Year shall be identical in amount to the amount budgeted for the relevant activities included in the last-approved multi-year budget showing the relevant activities.

5.3. Records and Information. Each Party will maintain scientific records related to its Development efforts with respect to Licensed Product in the Field, in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes, and which will fully and properly reflect all work done and results achieved in the performance of the Development activities with respect to the Licensed Product in the Field under this Agreement. During the License Term, each Party will have the right, during normal business hours and upon reasonable notice, at its own expense, to inspect and copy (or request the other Party to copy) all records of the other Party maintained in connection with the work done and results achieved in the performance of Development activities performed under this Agreement, but solely to the extent to which such records relate to Development of Licensed Product in the Field. All such records, and the information disclosed therein, as well as all disclosures made pursuant to Section 5.4, will be maintained in confidence by the Party receiving the information in accordance with Article X and will only be used for purposes permitted under Article X.

5.4. Development Costs.

(a) Cost Sharing. The Parties shall share Development Costs during the License Term as follows: (i) all Development Costs incurred by or on behalf of AVEO, Biogen Idec and their respective Affiliates with respect to Development of Licensed Product in the Field, other than those Development Costs specified in clauses (ii) and (iii) and other than Pre-Option Exercise Phase 3 Manufacturing Costs (which are covered by Section 5.4(b) below), will be shared equally by the Parties; (ii) all Development Costs incurred by or on behalf of AVEO or its Affiliates with respect to Territory-Specific Clinical Trials or Post-Approval Clinical Studies in the AVEO Territory where the data or other Know-how generated (other than safety data) will not be used in filings to support Regulatory Approval in the Licensed Territory, shall be borne one hundred percent (100%) by AVEO; and (iii) all Development Costs incurred by Biogen Idec or its Affiliates with respect to Territory-Specific Clinical Trials or Post-Approval Clinical Studies in the Licensed Territory where the data or other Know-how generated (other than safety data) will not be used in filings to support Regulatory Approval in the AVEO Territory, shall be borne one hundred percent (100%) by Biogen Idec. The Parties shall discuss and attempt to mutually determine in good faith how specific Development Costs are allocated in accordance with the foregoing sentence.

(b) Pre-Option Exercise Phase 3 Manufacturing Costs. [**] of Pre-Option Exercise Phase 3 Manufacturing Costs shall be reimbursed by Biogen Idec to AVEO as an additional payment upon delivery of the Option Exercise Fee.

5.5. Development Cost Reimbursement.

(a) Cost Reimbursement. No later than [**] prior to the end of each Calendar Quarter during the License Term, AVEO shall provide Biogen Idec with a non-binding, good-faith estimate of the Development Costs expected to be incurred by AVEO and its Affiliates during such Calendar Quarter. Within [**] after the end of each Calendar Quarter during the License Term, AVEO shall provide Biogen Idec with a reasonably detailed statement of the Development Costs actually incurred by AVEO and its Affiliates in the Calendar Quarter just ended (a “Quarterly Cost Notice”). Within [**] of Biogen Idec’s receipt of a Quarterly Cost Notice, Biogen Idec shall pay to AVEO an amount equal to [**] of the total Development Costs shown for such Calendar Quarter on the Quarterly Cost Notice, except that if any such Development Costs are to be borne one hundred percent (100%) by Biogen Idec under Section 5.4 then such costs shall be identified separately in the Quarterly Cost Notice, and Biogen Idec shall pay AVEO one hundred percent (100%) of such Development Costs (the “Cost Payment”). Such statement shall include, but not be limited to, the number of individuals doing the work, the amount of time spent on the work, the nature of the work and supporting documentation for disbursements, including, to the extent requested by Biogen Idec, copies of invoices received from Third Parties. Notwithstanding anything in this Agreement to the contrary, except as set forth in paragraph (b), the total actual Development Costs incurred by AVEO or any of its Affiliates for a Calendar Year shall not exceed [**] of the budgeted Development Costs for such Calendar Year, as shown on the then current version of the Development Plan, or if no budget has been approved for such Calendar Year, on the last approved multi-year budget showing the relevant activities, except to the extent the JDC unanimously approves the increase over [**] of the budgeted Development Costs. Decisions of the JDC with respect to Development Cost overruns shall be made in accordance with Section 4.7 and 4.8. Biogen Idec shall pay invoices received from AVEO under this paragraph within [**] of receipt.

(b) Product Liability Costs. Notwithstanding anything in this Agreement to the contrary, Biogen Idec will reimburse AVEO for its share of the Development Costs specified in clause (iv) of Section 1.34 whether or not such costs are consistent with the Development Plan or budget, provided that if any settlement amounts are to be included in Development Costs, both Parties must approve such settlement in advance.

5.6. Other Expenses. Except as expressly set forth in this Agreement, each of Biogen Idec and AVEO shall be solely responsible for its own out-of-pocket costs and disbursements incurred, and for providing the necessary facilities, supplies, personnel and other resources necessary, in the performance of its obligations under this Agreement.

5.7. Regulatory. Except as may be otherwise specified by the JDC and except with respect to Territory-Specific Clinical Trials or Post-Approval Clinical Studies conducted by or on behalf of Biogen Idec or any of its Affiliates or Sublicensees, AVEO (or its Affiliates or Sublicensees) shall be responsible for, and shall be the holder of, all INDs (including IND submissions) for Licensed Product in the Field in both the AVEO Territory and the Licensed Territory and for all Regulatory Approvals (including BLA submissions) for Licensed Product in the Field in the AVEO Territory. Except as may be otherwise specified by the JDC, after the Option Exercise Date, Biogen Idec (or its Affiliates or Sublicensees) shall be responsible for, and shall be the holder of, all INDs (including IND submissions) with respect to Territory-Specific Clinical Trials or Post-Approval Clinical Studies conducted by or on behalf of Biogen Idec or any of its Affiliates or Sublicensees, and all Regulatory Approvals (including BLA submissions) for the Licensed Product in the Field in the Licensed Territory. Following the Option Exercise Date, Biogen Idec, after an agreed-upon time (such time to be determined by the JDC), Biogen Idec shall assume responsibility for the INDs for the Licensed Territory. The Party responsible for a submission shall (i) oversee, monitor and coordinate all regulatory actions, communications and filings with each Regulatory Authority related to such submission, (ii) be responsible for interfacing, corresponding and meeting with each Regulatory

Authority related to such submission, and (iii) be responsible for maintaining all regulatory filings; provided, that, the other Party shall have a right to have one or more of its employees attend, as an observer, any meetings with Regulatory Authorities for which the other Party is responsible under this Section 5.7, and to participate in major planning meetings occurring before or after any such meeting with Regulatory Authorities, and shall be provided in advance with the materials prepared for any such meeting. Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to review and comment on any regulatory submission related to Licensed Product in the Field made by the other Party under this paragraph, through the JDC, and such other Party shall consider in good faith the comments made by the commenting Party. In addition, each Party shall provide the other Party, in a timely manner, with written notice and copies of: (a) all IND submissions with respect to Licensed Product; (b) all filings and submissions for Regulatory Approval regarding the Licensed Product; and (c) all Regulatory Approvals obtained or denied, with respect to Licensed Product, in each case within the Field. Except as set forth in Section 5.11 and 5.12, and subject to Section 5.13, each Party shall have access to all data contained or referenced in any regulatory submissions or applications for Regulatory Approvals with respect to Licensed Product made by the other Party, in each case as may be reasonably necessary to enable the Party accessing such data to exercise its rights, and fulfill its obligations, under this Agreement to Develop, Manufacture and Commercialize Licensed Product. Each Party shall provide appropriate notification of such data access right of the other Party to the appropriate Regulatory Authorities. In addition, except as set forth in Section 5.11 and 5.12, and subject to Section 5.13, each Party shall have the right to cross-reference and make any other use of the other Party’s INDs for Licensed Product that it would have if it were the owner, including without limitation access to all data contained or referenced in such INDs, in each case as may be reasonably necessary to enable such Party exercising such right of cross-reference to exercise its rights, and fulfill its obligations, under this Agreement to Develop, Manufacture and Commercialize Licensed Product. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.7 shall not apply to regulatory submissions or Regulatory Approvals for New Licensed Product or New Indication Existing Licensed Product that a Party Develops pursuant to, and in accordance with, Section 5.11 or Section 5.12, which such regulatory submissions and Regulatory Approvals shall be the sole responsibility of and solely owned by such Party.

5.8. Adverse Event and Complaint Reporting Procedures.

(a) Each Party will maintain a record of any and all complaints it or its Affiliates or Sublicensees receives with respect to Licensed Product in connection with Development or Commercialization of Licensed Product during the License Term. Each Party will notify the other Party in reasonable detail of any complaint received by it or its Affiliates or Sublicensees with respect to Licensed Product within sufficient time to allow the other Party and its Affiliates or Sublicensees to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which Licensed Product is tested in clinical studies, including Post-Approval Studies, or being marketed or sold.

(b) AVEO will maintain a global safety database for Licensed Product. The cost of implementing and maintaining the global safety database shall be included as Development Costs, and shared equally by the Parties. Biogen Idec will have access to all data in the global safety database, subject to reasonable procedures to be mutually agreed upon by the Parties and set forth in the Drug

Safety Information Exchange Agreement, as defined below. Biogen Idec will provide AVEO with all adverse event information and safety data relating to Licensed Product in its control through access to the global safety database. Biogen Idec will ensure that each of its Affiliates and Sublicensees will report to Biogen Idec or directly to AVEO the details around any adverse events and serious adverse events relating to Licensed Product in its control within the time periods for such reporting as specified in the Drug Safety Information Exchange Agreement. The holder of the relevant IND shall be responsible for submitting adverse event reports with respect to Licensed Product in the Field to applicable Regulatory Authorities; provided that, upon Regulatory Approval, Biogen Idec shall be responsible for submitting all required adverse event reports with respect to Licensed Product to the applicable Regulatory Authorities in the Licensed Territory. Biogen Idec’s costs associated with submitting adverse event reports in the Licensed Territory shall be borne by Biogen Idec. Upon Regulatory Approval, AVEO shall be responsible for submitting all other required adverse event reports with respect to the Licensed Product to the applicable Regulatory Authorities in the AVEO Territory. AVEO’s costs associated with submitting adverse event reports in the Licensed Territory as the IND holder during Development, to the extent applicable, shall be treated as a Development Costs to be borne by the Parties as specified in Section 5.4. AVEO’s costs associated with submitting adverse event reports with respect to the Licensed Product to the applicable Regulatory Authorities in the AVEO Territory shall be borne by AVEO.

(c) At such time as is deemed appropriate by the JDC, the Parties will develop and agree in writing on a Drug Safety Information Exchange Agreement that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to the Licensed Product, sufficient to enable each Party to comply with its legal and regulatory obligations and consistent with the terms of this Agreement.

5.9. Recalls, Market Withdrawals or Corrective Actions. If any Regulatory Authority issues or requests a recall or takes a similar action in connection with Licensed Product, or if either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of such recall or similar action, or the Party that desires such recall, withdrawal or similar action, shall within twenty-four (24) hours, advise the other Party thereof by telephone or facsimile. Biogen Idec, in consultation with AVEO (except in the case of a government mandated recall, when Biogen Idec may, if there is not sufficient time, act without such consultation, but shall notify AVEO as soon as possible), shall decide whether to conduct a recall or product withdrawal of Licensed Product in the Licensed Territory and the manner in which any such recall or withdrawal shall be conducted. AVEO, in consultation with Biogen Idec (except in the case of a government mandated recall, when AVEO may, if there is not sufficient time, act without such advance consultation, but shall notify Biogen Idec as soon as possible) shall decide whether to conduct a recall or product withdrawal of Licensed Product in the AVEO Territory and the manner in which any such recall or withdrawal shall be conducted. Each Party shall make available to the other Party, upon request, all pertinent records in its control that may reasonably be needed by the requesting Party in effecting a recall or withdrawal of Licensed Product.

5.10. Medical Inquiries. Upon Regulatory Approval, Biogen Idec, at its sole cost, shall handle all medical questions or inquiries from members of the medical profession in the Licensed Territory regarding Licensed Product in the Field. AVEO shall handle all medical questions or inquiries from members of the medical profession regarding the Licensed Product in the Field in the Licensed Territory prior to Regulatory Approval in the Licensed Territory. The costs of such activities shall be treated as Development Costs to be borne by the Parties as specified in Section 5.4. AVEO, at its sole cost, shall handle all medical questions or inquiries from members of the medical profession in the AVEO Territory regarding Licensed Product in the Field.

5.11. Opt-out Rights for New Products.

(a) Opt-out Process. In the event that either Party proposes an amendment, modification or update of the Development Plan for purposes of Developing a new Licensed Product for an existing or a new indication (a “New Licensed Product”), and the other Party’s representatives on the JDC do not approve or consent to such amendment, modification or update, then, notwithstanding anything express or implied elsewhere in this Agreement to the contrary, the Party that proposed the New Licensed Product (the “Funding Party”) may, by written notice to the other Party given within [**] of the JDC’s vote, elect to trigger the provisions of this Section 5.11 with respect to such New Licensed Product, in which case the provisions of this Section 5.11 shall become applicable to such New Licensed Product on the date such written notice is given (in each case, the “Section 5.11 Opt-out Effective Date”). From and after the Section 5.11 Opt-out Effective Date with respect to a New Licensed Product, and subject to the provisions of Section 5.11(b), (i) the Funding Party may proceed with Development and Manufacturing of such New Licensed Product in the AVEO Territory and/or the Licensed Territory at its sole cost, and such Development and Manufacturing activities with respect to such New Licensed Product shall be the responsibility and within the control of such Funding Party, (ii) the Funding Party may Develop or Manufacture such New Licensed Product through Affiliates and Sublicensees and may grant to Affiliates and Sublicensees the right to Develop or Manufacture such New Licensed Product, subject to all of the provisions of Article III, (iii) neither the non-Funding Party nor any of its Affiliates or Sublicensees shall have any rights in or to the clinical data generated after the Section 5.11 Opt-out Effective Date by the Funding Party or any of its Affiliates or Sublicensees with respect to such New Licensed Product, (iv) neither the Funding Party nor any of its Affiliates or Sublicensees may Commercialize such New Licensed Product in the non-Funding Party’s Territory and (v) neither the non-Funding Party nor any of its Affiliates or Sublicensees may Commercialize such New Licensed Product in the non-Funding Party’s Territory.

(b) Effect of Opt-out. For purposes of clarity the following provisions will apply with respect to any New Licensed Product from and after the Section 5.11 Opt-out Effective Date:

(i) Responsibility and control over the Development of such New Licensed Product shall be entirely in the control of the Funding Party and the JDC shall have no decision-making authority with respect to such Development, provided that the Funding Party shall keep the JDC reasonably informed of the plan for Development of the New Licensed Product, the progress of Development activities, and, subject to the other terms of this Section 5.11, the results of such Development efforts;

(ii) Neither Party shall have any obligation under Article V hereof with respect to such New Licensed Product;

(iii) Any and all clinical data related to such New Licensed Product that is generated by the Funding Party or any of its Affiliates or Sublicensees from and after the Section 5.11 Opt-out Effective Date shall be specifically excluded from the definition of AVEO Collaboration Know-how and AVEO Know-how, in the event AVEO is the Funding Party or from the definition of Biogen Idec Collaboration Know-how in the event Biogen Idec is the Funding Party;

(iv) Neither the non-Funding Party nor any of its Affiliates or Sublicensees shall have the right to access any data related to such New Licensed Product generated solely by or on behalf of the Funding Party or any of its Affiliates or Sublicensees from and after the Section 5.11 Opt-out Effective Date, including to the extent contained in any INDs, BLAs or other submissions related to such New Licensed Product, or to include any such data, in any regulatory filings or submissions in such Party’s Territory or to cross-reference or otherwise make use of or use such data, except for any adverse event data required by Law to be disclosed by the non-Funding Party or any of its Affiliates or Sublicensees;

(v) If the Funding Party is not at such time responsible for Manufacturing under Article VII, the Funding Party shall be entitled to Manufacture such New Licensed Product for its needs, and shall have the right to deal directly with any Third Party contract manufacturer of the other Party to arrange for such Third Party contract manufacturer to Manufacture and supply such New Licensed Product to such Party and its Affiliates and Sublicensees for the purposes contemplated in this Section 5.11;

(vi) The provisions of Section 8.4 shall not be applicable with respect to such New Licensed Product; and

(vii) The provisions of Article VIII (other than Section 8.4) and Article IX shall continue to be applicable with respect to such New Licensed Product.

5.12. Opt-out Rights for New Indications.

(a) Opt-out Process. In the event that either Party proposes an amendment, modification or update of the Development Plan for purposes of Developing an existing Licensed Product in a new indication (a “New Indication Existing Licensed Product”) and such new indication is commercially viable in the AVEO Territory and EU (a “Commercially Viable Indication”), and the other Party’s representatives on the JDC do not approve or consent to such amendment, modification or update, then, notwithstanding anything express or implied elsewhere in this Agreement to the contrary, the Party that proposed such new indication (the “New Indication Funding Party”) may, by written notice to the other Party, given within [**] of the JDC’s vote, elect to trigger the provisions of this Section 5.12 with respect to such New Indication Existing Licensed Product, in which case the provisions of this Section 5.12 shall become applicable to such New Indication Existing Licensed Product on the date such written notice is given (in each case, the “Section 5.12 Opt-out Effective Date”). From and after the Section 5.12 Opt-out Effective Date with respect to a New Indication Existing Licensed Product, and subject to the provisions of Section 5.12(b) and Section 5.13 below, (i) the New Indication Funding Party may proceed with Development and Manufacturing of such New Indication Existing Licensed Product in the AVEO Territory and/or the Licensed Territory at its sole cost, and such Development and Manufacturing activities with respect to such New Indication Existing Licensed Product shall be the responsibility and within the control of the New Indication Funding Party, (ii) the New Indication Funding Party may Develop or Manufacture such New Indication Existing Licensed Product through Affiliates and Sublicensees and may grant to Affiliates and Sublicensees the right to Develop or Manufacture such New Indication Existing Licensed Product, subject to all of the provisions of Article III, (iii) the non-New Indication Funding Party and its Affiliates and Sublicensees shall not have any rights in or to the clinical data generated after the Section 5.12 Opt-out Effective Date by the New Indication Funding Party or any of its Affiliates or Sublicensees with respect to such New Indication Existing Licensed Product, other than safety data; (iv) neither the New Indication Funding Party nor any of its Affiliates or Sublicensees may Commercialize such New Indication Existing Licensed Product in the other Party’s Territory; and (v) neither the non-New Indication Funding Party nor any of its Affiliates or Sublicensees may Commercialize such New Indication Existing Licensed Product in the non-New Indication Funding Party’s Territory.

(b) Effect of Opt-out. For purposes of clarity, and subject to Section 5.13 below, the following provisions will apply with respect to any New Indication Existing Licensed Product from and after the Section 5.12 Opt-out Effective Date:

(i) Responsibility and control over the Development of such New Indication Existing Licensed Product shall be entirely in the control of the New Indication Funding Party and the JDC shall have no decision-making authority with respect to such Development, provided that the New Indication Funding Party shall keep the JDC reasonably informed of the plan for Development of the New Indication Existing Licensed Product, the progress of Development activities, and, subject to the other terms of this Section 5.12, the results of such Development efforts;

(ii) Neither Party shall have any obligation under Article V hereof with respect to such New Indication Existing Licensed Product except under Sections 5.8 and 5.9;

(iii) Any and all clinical data related to such New Indication Existing Licensed Product that is generated by the New Indication Funding Party or any of its Affiliates or Sublicensees from and after the Section 5.12 Opt-out Effective Date shall be specifically excluded from the definition of AVEO Collaboration Know-how or AVEO Know-how, in the event AVEO is the New Indication Funding Party, and from the definition of Biogen Idec Collaboration Know-how in the event Biogen Idec is the New Indication Funding Party, subject, in each case, to Section 5.8;

(iv) Neither the non-New Indication Funding Party nor any of its Affiliates or Sublicensees shall have the right to access any data related to such New Indication Existing Licensed Product generated solely by or on behalf of the New Indication Funding Party or any of its Affiliates or Sublicensees from and after the Section 5.12 Opt-out Effective Date, including to the extent contained in any INDs, BLAs or other submissions related to such New Indication Existing Licensed Product, or to include any such data, in any regulatory filings or submissions in such Party’s Territory or to cross-reference or otherwise make use of or use such data;

(v) If the New Indication Funding Party is not, at such time, responsible for Manufacturing the applicable Licensed Product under Article VII, at the request of the New Indication Funding Party, the other Party shall Manufacture and supply, or cause to be Manufactured and supplied, the reasonable requirements of the New Indication Funding Party and its Affiliates and Sublicensees for such New Indication Existing Licensed Product pursuant to, and in accordance with, the provisions of Article VII;

(vi) The provisions of Section 8.4 shall not be applicable with respect to such New Indication Existing Licensed Product; and

(vii) The provisions of Article VIII (other than Section 8.4) and Article IX shall continue to be applicable with respect to such New Indication Existing Licensed Product.

5.13. Opt-in.

(a) Opt-in. Following a Section 5.12 Opt-out Effective Date with respect to a New Indication Existing Licensed Product, in the event that (i) the New Indication Funding Party receives Regulatory Approval to Commercialize such New Indication Existing Licensed Product in such Commercially Viable Indication in the New Indication Funding Party’s Territory (such new indication being hereinafter referred to as the “Opt-in Indication”), and (ii) the pivotal trial(s) with respect to such New Indication Existing Licensed Product for which Regulatory Approval was received were initially designed to support Regulatory Approval in both the AVEO Territory and the Licensed Territory (and the Regulatory Approval was received from the FDA (in the case that AVEO was the New Indication Funding Party) or either (A) EMEA or (B) the applicable Regulatory Authority in any one of Germany, France, Spain, Italy or the United Kingdom (in the case that Biogen Idec was the New Indication Funding Party)), then the New Indication Funding Party shall give written notice (in each case, the “Opt-in Notice”) to the other Party that the New Indication Funding Party has received a Regulatory Approval to Commercialize such New Indication Existing Licensed Product in such Opt-in Indication in the New Indication Funding Party’s Territory under this Agreement, in which case the provisions of this Section 5.13 shall become applicable to such New Indication Existing Licensed Product with respect to such Opt-in Indication (in each case, an “Opt-in New Indication Existing Licensed Product”) on the date such written notice is given (in each case, the “Opt-in Notice Date”). From and after the Opt-in Notice Date with respect to an Opt-in New Indication Existing Licensed Product, and subject to the provisions of Section 5.13(b), the non-New Indication Funding Party (the “Opt-in Party”) shall be required to make a cash payment to the New Indication Funding Party, within [**] of the Opt-in Notice Date, equal to one hundred percent (100%) of the aggregate Development

Costs incurred by the New Indication Funding Party from and after the Section 5.12 Opt-out Effective Date to the date of the Regulatory Approval that was the subject of the Opt-in Notice to the extent such Development Costs are specific to such Opt-in New Indication Existing Licensed Product and would have been shared equally under Section 5.4 if the Opt-in Party had not opted out under Section 5.12 (the “Opt-in Payment”). “Development Costs” for purposes of this paragraph shall mean the category of costs set forth in Section 1.34, but without the requirement that such costs be set forth in a Development Plan approved by the JDC, and provided such Development Costs shall be subject to the auditing provisions of Section 8.16(b) to the same extent as applicable to Development Costs incurred by AVEO under this Agreement. Commencing upon the date of full payment of the Opt-in Payment(the “Opt-in Effective Date”), the Opt-in Party and its Affiliates and Sublicensees shall have rights in or to the clinical data generated after the Section 5.12 Opt-out Effective Date by the New Indication Funding Party or any of its Affiliates or Sublicensees with respect to such Opt-in New Indication Existing Licensed Product for purposes of seeking and obtaining Regulatory Approval of such Opt-in New Indication Existing Licensed Product in the Opt-in Party’s Territory under this Agreement, and for all purposes of this Agreement shall be treated as though the Opt-in Party had not triggered its rights under Section 5.12(a) hereof in the first place with respect to such Opt-in New Indication Existing Licensed Product in such Opt-in Indication.

(b) Effect of Opt-in. For purposes of clarity the following provisions will apply with respect to any Opt-in New Indication Existing Licensed Product from and after the Opt-in Effective Date:

(i) Responsibility and control over the Development and Regulatory Approval of such Opt-in New Indication Existing Licensed Product in the Opt-in Party’s Territory under this Agreement shall be entirely in the control of the Opt-in Party and the JDC shall have no decision-making authority with respect to such Development and Regulatory Approval, provided that the Opt-in Party shall keep the JDC reasonably informed of the plan for Development and Regulatory Approval of the Opt-in New Indication Existing Licensed Product, the progress of Development activities, and, subject to the other terms of this Section 5.13, the results of such Development efforts;

(ii) Neither Party shall have any obligation under Article V hereof with respect to such Opt-in New Indication Existing Licensed Product other than under Section 5.8 and 5.9;

(iii) If Biogen Idec is the Opt-in Party, any and all clinical data related to such Opt-in New Indication Existing Licensed Product that was generated by AVEO or any of its Affiliates or Sublicensees from and after the Section 5.12 Opt-out Effective Date with respect to such Opt-in New Indication Existing Licensed Product shall be specifically included in the definition of AVEO Collaboration Know-how or AVEO Know-how;

(iv) If AVEO is the Opt-in Party, any and all clinical data related to such Opt-in New Indication Existing Licensed Product that was generated by Biogen Idec or any of its Affiliates or Sublicensees from and after the Section 5.12 Opt-out Effective Date with respect to such Opt-in New Indication Existing Licensed Product shall be specifically included in the definition of Biogen Idec Collaboration Know-how;

(v) The Opt-in Party and its Affiliates and Sublicensees shall have the right to access any data related to such Opt-in New Indication Existing Licensed Product generated by or on behalf of the other Party or any of its Affiliates or Sublicensees from and after the Section 5.12 Opt-out Effective Date with respect to such Opt-in New Indication Existing License Product, including to the extent contained in any INDs, BLAs or other submissions related to such Opt-in New Indication Existing Licensed Product, or to include any such data, in any regulatory filings or submissions in the Opt-in Party’s Territory or to cross-reference or otherwise make use of or use such data;

(vi) At the request of the Opt-in Party if the other Party is at such time responsible for Manufacturing under Article VII, such other Party shall Manufacture and supply, or cause to be Manufactured and supplied, the reasonable requirements of the Opt-in Party and its Affiliates and Sublicensees for such Opt-in New Indication Existing Licensed Product pursuant to, and in accordance with, the provisions of Article VII;

(vii) If Biogen Idec is the Opt-in Party, the provisions of Section 8.4 shall be applicable with respect to such Opt-in New Indication Existing Licensed Product; and

(viii) The provisions of Article VIII and Article IX shall continue to be applicable with respect to such Opt-in New Indication Existing Licensed Product.

ARTICLE VI.

COMMERCIALIZATION DURING LICENSE TERM

6.1. General. Biogen Idec shall be solely responsible for all Commercialization activities relating to the Licensed Product in the Field in the Licensed Territory during the License Term, and shall use Commercially Reasonable Efforts to Commercialize Licensed Products in those countries in the Licensed Territory in which Regulatory Approval has been obtained, including by providing appropriate incentives consistent with its normal business practices to Sales Representatives involved in the Commercialization of the Licensed Product in the Licensed Territory. AVEO shall be solely responsible for all Commercialization activities relating to the Licensed Product in the Field in the AVEO Territory and shall use Commercially Reasonable Efforts to Commercialize Licensed Products in those countries in the AVEO Territory in which Regulatory Approval has been obtained, including by providing appropriate incentives consistent with its normal business practices to Sales Representatives involved in the Commercialization of the Licensed Product in the AVEO Territory.

6.2. Joint Commercialization Team.

(a) Formation. Commencing with the initiation of the first Phase 3 Clinical Study of the Licensed Product in the Territory, the Parties shall establish a joint commercialization team (“JCT”) to serve as a forum to discuss Commercialization of the Licensed Product in the Field in the Parties’ respective Territory. The JCT shall consist of three (3) representatives designated by each Party, or such other number as the Parties may from time to time mutually agree. Each Party shall appoint its initial representatives on the JCT at the time of formation, but may, from time to time, substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each Party shall have at least one JCT representative who is a senior employee (vice president level or above), and all JCT representatives shall have appropriate expertise and ongoing familiarity with Commercialization of biopharmaceutical products. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JCT meetings, provided such representatives and consultants are subject to written obligations that are no less stringent than the confidentiality obligations and restrictions on use set forth in Article X. Each Party shall bear its own expenses relating to attendance at JCT meetings by its representatives.

(b) Chairperson. The chairperson of the JCT (the “JCT Chairperson”) shall alternate at one-year intervals between a representative of AVEO and a representative of Biogen Idec, with the initial JCT Chairperson being a representative of AVEO. The JCT Chairperson’s responsibilities shall include (i) scheduling meetings at such frequency as described in paragraph (c) or as the JCT otherwise determines is necessary; (ii) setting agendas for meetings with solicited input from other members; and (iii) confirming and delivering minutes to the JCT for review and final approval.

(c) Meetings. The JCT shall meet in accordance with a schedule established by mutual agreement of the Parties, but, unless the Parties otherwise agree, the JCT shall meet no less frequently than once each Calendar Year, with the location for such meetings alternating between AVEO and Biogen Idec facilities in Massachusetts (or such other locations as are determined by the JCT). Alternatively, the JCT may meet by means of teleconference, videoconference or other similar communications equipment.

(d) Responsibilities. The responsibilities of the JCT include:

(i) discussing global branding and positioning and publications strategy of Licensed Product in the Territory;

(ii) receiving updates from each Party regarding the Commercialization of the Licensed Product in the Territory;

(iii) coordinating with the JDC regarding Development matters as necessary or appropriate with respect to Commercialization of Licensed Product in the Territory; and

(iv) to the extent consistent with Article VII, coordinating Manufacturing activities related to the Commercialization of the Licensed Product in the Territory.

(e) Decision-Making. Notwithstanding anything in this Agreement to the contrary the JCT shall have no decision-making authority. Biogen Idec shall have sole decision-making authority with respect to Commercialization of Licensed Product in the Field in the Licensed Territory, and AVEO shall have sole decision-making authority with respect to Commercialization of Licensed Product in the Field in the AVEO Territory.

6.3. Commercialization Costs. The costs of Commercialization activities in the Licensed Territory shall be borne one hundred percent (100%) by Biogen Idec. The costs of Commercialization activities in the AVEO Territory shall be borne one hundred percent (100%) by AVEO.

6.4. Advertising and Promotional Materials. Biogen Idec will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to the Licensed Product (“Promotional Materials”) for use in the Licensed Territory, and AVEO will responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of all Promotional Materials in the AVEO Territory. All such Promotional Materials will be compliant with all applicable Laws. Subject to any limitations imposed by applicable Law, all such Promotional Materials and all documentary information and oral presentations (where practicable) regarding the marketing and promotion of the Licensed Product in the Field in the Licensed Territory shall acknowledge the Parties’ license arrangement with respect to the Licensed Product. Copies of all Promotional Materials used in the Licensed Territory will be archived by Biogen Idec in accordance with applicable Law. Copies of all Promotional Materials used in the AVEO Territory will be archived by AVEO in accordance with applicable Law. Upon AVEO’s reasonable request, copies of the core Promotional Materials used by Biogen Idec in the Licensed Territory shall be translated into English (where applicable) and provided to AVEO. Upon Biogen Idec’s reasonable request, copies of core Promotional Materials for Licensed Product used by AVEO or any of its Affiliates or Sublicensees in the Field in the AVEO Territory shall be provided in English to Biogen Idec.

6.5. Sales and Distribution. Biogen Idec shall be responsible for booking sales and shall warehouse and distribute the Licensed Product in the Licensed Territory. AVEO shall be responsible for booking sales and shall warehouse and distribute Licensed Product in the AVEO Territory. If Biogen Idec or any of its Affiliates or Sublicensees receive any orders for Licensed Product in the Field for the AVEO Territory, they shall refer such orders to AVEO. If AVEO or any of its Affiliates or Sublicensees receive any orders for Licensed Product in the Field in the Licensed Territory, they shall refer such orders to Biogen Idec.

6.6. Reporting. Commencing upon the first Regulatory Approval of Licensed Product in the Field in the applicable Territory, each Party shall prepare and deliver to the JCT, by no later than each March 31 (for the period ending December 31 of the prior Calendar Year), a written report summarizing such Party’s Commercialization activities for the Licensed Product in the Field performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable).

6.7. Other Responsibilities. Without intending to limit in any way Biogen Idec’s overall responsibility for Commercialization of Licensed Product in the Field in the Licensed Territory during the License Term and AVEO’s responsibility for Commercialization of Licensed Product in the AVEO Territory during the License Term, the Parties agree that Biogen Idec shall be solely responsible for the following functions in the Licensed Territory and AVEO shall be solely responsible for the following functions in the AVEO Territory during the License Term:

(i) handling all returns of the Licensed Product; and

(ii) handling all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables.

6.8. Export Monitoring. Biogen Idec and its Affiliates and Sublicensees will use Commercially Reasonable Efforts to monitor and prevent exports of the Licensed Product from the Licensed Territory to the AVEO Territory, using methods commonly used in the industry for such purpose, and shall promptly inform AVEO of any such exports of the Licensed Product from the Licensed Territory to the AVEO Territory, and the actions taken to prevent such exports. Biogen Idec agrees to take any actions reasonably requested in writing by AVEO that are consistent with applicable Law and regulation to prevent exports of the Licensed Product from the Licensed Territory to the AVEO Territory. Biogen Idec shall ensure that it has in effect provisions with those of its Affiliates or Sublicensees who are Commercializing Licensed Products in the Licensed Territory that require such Affiliates and Sublicensees to use efforts consistent with those required of Biogen Idec in this Section 6.8. AVEO and its Affiliates and Sublicensees will use Commercially Reasonable Efforts to monitor and prevent exports of the Licensed Product from the AVEO Territory to the Licensed Territory, using methods commonly used in the industry for such purpose, and shall promptly inform Biogen Idec of any such exports of the Licensed Product from the AVEO Territory to the Licensed Territory, and the actions taken to prevent such exports. AVEO agrees to take any actions reasonably requested in writing by Biogen Idec that are consistent with applicable Law and regulation to prevent exports of the Licensed Product from the AVEO Territory to the Licensed Territory. AVEO shall ensure that it has in effect provisions with those of its Affiliates or Sublicensees who are Commercializing Licensed Products in the AVEO Territory that require such Affiliates and Sublicensees to use efforts consistent with those required of AVEO in this Section 6.8.

ARTICLE VII.

MANUFACTURE

7.1. Development Supply. Subject to the provisions set forth below in this Section 7.1 and Sections 7.3, 7.5 and 7.6 hereof, AVEO, itself or through an Affiliate or Third Party contractor, shall have the sole right to, and shall be solely responsible for, the Manufacture of supplies of Licensed Product required for all Development of Licensed Product by AVEO, Biogen Idec and their respective Affiliates and Sublicensees in the AVEO Territory and the Licensed Territory pursuant to this Agreement. AVEO shall use Commercially Reasonable Efforts to meet its Manufacturing obligations under this Section 7.1. Subject to the provisions set forth below in Sections 7.3, 7.5 and 7.6 hereof, at the written request of Biogen Idec, which request may be made at any time and from time to time after the Option Exercise Date and shall in any event be made by Biogen Idec with sufficient advance notice to be commercially reasonable (or with such other period of advance notice as the Parties may otherwise agree), AVEO, itself or through an Affiliate or Third Party contractor, shall use Commercially Reasonable Efforts to Manufacture and supply Licensed Product to Biogen Idec and its Affiliates and Sublicensees in sufficient quantities to satisfy their respective reasonable requirements for use thereof in Development activities of Licensed Product pursuant to this Agreement.

7.2. Commercial Supply. Subject to the provisions set forth below in this Section 7.2 and Sections 7.4, 7.5, 7.6 and 7.7 hereof, AVEO, itself or through an Affiliate, shall have the sole right to, and shall be solely responsible for, the Manufacture of supplies of Licensed Product required for all Commercialization of Licensed Product by AVEO, Biogen Idec and their respective Affiliates and Sublicensees in the AVEO Territory and the Licensed Territory pursuant to this Agreement. AVEO shall use Commercially Reasonable Efforts to meet its Manufacturing obligations under this Section 7.2. In the event that AVEO elects not to exercise its right under this Section 7.2 to Manufacture itself or through an Affiliate and determines to Manufacture supplies of Licensed Product through a Third Party contractor, AVEO shall provide prompt written notice to Biogen Idec of its determination (which notice shall be given not later than [**] prior to the target date of commencement of the first Phase 3 Clinical Trial with respect to any Licensed Product (or with such other period of advance notice as the Parties may otherwise agree) (a “Contract Manufacturer Notice”). Subject to the provisions set forth below in 7.4, 7.5, 7.6 and 7.7 hereof, at the written request of Biogen Idec, which request may be made at any time and from time to time commencing upon the initiation of the first Phase 3 Clinical Trial with respect to any Licensed Product (or with such other period of advance notice as the Parties may otherwise agree), AVEO, itself or through an Affiliate or Third Party contractor, shall use Commercially Reasonable Efforts to Manufacture and supply Licensed Product to Biogen Idec and its Affiliates and Sublicensees in sufficient quantities to satisfy their respective reasonable requirements for use thereof in Commercialization of such Licensed Product in the Field in the Licensed Territory.

7.3. Manufacturing Costs for Development. The Cost of Goods Sold of Licensed Product Manufactured pursuant to Section 7.1 hereof shall be included as Development Costs and shall be borne by the Parties as set forth in Section 5.4 hereof. Except as set forth in the preceding sentence and except for Pre-Option Exercise Phase 3 Manufacturing Costs, Biogen Idec and its Affiliates and Sublicensees shall otherwise have no responsibility or obligation to pay or reimburse AVEO for quantities of Licensed Product Manufactured by or on behalf of AVEO pursuant to Section 7.1 hereof.

7.4. Transfer Price for Commercial Supply. The purchase price payable by Biogen Idec and its Affiliates and Sublicensees for quantities of Licensed Product Manufactured and supplied by or on behalf of AVEO pursuant to Section 7.2 hereof shall be equal to the Cost of Goods Sold applicable to such quantities of Licensed Product.

7.5. Biogen Idec Right to Become Sole Phase 3 and Commercial Supplier. Notwithstanding the provisions of Section 7.1 or 7.2 above and subject to the provisions of this Section 7.5 and Sections 5.11, 7.6 and 7.7, Biogen Idec shall have the option to become the sole manufacturer and supplier of all quantities of any Licensed Product required for all Phase 3 Clinical Trials with respect to any Licensed Product and Commercialization of such Licensed Product by AVEO, Biogen Idec and their respective Affiliates and Sublicensees in the AVEO Territory and the Licensed Territory pursuant to this Agreement. Biogen Idec may exercise such option with respect to any Licensed Product by (i) giving written notice of exercise to AVEO no later than [**] after receipt by Biogen Idec of the Contract Manufacturer Notice and (ii) executing a Supply Agreement with AVEO in accordance with Section 7.7, including the timelines set forth in such Section, in which case Biogen Idec shall become the sole manufacturer and supplier of such Licensed Product required for Phase 3 Clinical Trials and commercial quantities of such Licensed Product, provided, that, unless AVEO agrees otherwise, Biogen Idec may not exercise its option to become the sole manufacturer if, (i) at the time Biogen Idec gives such written notice of exercise, AVEO is utilizing or planning to utilize a Third Party contract manufacturer as the commercial manufacturer and supplier of such Licensed Product and (ii) the per unit price of such Licensed Product quoted by Biogen Idec is higher than [**] of the lowest quote submitted by any Third Party contract manufacturer that, at the time of submitting such quote, has capacity in an FDA-approved manufacturing facility adequate for the manufacture of such Licensed Product. In the event that, pursuant to the foregoing provisions of this Section 7.5, Biogen Idec becomes the sole commercial manufacturer and supplier of any Licensed Product, then the provisions of Sections 7.1, 7.2, 7.3 and 7.4 shall thereafter apply to Biogen Idec with respect to such Licensed Product to the same extent that they previously applied to AVEO and the rights of Biogen Idec in Sections 7.1, 7.2, 7.3 and 7.4 shall thereafter apply to AVEO with respect to such Licensed Product to the same extent they previously applied to Biogen Idec. Notwithstanding anything in this Agreement, unless the Supply Agreement otherwise specifies, in the event Biogen Idec becomes the Party responsible for Manufacturing any Licensed Product pursuant to the terms of this Section 7.5 during the Option Exercise Period, but elects not the exercise the Option, Biogen Idec shall have the right to terminate its supply obligation under this Section effective eighteen (18) months following written notice of such termination, given after such election, having been provided to AVEO, or such lesser amount of time as AVEO may specify in writing to Biogen Idec. In such event, Biogen Idec shall engage in a technology transfer process, at Biogen Idec’s cost, for the purpose of enabling AVEO or a Third Party contract manufacturer designated by AVEO to Manufacture Licensed Product by or on behalf of AVEO and its Affiliates and Sublicensees.

7.6. Back-Up Supply Rights. In the event that, at any time during the period in which either Party has an obligation to Manufacture and supply Licensed Product pursuant to Section 7.1 or Section 7.2 hereof, such Party (the “Non-performing Manufacturing Party”) is unable to Manufacture and supply sufficient quantities of such Licensed Product pursuant to Section 7.1 and/or Section 7.2, as the case may be, to meet the requirements therefor of the other Party and its Affiliates and Sublicensees as indicated in any good faith forecasts to be provided pursuant to the Supply Agreement or Section 7.1 and/or Section 7.2, as the case may be, then such other Party shall have the right (but not the obligation) to Manufacture or have Manufactured such Licensed Product and thereafter to satisfy all of the requirements of such other Party and its Affiliates and Sublicensees for quantities of such Licensed Product, except if and to the extent otherwise provided in the Supply Agreement. Such other Party may exercise its rights under this Section 7.6 with respect to any Licensed Product by giving thirty (30) days prior written notice to the Non-performing Manufacturing Party. Upon receipt by the Non-performing Manufacturing Party of written notice from the other Party to the effect that such other Party is exercising its rights under this Section 7.6, the Non-performing Manufacturing Party shall provide reasonable assistance, at its sole cost and expense, to enable such other Party to Manufacture or have Manufactured and supplied such Licensed Product. Such assistance shall include, without limitation, (i) engaging in any technology transfer process required in order to enable such other Party or any Third Party contract manufacturer engaged by such other Party to Manufacture such Licensed Product and/or

(ii) introducing such other Party to any Third Party contract manufacturers utilized by the Non-performing Manufacturing Party and working with such other Party and such Third Party contract manufacturers and taking such actions as may be reasonably required in order to enable such other Party to obtain supply of such Licensed Product from such Third Party contract manufacturers. The Parties hereby acknowledge and agree that the Supply Agreement may provide for back-up supply rights that are different than those set forth in this Section 7.6 and to the extent of any conflict between any provisions of the Supply Agreement with respect to back-up supply rights and the provisions of this Section 7.6, the provisions of the Supply Agreement with respect to back-up supply rights shall control.

7.7. Supply Agreement. Prior to the initiation of the first Phase 3 Clinical Trial with respect to any Licensed Product, the Parties shall negotiate in good faith and enter into a supply agreement pursuant to which AVEO, itself or through an Affiliate or Third Party contractor, will Manufacture and supply to Biogen Idec and its Affiliates and Sublicensees such Licensed Product as required under Section 7.1 or 7.2 hereof, unless the Parties, as contemplated under Section 7.5 hereof, shall have agreed that Biogen Idec will be the manufacturer of such Licensed Product, in which case (i) such supply agreement must be entered into at least [**] prior to commencement of the first Phase 3 Clinical Trial, and (ii) such supply agreement will provide that Biogen Idec, itself or through an Affiliate or Third Party contractor, will Manufacture and supply to AVEO and its Affiliates and Sublicensees such Licensed Product as required under Sections 7.1, 7.2 and 7.5 hereof. Such supply agreement shall include the applicable terms set forth in Sections 7.1, 7.2, 7.4 and 7.6 and shall contain such other provisions as the Parties mutually agree upon that are customary for supply agreements of this type. Pending the execution and delivery of such supply agreement, each of the Parties shall perform their respective obligations under this Article VII in accordance with its terms. Any supply agreement that is entered into by the Parties pursuant to this Section 7.7 is referred to in this Agreement as the “Supply Agreement.”

ARTICLE VIII.

FINANCIAL PROVISIONS

8.1. Initial Fee. Within five (5) Business Days after the Effective Date, Biogen Idec shall pay to AVEO a non-creditable, non-refundable up-front option fee of five million U.S. dollars ($5,000,000).

8.2. Equity Purchase. Concurrent with the execution of this Agreement, Biogen Idec shall purchase thirty million U.S. dollars ($30,000,000) of AVEO’s Series E Convertible Preferred Stock, $.001 par value per share, at a purchase price of $4.00 per share, pursuant to, and in accordance with the terms of, the form of Stock Purchase Agreement attached to this Agreement as Exhibit C.

8.3. Payments by Biogen Idec During Option Exercise Period. Subject to the terms and conditions of this Agreement, Biogen Idec shall pay AVEO a milestone payment (each, a “Pre-Exercise Milestone Payment”) upon occurrence of each of the following events (each, a “Pre-Exercise Milestone”), on a one-time basis, in the particular amounts specified below, no later than [**] after written notice from AVEO of the occurrence of the applicable Pre-Exercise Milestone (which notice shall be accompanied by supporting documentation and information as is reasonably necessary and appropriate to demonstrate completion of the applicable Pre-Exercise Milestone:

(a) Panel Identification. Upon Panel Identification, Biogen Idec shall pay to AVEO five million U.S. dollars ($5,000,000). “Panel Identification” shall mean the first identification and in vitro and biochemical characterization of a panel of erbB3-specific murine antibodies.

(b) [**]. Upon [**], Biogen Idec shall pay to AVEO [**] U.S. dollars ($[**]). “[**]” shall mean [**] under this Agreement.

(c) [**]. Upon [**], Biogen Idec shall pay to AVEO [**] U.S. dollars ($[**]). “[**]” shall mean [**].

(d) Option Exercise Fee. In the event Biogen Idec elects to exercise the Option, it shall pay to AVEO a non-creditable, non-refundable option exercise fee of [**] U.S. dollars ($[**]) (the “Option Exercise Fee”) on or before the end of the Option Exercise Period.

(e) One Payment. Each of the Pre-Exercise Milestone Payments shall be payable only once during the Agreement Term (and for the avoidance of doubt, shall not be payable on a Licensed Product-by-Licensed Product basis) irrespective of how many times any of the events specified herein may occur.

8.4. Milestones Payments by Biogen Idec After Exercise of Option. Subject to the terms and conditions of this Agreement, and only following exercise (if any) of the Option, Biogen Idec shall pay AVEO a milestone payment (each, an “Event Milestone Payment”) upon occurrence of each of the following events (each, an “Event Milestone”), on a Licensed Product-by-Licensed Product basis, in the particular amounts specified below, no later than [**] after the occurrence of the Event Milestone:

Event Milestone	Event Milestone Payment
Receipt of the first Regulatory Approval of a Licensed Product from the EMEA		$25,000,000
[**]	$	[**]

Each Event Milestone Payments shall be payable only once per Licensed Product, upon the first occurrence of the applicable Event Milestone with respect to such Licensed Product, regardless of the number of indications for which [**] is ultimately achieved.

8.5. Royalty Payments by Biogen Idec. Subject to the provisions of Section 8.8 and subject also to the adjustment, if any, to be made under Section 8.9(d), following exercise (if any) of the Option, Biogen Idec shall pay to AVEO royalties on Net Sales of Licensed Product in the Field by Biogen Idec and its Affiliates and Sublicensees in the Licensed Territory, as follows:

Net Sales Per Licensed Product	Royalty Percentage
On that portion of annual Net Sales Per Licensed Product less than or equal to $[**]	[**]	%
On that portion of annual Net Sales Per Licensed Product greater than $[**] but less than or equal to $[**]	[**]	%
On that portion of annual Net Sales Per Licensed Product greater than $[**]	[**]	%

8.6. Royalty Payments by AVEO. Subject to the provisions of Section 8.8 and subject also to the adjustment, if any, to be made under Section 8.9(d), following exercise (if any) of the Option, AVEO shall pay to Biogen Idec royalties on Net Sales by AVEO and its Affiliates and Sublicensees of Licensed Product in the Field in the AVEO Territory, as follows:

Net Sales Per Licensed Product	Royalty Percentages
On that portion of annual Net Sales Per Licensed Product less than or equal to $[**]	[**]	%
On that portion of annual Net Sales Per Licensed Product greater than $[**] but less than or equal to $[**]	[**]	%
On that portion of annual Net Sales Per Licensed Product greater than $[**]	[**]	%

8.7. Restriction on Bundling. If a Party or its Affiliates or Sublicensees sell Licensed Product to a Third Party who also purchases other products or services from such Party or its Affiliates, such Party shall not, and shall require its Affiliates and Sublicensees not to, (i) bundle or include any Licensed Product as part of any incentive programs, chargebacks, disease management programs or similar programs based on multiple product offerings or (ii) discount or price the Licensed Product, in the case of either of the foregoing clauses (i) or (ii), such that the applicable rebate, discount, other form of reimbursement for, or the price of, the Licensed Product in such arrangement is inconsistent with the rebate, discount, or other form of reimbursement for, or price of, the Licensed Product when sold separately to such Person from any such other products or services sold to such Person.

8.8. Royalty Term. On a country-by-country and Licensed Product-by-Licensed Product basis, royalties shall be payable under Section 8.5 or 8.6, as the case may be, during the period commencing on the first sale of such Licensed Product in the Field in such country for any purpose and ending upon the later of (a) the date of expiration, unenforceability or invalidation of the last Valid Claim of AVEO Patent Rights or Collaboration Patent Rights Covering Licensed Product in such country, or (b) expiration of Data Exclusivity in such country (the “Royalty Term”). The royalties payable with respect to Net Sales of a Licensed Product shall be reduced, on a country-by-country and Licensed Product-by-Licensed Product basis, to [**] of the amounts otherwise payable pursuant to Section 8.5 or 8.6, as the case may be, during any portion of the Royalty Term when there is no Valid Claim of an AVEO Patent Right or Collaboration Patent Right Covering such Licensed Product in such country. Upon expiration of the Royalty Term applicable to a Party in a particular country with respect to a particular Licensed Product, the license granted to such Party under Article III with respect to such Licensed Product shall convert to a fully paid-up, non-royalty-bearing license in the applicable country.

8.9. Third Party Licenses.

(a) Existing Third Party Licenses. As of the Effective Date, there are no AVEO In-Licenses except as set forth in Exhibit D, and there are no Biogen Idec In-Licenses.

(b) For Licensed Territory. Subject to Section 8.9(d), Biogen Idec shall bear [**] of any royalties, upfront fees, milestones and other payments under AVEO In-Licenses or Biogen Idec In-Licenses to the extent reasonably allocable to the Commercialization (or Development and Manufacturing in support of Commercialization) of a Licensed Product in the Field in the Licensed Territory. Any such amounts shall be paid by Biogen Idec or paid by AVEO and reimbursed by Biogen Idec; provided that if such amounts are paid by AVEO, AVEO shall invoice Biogen Idec for the amounts identified on a Calendar Quarter basis, and Biogen Idec shall pay such invoices within thirty (30) days after receipt of AVEO’s invoice.

(c) For AVEO Territory. Subject to Section 8.9(d), AVEO shall bear [**] of any royalties, upfront fees, milestones and other payments under AVEO In-Licenses and Biogen Idec In-Licenses to the extent reasonably allocable to the Commercialization (or Development and Manufacturing in support of Commercialization) of a Licensed Product in the Field in the AVEO Territory. Any such amounts shall be paid by AVEO or Biogen Idec and reimbursed by AVEO; provided that if such amounts are paid by Biogen Idec, Biogen Idec shall invoice AVEO for the amounts identified on a Calendar Quarter basis, and AVEO shall pay such invoices within thirty (30) days after receipt of Biogen Idec’s invoice.

(d) Reduction. Royalties payable by Biogen Idec to AVEO pursuant to Section 8.5 shall be reduced by an amount equal to [**] of all royalties, upfront fees, milestones and other payments under (i) the AVEO In-Licenses, (ii) the Biogen Idec In-Licenses and (iii) any other Third Party Technology Agreement pursuant to which Biogen Idec or any of its Affiliates or Sublicensees acquired Know-how or Patent Rights that are necessary for the Development, Manufacture or Commercialization of Licensed Product in the Licensed Territory, in each case to the extent actually paid by Biogen Idec or any of its Affiliates; provided that in no event shall the royalty payable to AVEO under Section 8.5 be reduced to less than [**] of the full royalty determined at the rates set forth in Section 8.5. Royalties payable by AVEO to Biogen Idec pursuant to Section 8.6 shall be reduced by an amount equal to [**] of all royalties, upfront fees, milestones and other payments under (i) the AVEO In-Licenses, (ii) the Biogen Idec In-Licenses and (iii) any other Third Party Technology Agreement pursuant to which AVEO or any of its Affiliates or Sublicensees acquired Know-how or Patent Rights that are necessary for the Development, Manufacture or Commercialization of Licensed Product in the AVEO Territory, in each case to the extent actually paid by AVEO or any of its Affiliates; provided that in no event shall the royalty payable to Biogen Idec under Section 8.6 be reduced to less than [**] of the full royalty determined at the rates set forth in Section 8.6. Amounts not otherwise used by a Party to reduce royalties as a result of the limitations set forth in this Section 8.9(d) in a period incurred may be used to reduce royalties in future periods until fully utilized.

(e) Disagreements. In the event that a Party disagrees with the other Party’s assessment of the necessity of a Third Party Technology Agreement that is not a Biogen Idec In-license or AVEO In-license, the objecting Party shall send written notice to such effect to the other Party, and the Parties shall appoint a mutually agreed upon independent Third Party intellectual property lawyer with expertise in the patenting of biologics, and appropriate professional credentials in the relevant jurisdiction, to determine the question of the necessity of the relevant Patent Right, taking into account such Third Party’s assessment of the validity and enforceability of such Patent Right in addition to an infringement assessment. The determination of the Third Party expert engaged under the preceding sentence shall be binding on the Parties solely for purposes of applying the offsets under this Section 8.9. The costs of any Third Party expert engaged under this paragraph shall be paid by the Party against whose position the Third Party’s determination is made.

(f) Exclusions. Notwithstanding anything express or implied in this Section 8.9 to the contrary, the provisions of this Section 8.9 shall not apply to any royalties, license fees or other fees paid by either Party or any of its Affiliates to Third Parties in respect of the Manufacture of Licensed Product and included in Cost of Goods Sold.

8.10. Payments; Reports. Within [**] after the end of each Calendar Quarter for which royalties are payable by one Party to the other Party under either Section 8.5 or Section 8.6, the Party that owes the royalty (the “Royalty-paying Party”) shall submit to the other Party a report, on a country-by-country basis, providing in reasonable detail an accounting of all Net Sales by the Royalty-paying Party and its Affiliates and Sublicensees in the Licensed Territory with respect to Net Sales by Biogen Idec and its Affiliates and Sublicensees and with respect to the AVEO Territory with respect to Net Sales by AVEO and its Affiliates and Sublicensees (including, in each case, an accounting of all unit sales of the Licensed Product and a calculation of the deductions from gross invoice price to Net Sales in accordance with Section 1.63) made during such Calendar Quarter and the calculation of the applicable royalties under Section 8.5 or 8.6, as the case may be. The Royalty-paying Party shall, at the time the Royalty-paying Party submits the report, pay to the other Party all amounts due to such other Party under Section 8.5 or 8.6, as the case may be, as indicated in the applicable report.

8.11. Taxes. The Royalty-paying Party will make all payments to the other Party under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by applicable Law to be made on account of Taxes (as that term is defined below). Any Tax required to be withheld under applicable Law on amounts payable under this Agreement will promptly be paid by Royalty-paying Party on behalf of the other Party to the appropriate governmental authority, and the Royalty-paying Party will furnish the other Party with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by the Party receiving the payment. The Royalty-paying Party will give notice of its intention to begin withholding any such Tax in advance and cooperate to use reasonable and legal efforts to reduce such Tax on payments made to the other Party hereunder. Upon the written request of the Royalty-paying Party, the other Party shall instruct the Royalty-paying Party as to the applicable withholding rate and related regulations for any country (or all countries) within the applicable Territory. The Royalty-paying Party shall be entitled to rely upon the other Party’s withholding instructions without verification thereof, and shall withhold in accordance therewith and shall remit payment to the appropriate governmental authority in accordance with this

Section 8.11. The Parties will cooperate with respect to all documentation required by any relevant government taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes. Solely for purposes of this Section 8.11, “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by a Government Authority.

8.12. United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

8.13. Currency Conversion. All payments to be made by either Party to the other Party shall be made in U.S. Dollars, to a bank account designated by the Party to be paid. In the case of sales outside the United States, royalty payments shall be converted to U.S. Dollars in accordance with the following: the rate of currency conversion shall be calculated using the month-end spot rates as published by The Wall Street Journal, Eastern Edition.

8.14. Blocked Payments. If, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for a Party or any of its Affiliates or Sublicensees to transfer, or have transferred on its behalf, royalties or other payments to the other Party, the Royalty-paying Party shall promptly notify the other Party of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of the Party to whom the royalty is owed in a recognized banking institution designated by such Party or, if none is designated by such Party within a period of thirty (30) days, in a recognized banking institution selected by the other Party or its Affiliates or Sublicensees, as the case may be, and identified in a notice given to the Party on whose account the funds are deposited.

8.15. Late Payments. The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a simple rate per annum equal to the lesser of [**] percent ([**]%) per month or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due.

8.16. Records and Audits.

(a) Royalties. Each Party shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 8.5, 8.6 and 8.9. Each Party (the “Auditing Party”) shall have the right, [**] at its own expense, to have an nationally recognized, independent, certified public accounting firm, selected by it and reasonably acceptable to the other Party, review any such records of the other Party and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the audited Party upon reasonable notice (which shall be no less than [**] prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 8.5, 8.6 and 8.9 within the [**] period preceding the date of the request for review. The Audited Party shall receive a copy of each such report concurrently with receipt by the Auditing Party. Should such inspection lead to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party shall pay within [**] after its receipt from the accounting firm of the certificate any undisputed amount of the discrepancy. The Auditing Party shall pay the full cost of the review unless the underpayment of royalties is greater than five percent (5%) of the amount due for the entire period being examined, in which case the Audited Party shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by the Audited Party revealed by an examination shall be paid back by the Auditing Party to the Audited Party within [**].

(b) Development Costs. AVEO shall keep complete and accurate records of Development Costs. Biogen Idec shall have the right, [**] at its own expense, to have an independent, certified public accounting firm, selected by Biogen Idec and reasonably acceptable to AVEO, review any such records of AVEO in the location(s) where such records are maintained by AVEO upon reasonable notice (which shall be no less than [**] prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of its reimbursements made for Development Costs under Sections 5.4 within the [**] period preceding the date of the request for review. AVEO shall receive a copy of each such report concurrently with receipt by Biogen Idec. Should such inspection lead to the discovery of a discrepancy to Biogen Idec’s detriment, AVEO shall pay within [**] after its receipt from the accounting firm of the certificate any undisputed amount of the discrepancy. Biogen Idec shall pay the full cost of the review unless there has been an overpayment of Development Costs by Biogen Idec for the period being examined in an amount greater than five percent (5%) of the amount due for the entire period being examined, in which case AVEO shall pay the reasonable cost charged by such accounting firm for such review. Any underpayment of Development Costs by Biogen Idec revealed by an examination shall be paid by Biogen Idec within [**].

ARTICLE IX.

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED

MATTERS

9.1. Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

9.2. Ownership. Subject to the licenses and rights granted to Biogen Idec under this Agreement, AVEO shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of AVEO or acquired solely by AVEO in the course of Development, Manufacture or Commercialization of Licensed Product. Subject to the licenses and rights granted to AVEO under this Agreement, Biogen Idec shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Biogen Idec or acquired solely by Biogen Idec in the course of Development, Manufacture or Commercialization of Licensed Product. The Parties shall jointly own any inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered jointly in the course of Development, Manufacture or Commercialization of Licensed Product.

9.3. Prosecution and Maintenance of Patent Rights.

(a) AVEO Technology. AVEO shall have the sole right to, at AVEO’s discretion, file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights comprising AVEO Technology (other than Joint Collaboration IP), in AVEO’s name. AVEO shall provide to Biogen Idec copies of all prosecution filings related to AVEO Patent Rights and AVEO Collaboration Patent Rights comprising claims Covering Licensed Product sent to or received from patent offices in the Licensed Territory, unless otherwise directed by Biogen Idec, and, with respect to patent applications having information not previously filed that is intended to be submitted to patent offices in the Licensed Territory, shall use reasonable efforts to provide Biogen Idec with a draft of each such filing reasonably in advance of submission, provide Biogen Idec an opportunity to provide comments on and make request of AVEO concerning such filings and shall consider in good faith any comments regarding such draft application that Biogen Idec may timely provide. In addition, AVEO shall provide to Biogen Idec such other information related to prosecution of the AVEO Patent Rights and AVEO Collaboration Patent Rights in the Licensed Territory as Biogen Idec may from time to time reasonably request to allow Biogen Idec to track prosecution and maintenance of such Patent Rights. In the event AVEO decides not to file a patent application on AVEO Know-how or AVEO Collaboration Know-how specific to Licensed Product in a country of the Licensed Territory, or decides to abandon prosecution of any claim of an AVEO Patent Right or AVEO Collaboration Patent Right comprising claims Covering Licensed Product in a country of the Licensed Territory or decides to not otherwise maintain or extend any AVEO Patent Rights or AVEO Collaboration Patent Right comprising claims Covering Licensed Product in a country of the Licensed Territory, AVEO shall give Biogen Idec written notice sufficiently in advance of any loss of rights to allow Biogen Idec to file, prosecute, maintain or extend, as the case may be, such AVEO Patent Rights or AVEO Collaboration Patent Rights, in AVEO’s name, in such country.

(b) Biogen Idec Collaboration Technology. Biogen Idec shall have the sole right, at Biogen Idec’s discretion, to file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights comprising Biogen Idec Collaboration Technology (other than Joint Collaboration IP), in Biogen Idec’s name. In the event Biogen Idec decides not to file a patent application on Biogen Idec Collaboration Know-how in a country of the Territory specific to Licensed Product, or decides to abandon prosecution of any claim of Biogen Idec Collaboration Patent Right in a country of the Territory comprising claims Covering Licensed Product or decides to not otherwise maintain or extend any Biogen Idec Collaboration Patent Right comprising claims Covering Licensed Product in a country of the Territory, Biogen Idec shall give AVEO written notice sufficiently in advance of any loss of rights to allow AVEO optionally to file, prosecute, maintain or extend, as the case may be, such Biogen Idec Collaboration Patent Rights, in Biogen Idec’s name, in such country.

(c) Joint Collaboration IP.

(i) AVEO shall have the first right, at AVEO’s discretion, to file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights included in Joint Collaboration IP, in the names of both AVEO and Biogen Idec. Biogen Idec shall use Commercially Reasonable Efforts to make available to AVEO or its authorized attorneys, agents or representatives, such of its employees as AVEO in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Joint Collaboration IP. Each Party shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Collaboration IP, at its own cost.

(ii) If AVEO elects not to seek or continue to seek or maintain patent protection on any Joint Collaboration IP in the Licensed Territory, Biogen Idec shall have the right, at Biogen Idec’s discretion, to seek, prosecute and maintain in any country in the Licensed Territory patent protection on such Joint Collaboration IP in the names of both AVEO and Biogen Idec. AVEO shall use Commercially Reasonable Efforts to make available to Biogen Idec its authorized attorneys, agents or representatives, such of AVEO’s employees as are reasonably necessary to assist Biogen Idec in obtaining and maintaining the patent protection described under this Section 9.3(c)(ii). AVEO shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

(iii) With respect to Patent Rights included in the Joint Collaboration IP, the Party filing, prosecuting and maintaining such Patent Rights shall provide the other Party, within ten (10) Business Days after submitting or receiving such filings or correspondence, with copies of all filings and correspondence submitted to and received from patent offices in the Licensed Territory and, with respect to substantive filings and correspondence to be submitted to patent offices in the Licensed Territory, shall use reasonable efforts to provide the other Party with drafts of such filings and correspondence reasonably in advance of submission and shall consider in good faith any comments regarding such filings and correspondence that the other Party may timely provide.

9.4. Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extension (including those extensions available under U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country) wherever applicable to Patent Rights Controlled by either Party that Cover the Licensed Product in the Territory. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, the patent or the claims of the patent shall be selected on the basis of the scope, enforceability and remaining term of the patent in the relevant country or region. All filings for such extensions shall be made by the Party owning such patent or, in the case of Patent Rights included in the Joint Collaboration IP, by the Party responsible for filing, prosecuting and maintaining such Patent Rights in accordance with this Section 9.4.

9.5. Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Option Exercise Date under Section 9.3 with respect to AVEO Patent Rights, AVEO Collaboration Patent Rights, Biogen Idec Collaboration Patent Rights and Joint Collaboration Patent Rights, in each case with claims covering Licensed Product in the Licensed Territory shall be borne by

Biogen Idec. The patent filing, prosecution and maintenance expenses incurred under Section 9.3 with respect to AVEO Patent Rights, AVEO Collaboration Patent Rights, Biogen Idec Collaboration Patent Rights and Joint Collaboration Patent Rights in each case with claims covering Licensed Product in the AVEO Territory shall be borne by AVEO. In all other cases, the patent filing, prosecution and maintenance expenses incurred during the Agreement Term with respect to Patent Rights comprised of AVEO Technology and Biogen Idec Collaboration Technology (“Patent Expenses”) shall be borne by the Party responsible for filing, prosecuting and maintaining such Patent Rights under this Section 9.5.

9.6. Third Party Infringement.

(a) Notices. Each Party shall promptly report in writing to the other Party any (i) known or suspected infringement of any AVEO Technology or Biogen Idec Collaboration Technology, including any Joint Collaboration IP or (ii) unauthorized use or misappropriation of any Confidential Information or Know-how of a Party by a Third Party of which it becomes aware, in each case only to the extent relevant to the Licensed Product or the Development, Manufacture or Commercialization of the Licensed Product and involving a competing product (“Competitive Infringement”) in the Territory, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.

(b) Rights to Enforce.

(i) AVEO’s First Right. Subject to the provisions of any Third Party agreement under which AVEO’s rights in AVEO Technology are granted and subject to paragraph (ii), AVEO shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-how comprising AVEO Technology or Joint Collaboration IP for which AVEO has prosecution responsibility under Section 9.3.

(ii) Biogen Idec’s First Right. Subject to the provisions of any Third Party agreement under which Biogen Idec’s rights in Biogen Idec Collaboration Technology are granted, Biogen Idec shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-how, comprising Biogen Idec Collaboration Technology or Joint Collaboration IP for which Biogen Idec has prosecution responsibility under Section 9.3.

(iii) Requests to Initiate Enforcement Action. AVEO will consider in good faith any request from Biogen Idec to initiate an infringement or other appropriate suit in the Licensed Territory against any Third Party with respect to a Competitive Infringement of AVEO Technology or Joint Collaboration I.P. for which AVEO has prosecution responsibilities under Section 9.3; provided, however, that AVEO shall not be required to initiate any such suit. If, however, AVEO elects not to initiate such suit, or otherwise does not commence suit within one-hundred eighty (180) days of Biogen Idec’s request made under the preceding sentence, Biogen Idec shall have the right to initiate such suit and to join AVEO as a party. Biogen Idec will consider in good faith any request from AVEO to initiate an infringement or other appropriate suit against any Third Party with respect to a Competitive Infringement in the AVEO Territory of a Biogen Idec Collaboration Patent Right or any Joint Collaboration I.P. for which Biogen Idec has prosecution responsibilities under Section 9.3; provided, however, that Biogen Idec shall not be required to initiate any such suit. If, however, Biogen Idec elects not to initiate such suit, or otherwise does not commence suit within one-hundred eighty (180) days of AVEO’s request made under the preceding sentence, AVEO shall have the right to initiate such suit and to join Biogen Idec as a party. For the sake of clarity, in no event shall Biogen Idec have the right to enforce in the AVEO Territory any AVEO Patent Rights, AVEO Collaboration Patent Rights or Joint Collaboration IP for which Biogen Idec has prosecution responsibilities under Section 9.3, and in no event shall AVEO have the right to enforce in the Licensed Territory Biogen Idec Collaboration Patent Rights or Joint Collaboration IP for which AVEO has prosecution responsibilities under Section 9.3.

(c) Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit under Section 9.6(b) above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party; provided that with respect to any such suit, the Parties may mutually agree to jointly bear such costs and expenses, in which case the allocation of recoveries described below may be adjusted as mutually agreed by the Parties. If required under applicable law in order for the initiating Party to initiate or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) in respect of a Competitive Infringement, such amounts shall be allocated, subject to any adjustment to such allocation agreed by the Parties in connection with an agreement to jointly bear the costs and expenses of the infringement action as described above, as follows:

(i) first, to reimburse each Party for all expenses of the suit incurred by such Party, including attorneys’ fees and disbursements, court costs and other litigation expenses;

(ii) second, [**] percent ([**]%) of the balance to be paid to (x) AVEO, in respect of a Competitive Infringement in the AVEO Territory, and (y) Biogen Idec, in respect of a Competitive Infringement in the Licensed Territory, as the case may be; and

(iii) third, the remainder to be paid to the Party that did not receive the balance under clause (ii).

9.7. Third Party Infringement Claims. If a Party becomes aware of any claim that the Development, Manufacture or Commercialization of the Licensed Product in the Field infringes the Patent Rights of any Third Party in the Licensed Territory, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action which may include settlement of such claim. Each Party shall have an equal right to participate in any settlement discussions that are held with such Third Parties.

9.8. Patent Marking. Each Party agrees to comply with the patent marking statutes in each country in which the Licensed Product is sold by such Party or its Affiliates or Sublicensees.

9.9. Trademarks.

(a) Corporate Names and Logos. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

(b) Creation and Registration of Trademarks. AVEO or its Affiliates or Sublicensees will create and register product trademarks for use with Licensed Product throughout the AVEO Territory, and Biogen Idec or its Affiliates or Sublicensees will create and register product trademarks for use with Licensed Product throughout the Licensed Territory (collectively, the “Product Trademarks”). Each Party (or its Affiliates or Sublicensees, as appropriate) shall own all rights to its Product Trademarks, and all goodwill associated therewith, throughout the world, and to any Internet domain names incorporating the applicable Product Trademarks or any variation or part of such Product Trademarks used as its URL address or any part of such address.

(c) License to Trademarks. AVEO shall grant to Biogen Idec and its Affiliates and Sublicensees an exclusive license to use AVEO’s Product Trademarks to Commercialize the Licensed Product in the Field in the Licensed Territory, and Biogen Idec shall grant to AVEO and its Affiliates and Sublicensees an exclusive license to use Biogen Idec’s Product Trademarks to Commercialize the Licensed Product in the Field in the AVEO Territory. If a Party uses the Product Trademark of the other Party with respect to Licensed Product, as permitted under this Agreement, such Party agrees that the quality of the Licensed Product and the Commercialization thereof shall be consistent with the quality standards applied by the owner of the Product Trademark thereto. In addition, the Party using the Product Trademark of the other Party under this Section 9.9 shall comply strictly with the trademark style and usage standards of the Party that owns the Product Trademark as communicated to such Party from time to time with respect to the Product Trademarks. The Party using the Product Trademark of the other Party, shall, at the request and expense of the Party that owns the Product Trademark, from time to time, submit to the Party that owns the Product Trademark for approval a reasonable number of production samples of the Licensed Product and related packaging materials. If the Party that owns the Product Trademark reasonably objects to the quality of the Licensed Product or the usage of the Product Trademarks in connection with any sample, it shall give written notice of such objection to the other Party within sixty (60) days after receipt of the relevant sample, specifying the way in which such usage of the Product Trademarks fails to meet the style, usage or quality standards for the Licensed Product set forth in the second and third sentences of this Section 9.9(c), and such Party shall immediately cease sale and distribution of the Licensed Product using such Product Trademark. If the Party using such Product Trademark wishes to continue to distribute and sell the Licensed Product, it must remedy the failure and submit further samples to the Party that owns the Product Trademark for approval.

(d) Maintenance and Costs. If a Product Trademark owned by AVEO or any of its Affiliates or Sublicensees is used by Biogen Idec or any of its Affiliates or Sublicensees to promote and sell the Licensed Product in the Licensed Territory, then AVEO will use Commercially Reasonable Efforts to establish, maintain and enforce such Product Trademarks in the applicable countries of the Licensed Territory. Biogen Idec shall be responsible for [**] of the costs of such efforts in the Licensed Territory and Biogen Idec shall reimburse AVEO for all such costs incurred by AVEO within [**] after receiving any invoice from AVEO for such costs. If a Product Trademark owned by Biogen Idec or any of its Affiliates or Sublicensees is used by AVEO or any of its Affiliates or Sublicensees to promote and sell the Licensed Product in the AVEO Territory, then Biogen Idec will use Commercially Reasonable Efforts to establish, maintain and enforce such Product Trademarks in the applicable countries in the AVEO Territory. AVEO shall be responsible for [**] of the costs of such efforts in the AVEO Territory and AVEO shall reimburse Biogen Idec for all such costs incurred by Biogen Idec within [**] after receiving any invoice from AVEO for such costs.

(e) Infringement of Trademarks. If either Party becomes aware of any infringement of any Product Trademark by a Third Party in the Licensed Territory, such Party shall promptly notify the other Party and the Parties shall consult with each other and jointly determine the best way to prevent such infringement, including by the institution of legal proceedings against such Third Party.

ARTICLE X.

CONFIDENTIALITY

10.1. Confidential Information. During the Agreement Term and for a period of ten (10) years after any termination or expiration hereof, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other Party. The terms of this Agreement shall be considered Confidential Information of both Parties hereunder. The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 10.1 shall not apply to any Confidential Information that:

(i) was known by the receiving Party prior to disclosure by the disclosing Party hereunder (as evidenced by the receiving Party’s written records or other competent evidence);

(ii) is or becomes part of the public domain through no fault of the receiving Party;

(iii) is disclosed to the receiving Party by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party and provided such third party is not disclosing such information on behalf of the disclosing Party; or

(iv) is independently developed by personnel of the receiving Party who did not have access to the relevant Confidential Information of the other Party (as evidenced by the receiving Party’s written records or other competent evidence).

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission, or similar regulatory agency in a country other than the United States, or of any stock exchange or Nasdaq, such Party shall provide prior written notice and a copy of such intended disclosure to such other Party if possible under the circumstances to enable such other Party to seek a protective order or other appropriate remedy concerning any such disclosure, shall consider in good faith the other Party’s comments and reasonably cooperate (at the expense of the Party seeking to restrict such disclosure) to obtain any such order or other remedy, and shall disclose only such Confidential Information of such other Party as is legally required to be disclosed. In addition, either Party may disclose to bona fide potential investors or lenders, potential acquirors/acquirees, existing or potential collaborators or licensees or to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement

10.2. Permitted Disclosures. Each Party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, consultants, advisors and permitted subcontractors, Sublicensees and sub-distributors, and to the employees, consultants, advisors and permitted subcontractors, Sublicensees and sub-distributors of the receiving Party’s Affiliates, who in such Party’s reasonable judgment have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 10.1; provided that AVEO and Biogen Idec shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted subcontractors, Sublicensees and sub-distributors, to treat such Confidential Information as required under Section 10.1 (as if such Affiliates, employees, consultants, advisors and permitted subcontractors, Sublicensees and sub-distributors were Parties directly bound to the requirements of Section 10.1). Each Party may also disclose Confidential Information of the other Party to Regulatory Authorities, but solely in connection with the activities contemplated by this Agreement.

10.3. Publicity. Upon the execution of this Agreement, AVEO shall be entitled to issue a mutually agreed press release regarding the subject matter of this Agreement in the form attached as Exhibit E (the “Initial Release”). After such Initial Release, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that (i) a Party may issue such a press release or public announcement if the contents of such press release or public announcement have been previously been made public pursuant to the Initial Release or otherwise, other than through a breach of this Agreement by the issuing Party, (ii) a Party may issue such a press release or public announcement if required by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission (SEC) or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, (iii) either Party may, to the extent required by applicable Law, disclose in SEC filings or filings with a similar regulatory agency in a country other than the United States or with any stock exchange or Nasdaq, the terms of this Agreement, including by filing a copy of this Agreement, or the amounts paid to or received from the other Party under this Agreement, and (iv) AVEO may issue such a press release or public announcement regarding Development of Licensed Product (without use of Biogen Idec’s or any of its Affiliates name), subject in each case to the next sentence. In the event of disclosures under clause (ii) or (iii) of the foregoing sentence, and during the License Term, under clause (iv), the Party planning to make such disclosure shall first notify the other Party of such planned press release or public announcement at least three Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements made pursuant to the foregoing clause (ii) or (iii), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least three Business Days in advance) for the sole purpose of allowing the other Party to review the proposed press release or public announcement for the inclusion of its Confidential Information or the use of its name; provided that the Party subject to the requirement shall include in such press release or public announcement made pursuant to the foregoing clause (ii) or (iii) only such information relating to the Licensed Product or this Agreement as is required by such applicable Law.

10.4. Publications.

(a) Option Exercise Period. During the Option Exercise Period, AVEO shall be free to publish the results of Development carried out on the Licensed Product.

(b) License Term. During the License Term, subject to the restrictions provided below, the JDC shall determine the publication strategy for the Territory. In the event, either Party, consistent with the publication strategy adopted by the JDC, proposes to publish or present the results of Development carried out on the Licensed Product, such publication or presentation shall be subject to the prior review by the other Party for patentability and protection of such other Party’s Confidential Information. Each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development of the Licensed Product during the License Term. Each Party shall designate a person or persons who shall be responsible for reviewing such publications. Such designated person shall respond in writing promptly and in no event later than thirty (30) days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (not to exceed sixty (60) days) to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party shall remove from such proposed publication any Confidential Information of the other Party as requested by such other Party. With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, including Affiliates or Sublicensees, such materials shall be subject to review under this Section 10.4 to the extent that the contracting Party has the right to do so, provided that each Party agrees to use Commercially Reasonable Efforts to include in any agreement with investigators and other Third Parties a right for both Parties to review publications and presentations consistent with the terms of this Section 10.4.

ARTICLE XI.

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

11.1. Representations of Authority. AVEO and Biogen Idec each represents and warrants to the other Party that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement.

11.2. Consents. AVEO and Biogen Idec each represents and warrants to the other Party that, except for any Regulatory Approvals, pricing or reimbursement approvals, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Product, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

11.3. No Conflict. AVEO and Biogen Idec each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of applicable Laws existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

11.4. Compliance with Laws. Each Party shall comply with all Laws applicable to the Development, Manufacture and Commercialization of Licensed Product, including applicable Drug Regulation Laws.

11.5. Enforceability. AVEO and Biogen Idec each represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

11.6. Additional Representations and Warranties of AVEO. AVEO represents and warrants to Biogen Idec that, as of the Effective Date:

(a) Patent Rights. Exhibit A sets forth a complete and accurate list of AVEO Patent Rights owned by AVEO in the (i) Licensed Territory and (ii) the AVEO Territory that Cover AVEO Know-how necessary for the Development, Manufacture or Commercialization of Licensed Product as contemplated on the Effective Date. AVEO owns all right, title and interest in and to the AVEO Patent Rights listed on Exhibit A.

(b) No Conflict. AVEO has not granted, and will not grant during the term of this Agreement, rights to any Third Party under the AVEO Technology that conflict with the rights granted to Biogen Idec hereunder. AVEO has not granted rights to any Third Party under the AVEO Technology to Develop, Manufacture or Commercialize Licensed Product in the Field in the AVEO Territory or the Licensed Territory.

(c) U.S. Government Funding. Neither AVEO nor any of its Affiliates is or has been a party to any agreement with the U.S. federal government or an agency thereof pursuant to which the U.S. federal government or such agency provided funding for the Development of Licensed Product.

(d) No Infringement. To the knowledge of AVEO, except as otherwise disclosed to Biogen Idec, the use or practice of AVEO Technology and the Development, Manufacture and Commercialization of Licensed Product in the manner contemplated under this Agreement will not infringe any Patent Rights or result in the misappropriation or misuse of Know-How of any Third Party. No claim of infringement of the Patent Rights of any Third Party has been made, nor to AVEO’s knowledge threatened, against AVEO or any of its Affiliates with respect to the Development, Manufacture or Commercialization of Licensed Product, and there are no other claims, judgments or settlements against or owed by AVEO or any of its Affiliates or to which AVEO or any of its Affiliates is a party or, to AVEO’s knowledge, pending or threatened claims or litigation, in either case relating to the AVEO Technology or Licensed Product. To AVEO’s knowledge, (i) no claim of infringement of the Patent Rights of any Third Party has been made, nor threatened, against any of AVEO’s Sublicensees with respect to the Development, Manufacture or Commercialization of Licensed Product and (ii) there are no other claims, judgments or settlements against or owed by any of AVEO’s Sublicensees, nor any pending or threatened claims or litigation, in either case relating to the AVEO Technology or Licensed Product.

(e) Available Information. AVEO has made available to Biogen Idec all material information in AVEO’s possession or Control relating to Licensed Product that is material to an assessment of the feasibility of the Development, Manufacture and Commercialization of Licensed Product as conducted by or on behalf of AVEO to date.

(f) Compliance with Law. To AVEO’s knowledge, all of the studies, tests and pre-clinical and clinical trials of Licensed Product conducted prior to, or being conducted as of, the Effective Date by or on behalf of AVEO have been and are being conducted in all material respects in accordance with applicable laws, rules and regulations.

(g) In-licenses. Except as set forth in Exhibit D, there are no agreements between AVEO or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which AVEO has (i) in-licensed any Patent Rights or Know-how owned or Controlled by such Third Party to the extent that such Patent Rights or Know-how are included in AVEO Technology, or (ii) agreed to make any payments (including royalties) to any Third Party or agreed to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of Licensed Product.

11.7. No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO LICENSED PRODUCT. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO LICENSED PRODUCT WILL BE ACHIEVED.

11.8. No Debarment. Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of the Licensed Product, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of the Licensed Product.

11.9. Additional Representation of Biogen Idec. Biogen Idec represents and warrants to AVEO that, as of the Effective Date, Biogen Idec is an indirect wholly-owned subsidiary of Biogen Idec Inc., a corporation organized and existing under the laws of the State of Delaware.

ARTICLE XII.

INDEMNIFICATION

12.1. Indemnification by Biogen Idec. Biogen Idec shall indemnify, hold harmless, and defend AVEO, its Affiliates, and their respective directors, officers, employees and agents (the “AVEO Indemnitees”) from and against any and all Losses incurred or suffered by the AVEO Indemnitees in connection with any third party claim arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by Biogen Idec in this Agreement, or any breach or violation of any covenant or agreement of Biogen Idec in or pursuant to this Agreement, (ii) the negligence or willful misconduct by or of Biogen Idec, its Affiliates and their respective Sublicensees, or their respective directors, officers, employees and agents in the performance of Biogen Idec’s obligations under this Agreement, (iii) the Commercialization or use of Licensed Product in the Licensed Territory or any other activities of Biogen Idec or any of its Affiliates or Sublicensees in the Licensed Territory or (iv) AVEO’s observance of, or reliance upon, Biogen Idec’s withholding instructions provided pursuant to Section 8.11 of this Agreement. Biogen Idec shall have no obligation to indemnify the AVEO Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by AVEO in this Agreement, (b) any breach or violation of any covenant or agreement of AVEO in or pursuant to this Agreement, (c) the negligence or willful misconduct by or of any of the AVEO Indemnitees or any of AVEO’s Sublicensees, distributors or contractors or any of their respective employees or agents, (d) any manufacturing defect in any Licensed Product supplied to Biogen Idec or its Affiliates, Sublicensees, distributors or contractors by or on behalf of AVEO as defined in and subject to the terms of the Supply Agreement, (e) actual or alleged infringement or misappropriation by Biogen Idec or any of its Affiliates, Sublicensees, distributors or contractors of the Patent Rights or Know-how of any Third Party to the extent arising from the use or practice of AVEO Technology or Joint Collaboration IP pursuant to, and in accordance with, the provisions of this Agreement or (f) any Loss arising from or related to the Commercialization or use of Licensed Product in the AVEO Territory.

12.2. Indemnification by AVEO. AVEO shall indemnify, hold harmless, and defend Biogen Idec, its Affiliates and their respective directors, officers, employees and agents (the “Biogen Idec Indemnitees”) from and against any and all Losses incurred or suffered by the Biogen Idec Indemnitees arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by AVEO in this Agreement, or any breach or violation of any covenant or agreement of AVEO in or pursuant to this Agreement, (ii) the negligence or willful misconduct by or of AVEO, its Affiliates and their respective Sublicensees, or their respective directors, officers, employees and agents in the performance of AVEO’s obligations under this Agreement, or (iii) the Commercialization or use of Licensed Product in the AVEO Territory or any other activities of AVEO or any of its Affiliates or Sublicensees in the AVEO Territory, or (iv) Biogen Idec’s observance of, or reliance upon, AVEO’s withholding instructions provided pursuant to Section 8.11 of this Agreement. AVEO shall have no obligation to indemnify the Biogen Idec Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Biogen Idec in this Agreement, (b) any breach or violation of any covenant or agreement of Biogen Idec in or pursuant to this Agreement, (c) the negligence or willful misconduct by or of any of the Biogen Idec Indemnitees, or any of Biogen Idec’s Sublicensees, distributors or contractors or any of their respective employees or agents, (d) any manufacturing defect in any Licensed Product supplied to AVEO or any of its Affiliates, Sublicensees, distributors or contractors by or on behalf of Biogen Idec as defined in and subject to the terms of the Supply Agreement, (e) actual or alleged infringement or misappropriation by AVEO or any of its Affiliates, Sublicensees, distributors or contractors of the Patent Rights or Know-how of any Third Party to the extent arising from the use or practice of Biogen Idec Collaboration Technology or Joint Collaboration IP pursuant to, and in accordance with, the provisions of this Agreement or (f) any Loss arising from or related to the Commercialization or use of Licensed Product in the Biogen Idec Territory.

12.3. Indemnification Procedure. In the event of any such claim against any Biogen Idec Indemnitee or AVEO Indemnitee (individually, an “Indemnitee”), the Indemnitee shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in this Article XII may apply, the indemnifying Party shall promptly notify the Indemnitees, and the Indemnitees shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

12.4. Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR WILLFUL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE X. NOTHING IN THIS SECTION 12.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

12.5. Insurance. Each Party shall maintain insurance during the License Term and for a period of at least [**] after the last commercial sale of a Licensed Product in the Field in the Territory under this Agreement, or, if Development of Licensed Products ceases prior to Regulatory Approval, [**] after termination of such Development, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Specifically, each Party shall maintain product and clinical trial liability insurance of at least [**] per occurrence on a worldwide basis. Notwithstanding the foregoing, either Party may satisfy its obligations under this Section 12.5 through a program of self-insurance, provided such Party has assets and earnings sufficient to cover the potential indemnified Losses. Each Party will further ensure compliance with all foreign local clinical trial liability insurance requirements that may apply with respect to Licensed Product(s). Upon request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.

ARTICLE XIII.

CONTROL ASSUMPTION OPTIONS

13.1. M&A Event Control Assumption Option. If, at any time during the Agreement Term, an M&A Event occurs involving AVEO (or any of its Affiliates) and a Person that, at the time of the consummation of such M&A Event, directly or indirectly (including by any Affiliate of such Person), is Developing or Commercializing a Directly Competitive Product in the AVEO Territory or the Licensed Territory within the Field or, at any time after such consummation of the M&A Event, develops or acquires a Directly

Competitive Product (such Person being hereinafter referred to as a “Competing Acquiror”) and such Competing Acquiror has not, within six (6) months of either consummation of the M&A Event in the event the Directly Competitive Product is being Developed or Commercialized as of such consummation date or otherwise within six (6) months of the date of first development or acquisition of such Directly Competitive Product (the “Divestiture Period”) divested the Directly Competitive Product, terminated Development and Commercialization of such Directly Competitive Product or assigned this Agreement pursuant to Section 16.5 to a Third Party that is not itself Developing or Commercializing a Directly Competitive Product, then Biogen Idec may exercise, in the manner set forth further below in this Section 13.1, its right to trigger the provisions of this Section 13.1 (the “M&A Control Assumption Option”), whereupon (A) Biogen Idec shall assume the rights, responsibilities and obligations of AVEO under Articles IV and V of this Agreement with AVEO assuming the rights, responsibilities and obligations of Biogen Idec under such provisions, provided that notwithstanding anything to the contrary contained in Section 4.8(b), in the event the M&A Control Assumption Option is triggered, Biogen Idec will have final decision-making authority to increase or change the budget for Development Costs, and (B) Biogen Idec shall have the right (but not the obligation) to assume any or all of the rights, responsibilities and obligations of AVEO under Article VII and/or Article IX by giving AVEO at least 30 days prior written notice at any time and from time to time after the exercise of the M&A Control Assumption Option, which written notice shall specify the rights, responsibilities and obligations of AVEO under Article VII and/or IX being assumed by Biogen Idec. In the event that Biogen Idec exercises the M&A Control Assumption Option prior to the Option Exercise Date, (i) the provisions of Article II shall terminate (except to the extent otherwise provided in clause (iii) below), (ii) the exercise of the M&A Control Assumption Option shall be deemed, for all purposes of this Agreement, to be the exercise of the Option by Biogen Idec, (iii) Biogen Idec shall be responsible for preparing and delivering to AVEO the Delivered Initial Development Plan and, if at the time of delivery of such plan, AVEO has not previously delivered the Data Package to Biogen Idec, such plan shall set forth Biogen Idec’s Development efforts in connection with the Proof of Concept Study, and, if at the time of the delivery of such plan, AVEO has previously delivered the Data Package to Biogen Idec, such plan shall meet the criteria therefor set forth in clauses (ii) and (iii) of Section 2.9 and (iv) if the Delivered Initial Development Plan provides for the conduct of the Proof of Concept Study in accordance with the provisions of the foregoing clause (iii), AVEO shall be obligated to pay and reimburse Biogen Idec for all costs and expenses incurred by Biogen Idec in connection with the Development and Manufacture of Licensed Product through the completion of the Proof of Concept Study for a single indication, and upon completion of the Proof of Concept Study Biogen Idec shall reimburse AVEO for [**] of the Pre-Phase 3 Manufacturing Costs. For purposes of this Section 13.1, (x) any reference in the definition of “Proof of Concept Study” to the Proof of Concept Development Plan shall be deemed to be a reference to the Delivered Initial Development Plan provided pursuant to this Section 13.1, and (y) any reference in the definition of “Pre-Phase 3 Manufacturing Costs” to the Option Exercise Date shall be deemed to be a reference to the date of the completion of the Proof of Concept Study. In addition, upon exercise of the M&A Control Assumption Option, the royalties payable by Biogen Idec under Section 8.5 shall be reduced by [**]. The M&A Control Assumption Option shall be exercised by providing written notice to AVEO no later than [**] after the date that AVEO and/or the Competing Acquiror sends written notice to Biogen Idec stating that the Divestiture Period has expired and that Biogen Idec may exercise its rights under this Section 13.1. In addition to the foregoing obligations, in the event Biogen Idec exercise its M&A Control Assumption Option under this paragraph, it shall thereafter provide to AVEO copies of filings, submissions and correspondence with respect to AVEO Technology under Section 9.3(a) in the AVEO Territory and consider AVEO’s comments to the same extent as AVEO provides such information and considers Biogen Idec’s comments with respect to AVEO Technology under Section 9.3(a) prior to the exercise of the M&A Control Assumption Option.

13.2. Termination Right. The provisions of Section 13.1 shall not be deemed to limit Biogen Idec’s right under Section 14.5 with respect to consummation of an M&A Event involving AVEO or any of its Affiliates and a Competing Acquiror.

13.3. Insolvency Control Assumption Option. Without limiting any legal or equitable remedies that Biogen Idec may have, including under this Article XIII, if, at any time during the Agreement Term, an Insolvency Event involving AVEO occurs, then Biogen Idec may exercise, in the manner set forth further below in this Section 13.3, its right to trigger the provisions of this Section 13.3 (the “Insolvency Control Assumption Option”), whereupon (A) Biogen Idec shall assume the rights, responsibilities and obligations of AVEO under Articles IV and V of this Agreement with AVEO assuming the rights, responsibilities and obligations of Biogen Idec under such provisions, provided that notwithstanding anything to the contrary contained in Section 4.8(b), in the event the Insolvency Control Assumption Option is triggered, Biogen Idec will have final decision-making authority to increase or change the budget for Development Costs, and (B) Biogen Idec shall have the right (but not the obligation) to assume any or all of the rights, responsibilities and obligations of AVEO under Article VII and/or Article IX by giving AVEO at least 30 days prior written notice at any time and from time to time after the exercise of the Insolvency Control Assumption Option, which written notice shall specify the rights, responsibilities and obligations of AVEO under Article VII and/or IX being assumed by Biogen Idec. In the event that Biogen Idec exercises the Insolvency Control Assumption Option prior to the Option Exercise Date, (i) the provisions of Article II shall terminate (except to the extent otherwise provided in clause (iv) below), (ii) the exercise of the Insolvency Control Assumption Option shall be deemed, for all purposes of this Agreement, to be the exercise of the Option by Biogen Idec, (iii) the royalties payable by Biogen Idec under Section 8.5 shall be reduced by [**], (iv) Biogen Idec shall be responsible for preparing and delivering to AVEO the Delivered Initial Development Plan and, if at the time of delivery of such plan, AVEO has not previously delivered the Data Package to Biogen Idec, such plan shall set forth Biogen Idec’s Development efforts in connection with the Proof of Concept Study, and, if at the time of the delivery of such plan, AVEO has previously delivered the Data Package to Biogen Idec, such plan shall meet the criteria therefor set forth in clauses (ii) and (iii) of Section 2.9 and (v) if the Delivered Initial Development Plan provides for the conduct of the Proof of Concept Study in accordance with the provisions of the foregoing clause (iv), AVEO shall be obligated to pay and reimburse Biogen Idec for all costs and expenses incurred by Biogen Idec in connection with the Development and Manufacture of Licensed Product through the completion of the Proof of Concept Study for a single indication, and upon completion of the Proof of Concept Study Biogen Idec shall reimburse AVEO for [**] of the Pre-Phase 3 Manufacturing Costs. For purposes of this Section 13.3, (x) any reference in the definition of “Proof of Concept Study” to the Proof of Concept Development Plan shall be deemed to be a reference to the Delivered Initial Development Plan provided pursuant to this Section 13.3, and (y) any reference in the definition of “Pre-Phase 3 Manufacturing Costs” to the Option Exercise Date shall be deemed to be a reference to the date of the completion of the Proof of Concept Study. The Insolvency Control Assumption Option shall be exercised by providing written notice to AVEO no later than [**] after the Insolvency Event with respect to AVEO. In addition to the foregoing obligations, in the event Biogen Idec exercise its Insolvency Control Assumption Option under this paragraph, it shall thereafter provide to AVEO copies of filings, submissions and correspondence with respect to AVEO Technology under Section 9.3(a) in the AVEO Territory and consider AVEO’s comments to the same extent as AVEO provides such information and considers Biogen Idec’s comments with respect to AVEO Technology under Section 9.3(a) prior to the exercise of the Insolvency Control Assumption Option. For purposes of this Agreement, the term “Insolvency Event” means that AVEO (i) commits an act of bankruptcy, is declared bankrupt, voluntarily files or has filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within sixty (60) days of filing or such petition is for a reorganization under Chapter 11 of the Bankruptcy Code (as defined below) or any relevant foreign equivalent thereof and AVEO is not in default at the time of the filing of such petition or at any time during such reorganization of any of its obligations under this Agreement, (ii) enters into a procedure of winding up or dissolution, or (iii) should a trustee or receiver be appointed for its business assets or operations. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of Title 11, U.S. Code (“Bankruptcy Code”) license rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. The Parties agree that any Party, as a licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any relevant foreign equivalent thereof.

ARTICLE XIV.

TERM; TERMINATION AND REMEDIES FOR BREACH

14.1. Term. This Agreement shall become effective as of the Effective Date, and, in the event Biogen Idec does not exercise the Option by the end of the Option Exercise Period, shall terminate at the end of the Option Exercise Period, unless earlier terminated in accordance with this Article XIV. In the event Biogen Idec exercises the Option in accordance with Article II (or is deemed to have exercised the Option pursuant to Sections 13.1, 13.3 or 14.5(b)), this Agreement shall continue in full force until the later of (a) the last to expire Royalty Term and (b) such time as any Development activities that were pending before the expiration of the last to expire Royalty Term are no longer being conducted by either Party under this Agreement.

14.2. Termination for Convenience. Biogen Idec shall have the right to terminate this Agreement with respect to any Licensed Product at any time upon at least three months (3) months’ prior written notice to AVEO.

14.3. Remedies for Breach.

(a) Breach in Respect of Monetary Obligation. In the event that a Party is in material breach of this Agreement with respect to one of its financial obligations hereunder and has not cured such material breach within [**] after written notice describing the nature of such material breach is provided to the breaching Party, the non-breaching Party shall have the immediate right to elect its remedies for material breach set forth in Section 14.5.

(b) Breach in Respect of Non-Monetary Obligation. In the event a Party (the “Notifying Party”) is concerned that there has been or may be a failure by the other Party (the “Notified Party”) to meet one or more of its non-financial obligations under this Agreement and such failure constitutes, or could reasonably be expected to give rise to, a material breach of this Agreement, the Notifying Party shall send written notice to the Notified Party specifying in detail the nature of the concern and specifically referencing this Section 14.3(b) (a “Section 14.3 Notice”). Within [**] of delivery of such Section 14.3 Notice, the Parties shall meet to discuss the circumstances surrounding the perceived failure, the impediments that are impacting performance, the actions that the Parties believe are reasonably necessary to address such failure, and each Party’s view of the plan and timeline within which such failure could reasonably be remedied. If not originally provided with the Section 14.3 Notice, within [**] after the meeting held under the preceding sentence, the Notifying Party shall provide the Notified Party with a written plan that is prepared with a good faith intent to allow the Notified Party an adequate amount of time to address the perceived performance issues as determined in the reasonable discretion of the Notifying Party, and which shall include specific activities to be performed and the timeline for performance of such activities (the “Cure Plan”). Within [**] of receipt, the Notified Party shall provide written notice to the Notifying Party of its election to implement or not implement the Cure Plan. In the event the Notified Party either (A) fails to respond within such [**] period, (B) elects not to implement the Cure Plan within [**] of receipt of such Cure Plan, or (C) elects to implement the Cure Plan, and thereafter fails to meet any milestone included in the Cure Plan, following written notice thereof by the Notifying Plan, and a one-time [**] opportunity to cure such milestone failure, then the Notifying Party shall have the right to elect its remedies for material breach as set forth in Section 14.5; provided that (i) the failure giving rise to the Section 14.3 Notice constitutes a material breach of this Agreement by the Notified Party and (ii) such material breach has not otherwise been cured on or prior to the [**] following the delivery of the Section 14.3 Notice applicable to such material breach. In the event the Notified Party elects to implement the Cure Plan within [**] of receipt thereof, and is continuing to execute in full compliance with such Cure Plan (subject to the one-time cure period for the first failed milestone under such Cure Plan), the Notifying Party’s right to elect its remedies for material breach as set forth in Section 14.5 shall be suspended until such time, if any, as the Notified Party fails to continue to execute in full compliance with the Cure Plan (e.g., such suspension shall immediately terminate upon the second failure to meet a milestone). Notwithstanding anything in this Agreement to the contrary, a Party’s decision whether or not to implement the Cure Plan shall not be deemed an admission or acknowledgement of breach nor will a failure to execute in accordance with the Cure Plan be considered a separate and independent breach of this Agreement.

14.4. Termination by Biogen Idec Upon Certain M&A Events. Without limiting any legal or equitable remedies that Biogen Idec may have, including under Section 13.1, in the event an M&A Event occurs involving AVEO (or any of its Affiliates) and a Person that, at the time of the consummation of such M&A Event, or at any time thereafter during the Agreement Term, directly or indirectly (including by any Affiliate), is Developing or Commercializing any Directly Competitive Product in the AVEO Territory or the Licensed Territory within the Field, then Biogen Idec shall have the right under this Section 14.4 to terminate this Agreement in its entirety by giving written notice of termination to AVEO and/or such Person. Such written notice of termination shall specify that it is being given by Biogen Idec pursuant to this Section 14.4 and must be given within [**] after the later of (i) the date of the consummation of the M&A Event and (ii) the date that AVEO and/or such Person sends written notice to Biogen Idec stating that the M&A Event has been consummated and that Biogen Idec may terminate this Agreement pursuant to this Section 14.4. Any termination of this Agreement pursuant to this Section 14.4 shall become effective on the date (the “Section 14.4 Termination Effective Date”) that is the later of (i) the effective date of termination specified in such written notice of termination given by Biogen Idec pursuant to this Section 14.4 or (ii) the last [**] of the [**] following the date in which such written notice of termination is given by Biogen Idec pursuant to this Section 14.4, if on or prior to such Section 14.4 Termination Effective Date such Person has not divested such Directly Competitive Product, terminated Development and Commercialization of such Directly Competitive Product or assigned this Agreement pursuant to Section 16.5 to a Third Party that is not itself Developing or Commercializing a Directly Competitive Product.

14.5. Special Remedies for Breach.

(a) AVEO Remedy for Breach by Biogen Idec. Without limiting any other legal or equitable remedies that AVEO may have, in the event of any material breach of the Agreement by Biogen Idec that occurs during the Option Exercise Period, that has not been cured by Biogen Idec in accordance with the provisions of Section 14.3 and in respect of which AVEO elects, in accordance with the provisions of Section 14.3, to pursue its remedies under this Section 14.5(a), the Option shall immediately terminate, and Biogen Idec shall have no further right to exercise the Option. Without limiting any other legal or equitable remedies that AVEO may have, in the event of any material breach of the Agreement by Biogen Idec that occurs during the License Term, that has not been cured by Biogen Idec in accordance with the provisions of Section 14.3 and in respect of which AVEO elects, in accordance with the provisions of Section 14.3, to pursue its remedies under this Section 14.5(a), this Agreement shall continue in full force and effect subject to the automatic modification thereof as follows:

(i) Biogen Idec shall no longer have the right under Section 5.11 or 5.12 to proceed with Development of New Licensed Products or a New Indication Existing Licensed Products in the event the JDC does not approve or consent to such Development;

(ii) The licenses and rights granted to Biogen Idec under Section 3.1 hereof shall immediately terminate with respect to the Licensed Product that was the subject of the applicable breach (each such Licensed Product being referred to as a “Breached Licensed Product”);

(iii) The licenses and rights granted to AVEO pursuant to Section 3.2(a) shall continue with respect to the Breached Licensed Product and be converted automatically to worldwide licenses and rights with respect to the Breached Licensed Product such that AVEO and its Affiliates and Sublicensees shall have the right under such converted worldwide licenses and rights to Develop, Manufacture and Commercialize such Breached Licensed Product in the AVEO Territory and the

Licensed Territory, and AVEO shall continue to have the right to grant sublicenses (subject to provisions similar to those set forth in Section 3.3 (other than subclauses (i), (ii) and (vi) of Section 3.3(b)) that are applicable to sublicenses of licenses granted by Biogen Idec to AVEO pursuant to Section 3.2(a) hereof);

(iv) Responsibility and control over the Development of the Breached Licensed Product shall rest solely with AVEO and the JDC shall have no decision-making authority with respect to such Breached Licensed Product and AVEO shall use Commercially Reasonable Efforts during the License Term to Develop the Breached Licensed Product in the Field for both the Licensed Territory and the AVEO Territory;

(v) Responsibility and control over the Commercialization of the Breached Licensed Product in the AVEO Territory and the Licensed Territory shall rest solely with AVEO and AVEO shall use Commercially Reasonable Efforts to Commercialize such Breached Licensed Products in those countries in the AVEO Territory and the Licensed Territory in which Regulatory Approval has been obtained, including by providing appropriate incentives consistent with its normal business practices to Sales Representatives involved in the Commercialization of the Licensed Product in the AVEO Territory;

(vi) Neither Party shall have any further obligation under Article V or Article VI with respect to the Breached Licensed Product;

(vii) Biogen Idec’s obligations under Article VIII with respect to the Breached Licensed Product shall terminate;

(viii) AVEO’s obligations under Article VIII with respect to the Breached Licensed Product shall continue (including, without limitation, the obligation thereunder to make payment of royalties), provided that the royalties that AVEO is required to pay Biogen Idec under Article VIII with respect to the Breached Licensed Product shall be increased by [**] if AVEO exercises its rights under this Section 14.5(a) with respect to the Breached Licensed Product prior to Regulatory Approval thereof in the Licensed Territory and shall be increased by [**] if AVEO exercises its rights under this Section 14.5(a) with respect to the Breached Licensed Product after Regulatory Approval thereof in the Licensed Territory;

(ix) AVEO shall make payment to Biogen Idec of royalties on Net Sales of the Breached Licensed Product in the Licensed Territory by AVEO and its Affiliates and Sublicensees (the terms of Article VIII and the foregoing clause (viii) shall apply to AVEO’s obligation to pay royalties under this clause (ix) to the same extent as they apply to AVEO’s obligation to pay royalties on Net Sales of the Breached Licensed Product in the AVEO Territory by AVEO and its Affiliates and Sublicensees);

(x) AVEO shall have the right (but not the obligation) to assume any or all of the rights, responsibilities and obligations of Biogen Idec under Article IX with respect to the Breached Licensed Product by giving Biogen Idec at least [**] prior written notice at any time and from time to time after the exercise by AVEO of its special remedies under this

Section 14.5(a), which written notice shall specify the rights, responsibilities and obligations of Biogen Idec under Article IX with respect to the Breached Licensed Product being assumed by AVEO;

(xi) Biogen Idec shall as promptly as practicable transfer to AVEO or AVEO’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of the Breached Licensed Product in the Licensed Territory, (B) copies of all data, reports, records and materials, commercialization plans, marketing plans, Promotional Materials, and other sales and marketing related information in Biogen Idec’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Commercialization of the Breached Licensed Product in the Licensed Territory, including customer lists and customer contact information and all Safety Data and other adverse event data in Biogen Idec’s possession or Control, and (C) all records and materials in Biogen Idec’s possession or Control containing Confidential Information of AVEO with respect to the Breached Licensed Product;

(xii) If the Breached Licensed Product is being Commercialized by Biogen Idec in any country in the Licensed Territory, then, if requested by AVEO, Biogen Idec shall appoint AVEO as its exclusive distributor of the Breached Licensed Product in the Licensed Territory and grant AVEO the right to appoint sub-distributors, until the earlier of (A) such time as all Regulatory Approvals in the Licensed Territory with respect to the Breached Licensed Product have been transferred to AVEO or its designee and (B) [**] after AVEO has exercised its special remedies under this Section 14.5(a) with respect to the Breached Licensed Product;

(xiii) If AVEO so requests, Biogen Idec shall transfer to AVEO any Third Party agreements to which Biogen Idec is a party relating to the Development, Manufacture or Commercialization of the Breached Licensed Product in the AVEO Territory or the Licensed Territory, subject to any required consents of such Third Party;

(xiv) The provisions of Section 12.1(clauses (iii) and (f) thereof) shall apply to both the AVEO Territory and the Licensed Territory with respect to such Breached Licensed Product;

(xv) The provisions of Section 13.1 shall not apply with respect to such Breached Licensed Product;

(xvi) The provisions of Section 3.7 shall not apply with respect to such Breached Licensed Product; and

(xvii) Each Party shall execute all documents and take all such further actions, including, where applicable, the prompt assignment by Biogen Idec of regulatory submissions and Third Party agreements, as may be reasonably requested by the other Party in order to give effect to the foregoing clauses (i) through (xvi) as soon as practicable and in order to enable AVEO to Develop, Manufacture and Commercialize the Breached Licensed Product in the AVEO Territory and the Licensed Territory.

(b) Biogen Idec Remedy for Breach by AVEO. Without limiting any other legal or equitable remedies that Biogen Idec may have, in the event of any material breach of the Agreement by AVEO that occurs during the Agreement Term, that has not been cured by AVEO in accordance with the provisions of Section 14.3 and in respect of which Biogen Idec elects, in accordance with the provisions of Section 14.3, to pursue its remedies under this Section 14.5(b), this Agreement shall continue in full force and effect subject to the automatic modification thereof as follows:

(i) AVEO shall no longer have the right under Section 5.11 or 5.12 to proceed with Development of New Licensed Products or New Indication Existing Licensed Products in the event the JDC does not approve or consent to such Development;

(ii) In the event that Biogen Idec pursues its remedies under this Section 14.5(b) prior to the Option Exercise Date, (i) the provisions of Article II shall terminate, (ii) the exercise by Biogen Idec of its rights and remedies under this Section 14.5(b) shall be deemed, for all purposes of this Agreement, to be the exercise of the Option by Biogen Idec and (iii) the provisions of Section 8.3 shall terminate and Biogen Idec shall have no obligation to make any of the payments contemplated thereunder;

(iii) The licenses and rights granted to AVEO under Section 3.2 shall immediately terminate with respect to the Breached Licensed Product;

(iv) The licenses and rights granted to Biogen Idec pursuant to Section 3.1 shall continue with respect to the Breached Licensed Product and be converted automatically to worldwide licenses and rights with respect to the Breached Licensed Product such that Biogen Idec and its Affiliates and Sublicensees shall have the right under such converted worldwide licenses and rights to Develop, Manufacture and Commercialize such Breached Licensed Product in the AVEO Territory and the Licensed Territory, and Biogen Idec shall continue to have the right to grant sublicenses (subject to provisions similar to those set forth in Section 3.3 that are applicable to sublicenses of licenses granted by AVEO to Biogen Idec pursuant to Section 3.1 hereof);

(v) Responsibility and control over the Development of the Breached Licensed Product shall rest solely with Biogen Idec and the JDC shall have no decision-making authority with respect to such Breached Licensed Product and Biogen Idec shall use Commercially Reasonable Efforts during the License Term to Develop the Breached Licensed Product in the Field for both the Licensed Territory and the AVEO Territory;

(vi) Responsibility and control over the Commercialization of the Breached Licensed Product in the AVEO Territory and the Licensed Territory shall rest solely with Biogen Idec and Biogen Idec shall use Commercially Reasonable Efforts to Commercialize such Breached Licensed Products in those countries in the AVEO Territory and the Licensed Territory in

which Regulatory Approval has been obtained, including by providing appropriate incentives consistent with its normal business practices to Sales Representatives involved in the Commercialization of the Licensed Product in the Licensed Territory;

(vii) Neither Party shall have any further obligation under Article V or Article VI with respect to the Breached Licensed Product;

(viii) AVEO’s obligations under Article VIII with respect to the Breached Licensed Product shall terminate;

(ix) Biogen Idec’s obligations under Section 8.4 with respect to the Breached Licensed Product shall terminate;

(x) Biogen Idec’s obligations under Section 8.5 and Sections 8.7-8.16 with respect to the Breached Licensed Product shall continue, provided that the royalties that Biogen Idec is required to pay AVEO under Article VIII with respect to the Breached Licensed Product shall be increased by [**] if Biogen Idec exercises its rights under this Section 14.5(b) with respect to the Breached Licensed Product prior to Regulatory Approval thereof in the AVEO Territory and shall be increased by [**] if Biogen Idec exercises its rights under this Section 14.5(b) with respect to the Breached Licensed Product after Regulatory Approval thereof in the AVEO Territory;

(xi) Biogen Idec shall make payment to AVEO of royalties on Net Sales of the Breached Licensed Product in the AVEO Territory by Biogen Idec and its Affiliates and Sublicensees (the terms of Article VIII and the foregoing clause (x) shall apply to Biogen Idec’s obligation to pay royalties under this clause (xi) to the same extent as they apply to Biogen Idec’s obligation to pay royalties on Net Sales of the Breached Licensed Product in the Licensed Territory by Biogen Idec and its Affiliates and Sublicensees);

(xii) Biogen Idec shall have the right (but not the obligation) to assume any or all of the rights, responsibilities and obligations of AVEO under Article IX with respect to the Breached Licensed Product by giving AVEO at least [**] prior written notice at any time and from time to time after the exercise by Biogen Idec of its special remedies under this Section 14.5(b), which written notice shall specify the rights, responsibilities and obligations of AVEO under Article IX with respect to the Breached Licensed Product being assumed by Biogen Idec;

(xiii) AVEO shall as promptly as practicable transfer to Biogen Idec or Biogen Idec’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of the Breached Licensed Product in the AVEO Territory, (B) copies of all data, reports, records and materials, commercialization plans, marketing plans, Promotional Materials, and other sales and marketing related information in AVEO’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Commercialization of the Breached Licensed Product in the AVEO Territory, including customer lists and customer contact information and all Safety Data and other adverse event data in AVEO’s possession or Control, and (C) all records and materials in AVEO’s possession or Control containing Confidential Information of Biogen Idec with respect to the Breached Licensed Product;

(xiv) If the Breached Licensed Product is being Commercialized by AVEO in any country in the AVEO Territory, then, if requested by Biogen Idec, AVEO shall appoint Biogen Idec as its exclusive distributor of the Breached Licensed Product in the AVEO Territory and grant Biogen Idec the right to appoint sub-distributors, until the earlier of (A) such time as all Regulatory Approvals in the AVEO Territory with respect to the Breached Licensed Product have been transferred to Biogen Idec or its designee and (B) [**] after Biogen Idec has exercised its special remedies under this Section 14.5(b) with respect to the Breached Licensed Product;

(xv) If Biogen Idec so requests, AVEO shall transfer to Biogen Idec any Third Party agreements to which AVEO is a party relating to the Development, Manufacture or Commercialization of the Breached Licensed Product in the AVEO Territory or the Licensed Territory, subject to any required consents of such Third Party;

(xvi) The provisions of Section 12.2 (clauses (iii) and (f) thereof) shall apply to both the AVEO Territory and the Licensed Territory with respect to such Breached Licensed Product; and

(xvii) Each Party shall execute all documents and take all such further actions, including, where applicable, the prompt assignment by AVEO of regulatory submissions and Third Party agreements, as may be reasonably requested by the other Party in order to give effect to the foregoing clauses (i) through (xvi) as soon as practicable and in order to enable Biogen Idec to Develop, Manufacture and Commercialize the Breached Licensed Product in the AVEO Territory and the Licensed Territory.

(c) Termination by Biogen Idec for Convenience. If Biogen Idec terminates this Agreement for convenience under Section 14.2 during the Option Exercise Period, the Option shall immediately terminate, and Biogen Idec shall have no further right to exercise the Option. If Biogen Idec terminates this Agreement for convenience under Section 14.2 with respect to any Licensed Product during the License Term, then (i) Biogen Idec shall continue to pay its share of all Development Costs for such Licensed Product for a period of [**] following the date of such termination, and, if longer, shall also continue to pay its share of the Development Costs for such Licensed Product related to any ongoing clinical trials included in the then current Development Plan until such trials are completed, (ii) the licenses and rights granted to AVEO pursuant to Section 3.2(a) with respect to such Licensed Product shall survive and be converted automatically to worldwide licenses and rights such that AVEO and its Affiliates and Sublicensees shall have the right under such converted worldwide licenses and rights to Develop, Manufacture and Commercialize such Licensed Product in the AVEO Territory and the Licensed Territory, and AVEO shall continue to have the right to grant sublicenses (subject to provisions similar to those set forth in Section 3.3), (iii) Biogen Idec’s obligations under Article VIII shall terminate with respect to such Licensed Product, (iv) AVEO’s obligations under Article VIII shall survive with respect to such Licensed Product (including, without limitation, the obligation thereunder to make payment of royalties); (v) AVEO shall make payment to Biogen Idec of royalties on Net Sales of such Licensed Product in the Licensed Territory by AVEO and its Affiliates and Sublicensees (the terms of Article VIII shall apply to AVEO’s obligation to pay royalties under this clause (v) to the same extent as it applies to AVEO’s obligation to pay royalties on Net Sales of Licensed Product in the AVEO Territory by AVEO and its Affiliates and Sublicensees), (vi) the rights and obligations of each Party under Article IX with respect to such Licensed Product shall survive with respect to any intellectual property rights that are subject to surviving licenses granted by, or for the benefit of, AVEO under this Agreement, (vii) Biogen Idec shall as promptly as practicable transfer to AVEO or AVEO’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of such Licensed Product in the Licensed Territory, (B) copies of all data, reports, records and materials, commercialization plans, marketing plans, Promotional Materials, and other sales and marketing related information in Biogen Idec’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Commercialization of such Licensed Product in the Licensed Territory, including customer lists and customer contact information and all Safety Data and other adverse event data in Biogen Idec’s possession or Control, and (C) all records and materials in Biogen Idec’s possession or Control containing Confidential Information of AVEO with respect to such Licensed Product, (viii) if the effective date of termination is after the First Commercial Sale of such Licensed Product in any country in the Licensed Territory, then, if requested by AVEO, Biogen Idec shall appoint AVEO as its exclusive distributor of such Licensed Product in the Licensed Territory and grant AVEO the right to appoint sub-distributors, until the earlier of (1) such time as all Regulatory Approvals in the Licensed Territory with respect to such Licensed Product have been transferred to AVEO or its designee and (2) [**] after the effective date of termination, (ix) if AVEO so requests, Biogen Idec shall transfer to AVEO any Third Party agreements relating to the Commercialization of such Licensed Product in the Licensed Territory to which Biogen Idec is a party, subject to any required consents of such Third Party, and (x) all rights and obligations of the Parties under this Agreement (except for those contemplated in this Section 14.5(c) and those contemplated below in Sections 14.7, 14.8, 14.9 and 14.10) shall terminate with respect to such Licensed Product. Each Party shall execute all documents and take all such further actions, including, where applicable, the prompt assignment by Biogen Idec of regulatory submissions and Third Party agreements, as may be reasonably requested by AVEO in order to give effect to the foregoing clauses (i) through (x) as soon as practicable and in order to enable AVEO to Develop, Manufacture and Commercialize such Licensed Product in the AVEO Territory and the Licensed Territory.

(d) Termination by Biogen Idec Upon Certain M&A Events. If Biogen Idec terminates this Agreement under Section 14.4 during the Agreement Term, then (i) Biogen Idec shall continue to pay its share of all Development Costs for a period of [**] following the date of such termination, (ii) the licenses and rights granted to Biogen Idec under Section 3.1 hereof shall survive; (iii) the license and rights granted to AVEO under Section 3.2 shall survive; (iv) the rights and obligations of the Parties under Article III shall survive (other than Section 3.6(a) and the first four sentences of Section 3.6(b), which shall not survive); (v) AVEO’s obligations under Article VIII shall survive (including, without limitation, the obligation thereunder to make payment of royalties) provided that such royalty obligations shall be reduced by [**]; (vi) Biogen Idec’s obligations under Article VIII shall survive (including, without limitation, the obligation thereunder to make payment of royalties), provided that such royalty obligations shall be reduced by [**]; (vii) the rights and obligations of each Party under Article IX shall survive with respect to any intellectual property rights that are subject to surviving licenses granted by, or for the benefit of, such Party under this Agreement; and (viii) all rights and obligations of the Parties under this Agreement except for those contemplated by this Section 14.5(d), those set forth in Section 5.8 and 5.9, those set forth in Section 5.4 as they related to Development Costs incurred in connection with Section 5.8, and those contemplated below in Sections 14.6, 14.7, 14.8 and 14.9) shall terminate. For purposes of clarification, if Biogen Idec terminates this Agreement under Section 14.4 during the Agreement Term, then (a) each Party and its Affiliates and Sublicensees shall have the right to engage in Development and Manufacture of Licensed Product in the AVEO Territory and the Licensed Territory, and the JDC shall have no decision-making authority or oversight with respect to the Development or Manufacturing activities of the Parties, (b) AVEO and its Affiliates and Sublicensees shall have the right to Commercialize Licensed Product in the AVEO Territory but not the Licensed Territory and (c) Biogen Idec and its Affiliates and Sublicensees shall have the right to Commercialize Licensed Product in the Licensed Territory but not the AVEO Territory.

14.6. Manufacturing. In the event that this Agreement terminates for any reason or that a Party exercises its special remedies under Section 14.5 as a result of the material breach of this Agreement by the other Party, and in the event that the Party that is not then responsible for Manufacturing under Article VII and/or the Supply Agreement retains rights to Develop and Commercialize Licensed Product under this Agreement following such termination or the exercise by such Party of its special remedies under Section 14.5, (A) the obligations under such Article VII and/or the Supply Agreement of the Party that is then responsible for Manufacturing shall continue in effect for a period of at least [**] following such termination or the exercise by the other Party of its special remedies under Section 14.5, as the case may be, or such longer period as the Parties may mutually agree, and (B) the Party that is not responsible for Manufacturing (the “non-Manufacturing Party”) shall have the right to require the Party responsible for Manufacturing (the “Manufacturing Party”) to engage in a technology transfer process, at the Manufacturing Party’s costs, in the event the cause of the termination is breach by the Manufacturing Party, or at Biogen Idec’s cost for a termination under Section 14.2, otherwise at the cost of the non-Manufacturing Party, for purposes of enabling the non-Manufacturing Party or any of its Affiliates or Third Party contract manufacturers to Manufacture Licensed Product by or on behalf of the non-Manufacturing Party and its Affiliates and Sublicensees for purposes of enabling the non-Manufacturing Party to exercise its rights under this Agreement, and the non-Manufacturing Party shall have the right to deal directly with any Third Party contract manufacturer of the Manufacturing Party or any of its Affiliates to arrange for such Third Party contract manufacturer to Manufacture and supply Licensed Product to the non-Manufacturing Party and its Affiliates and Sublicensees for the purposes of enabling the non-Manufacturing Party to exercise its rights under this Agreement.

14.7. Accrued Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

14.8. Treatment of Sublicensees. In the event the license granted to Biogen Idec under Section 3.1 terminates for any reason or in the event that the license granted to AVEO under Section 3.2(a) terminates for any reason, each Sublicensee at such time under any such license that terminates shall continue to have the rights and licenses set forth in their sublicense agreements; provided, that such Sublicensee agrees in writing that (i) the Party that is the licensor in connection with such terminated license is entitled to enforce all relevant provisions of the applicable sublicense agreement directly against such Sublicensee and (ii) the Party that is the licensor in connection with such terminated license shall not assume, and shall not be responsible to such Sublicensee for, any representations, warranties or obligations made to such Sublicensee by the Party that was the licensee in connection with such terminated license, other than to permit such Sublicensee to exercise any rights to Licensed Product that are sublicensed under such sublicense agreement.

14.9. Survival. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of Section 8.16, Articles X, XII, XIV, XV and XVI shall survive any expiration or termination of this Agreement and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, shall survive. In addition, in the event of an expiration of this Agreement in accordance with the provisions of Section 14.1, the licenses granted in Sections 3.1 and 3.2(a) shall survive as perpetual, fully paid-up, non-royalty-bearing licenses. Except as set forth in this Article XIV, upon expiration of this Agreement in accordance with the provisions of Section 14.1 all other rights and obligations of the Parties under this Agreement terminate.

ARTICLE XV.

DISPUTE RESOLUTION

15.1. Continuance of Rights and Obligations During Pendency of Dispute Resolution. If there are any disputes in connection with this Agreement, including termination of this Agreement under Article XIV, all rights and obligations of the Parties shall continue until such time as any dispute has be resolved in accordance with the provisions of this Article XV.

15.2. Referral of Unresolved Matters to Senior Representatives. In the event that the Parties are unable to resolve a dispute within thirty (30) days from the date such dispute is first brought to the other Party’s attention, the matter shall be referred to the Senior Representatives of each Party to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. A resolution, if any, of an issue referred to the Senior Representatives set forth in a writing signed by both Parties shall be final and binding on the Parties.

15.3. Equitable Relief. Notwithstanding anything to the contrary, each of the Parties hereby acknowledges that a breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. Each of the Parties hereby agrees that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right to seek equitable relief to enforce the provisions of this Agreement.

ARTICLE XVI.

MISCELLANEOUS

16.1. Governing Law and Jurisdiction. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.2. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided that (i) the affected Party provides prompt notice to the other Party of such failure or delay, (ii) the affected Party uses commercially reasonable efforts to mitigate the effects of the Force Majeure Event, and (iii) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure Event if it arises from a failure of Biogen Idec or AVEO to comply with applicable Laws.

16.3. Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement, including the registration or recordation of the rights granted hereunder.

16.4. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person by a internationally recognized overnight courier, or by facsimile (and promptly confirmed by an overnight courier delivery), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the Agreement Term. Any notice sent by internationally recognized overnight courier as aforesaid shall be deemed to have been given three (3) days after being sent.

In the case of AVEO:

AVEO Pharmaceuticals, Inc.

75 Sidney St.

Cambridge, MA 02139

Facsimile: 617-995-4995

Attention: Chief Business Officer

With a copy to:

AVEO Pharmaceuticals, Inc.

75 Sidney St.

Cambridge, MA 02139

Facsimile: 617-995-4995

Attention: Corporate Counsel

In the case of Biogen Idec:

Biogen Idec International GmbH

Landis+Gyr-Strasse 3

6300 Zug

Switzerland

Attention:	VP, Chief International Counsel
Facsimile:	+41-41-392-1718

With a copy (which shall not constitute notice) to:

Biogen Idec Inc.

14 Cambridge Center

Cambridge, MA 02142

Attention: General Counsel

Facsimile: 617-679-3112

With an additional copy (which shall not constitute notice) to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attention:	Julio E. Vega

William S. Perkins

Facsimile:	617-951-8736

16.5. Assignment. This Agreement may not be assigned or otherwise transferred by either Party, without the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part, (i) to any of its Affiliates (provided the assigning Party continues at all times to remain liable for all obligations of such Party under this Agreement without regard to such assignment) and (ii) either Party, without such consent, may assign its rights and delegate its duties under this Agreement, whether by contract or operation of law, to a Third Party successor or purchaser of all or substantially all of such Party’s business and assets, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement. Any purported assignment in violation of this

Section 16.5 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Without limiting the generality or applicability of any other provision of this Agreement that may be applicable, the rights of AVEO under this Section 16.5 shall be subject to the rights of Biogen Idec under Sections 13.1 and 14.5 hereof.

16.6. Affiliate Performance. Any obligation of either Party under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at such Party’s sole and exclusive option, either by such Party directly or by any Affiliate of such Party that such Party causes to satisfy, meet or fulfill such obligation, in whole or in part.

16.7. Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both Parties hereto.

16.8. Entire Agreement. This Agreement, along with all schedules and exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.

16.9. No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

16.10. Waiver. The failure of a Party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.

16.11. No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

16.12. Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

16.13. Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any Law of any relevant jurisdiction, then such provision shall be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.

16.14. Interpretation.

(a) General. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

(b) Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(c) Capitalization. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(e) Schedules and Exhibits. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f) Person References. References to any Person include the successors and permitted assigns of that Person.

(g) References to Parts of this Agreement. References to Articles, Sections, Schedules, and Exhibits are to Articles, Sections, Schedules, and Exhibits of this Agreement unless otherwise specified.

(h) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” is used in the inclusive sense (and/or). Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

16.15. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, AVEO and Biogen Idec have caused this Agreement to be duly executed by their authorized representatives under seal, in duplicate on the Effective Date.

AVEO PHARMACEUTICALS, INC.

By:	/s/ Tuan Ha-Ngoc

Name:	Tuan Ha-Ngoc

Title:	President and Chief Executive Officer

BIOGEN IDEC INTERNATIONAL GMBH

By:	/s/ Hans Peter Hasler

Name:	Hans Peter Hasler

Title:	Geschaftsführer

Exhibit A

List of Existing AVEO Patent Rights

None

Exhibit B

Development Plan Guidelines

For purposes of this Agreement, a Development Plan, or any amendment, modification or update thereto, shall be deemed to meet the “Development Plan Guidelines” on any date if the Development activities contemplated in such Development Plan are designed and selected so that, to the maximum extent possible, [**].

Exhibit C

Stock Purchase Agreement

EXECUTION

AVEO PHARMACEUTICALS, INC.

SERIES E CONVERTIBLE PREFERRED STOCK

PURCHASE AGREEMENT

Dated as of March 18, 2009

5. TRANSFER OF SHARES	13

5.1 Restricted Shares	13
5.2 Requirements for Transfer	13
5.3 Legend	14
5.4 Rule 144A Information	14

6. MISCELLANEOUS	14

6.1 Successors and Assigns	14
6.2 Survival of Representations and Warranties	15
6.3 Brokers	15
6.4 Severability	15
6.5 Specific Performance	15
6.6 Governing Law	15
6.7 Notices	15
6.8 Complete Agreement	16
6.9 Amendments and Waivers	16
6.10 Pronouns	16
6.11 Counterparts; Facsimile Signatures	16
6.12 Section Headings and References	16

EXHIBITS

Exhibit A	– List of Purchasers and Shares Purchased
Exhibit B-1	– Investment Financing Signature Page
Exhibit B-2	– Existing Investor Financing Signature Page
Exhibit C	– Certificate of Amendment
Exhibit D	– Investor Rights Agreement
Exhibit E	– Voting Agreement
Exhibit F	– Co-Sale Agreement
Exhibit G	– Opinion of Counsel
Exhibit H	– Exceptions to Representations

-ii-

AVEO PHARMACEUTICALS, INC.

SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This Agreement dated as of March 18, 2009, is entered into by and among AVEO Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the individuals and entities listed on Exhibit A hereto under the heading “Initial Purchasers” (the “Initial Purchasers”), who shall become parties to this Agreement by executing and delivering a financing signature page in the form of Exhibit B-1 hereto or such other form as may be acceptable to the Company (the “Investment Financing Signature Page”), and the individuals and entities who become parties to this Agreement after the date hereof in accordance with Section 2.2 hereof by executing and delivering (i) in the case of individuals and entities that were not holders of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of the Company prior to the date of the applicable Closing (as defined below) (the “New Investors”), an Investment Financing Signature Page or (ii) in the case of individuals and entities that were holders of Preferred Stock of the Company prior to the date of the applicable Closing (as defined below) (“Existing Investors” and, collectively with the New Investors, the “Additional Purchasers”), a financing signature page in the form of Exhibit B-2 hereto or such other form as may be acceptable to the Company (the “Existing Investor Financing Signature Page”). Investment Financing Signature Pages and Existing Investor Financing Signature Pages are collectively referred to as “Financing Signature Pages”. The Initial Purchasers and any Additional Purchasers are collectively referred to as the “Purchasers”.

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Sale of Shares; Authorization.

1.1 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closings (as defined in Section 2.2), the Company will sell and issue to each of the Purchasers, and each of the Purchasers will purchase, the number of shares of the Company’s Series E Convertible Preferred Stock, $0.001 par value per share (the “Series E Preferred”), set forth opposite such Purchaser’s name on Exhibit A, for the purchase price of $4.00 per share (the “Purchase Price”). The shares of Series E Preferred sold under this Agreement are referred to as the “Shares.”

1.2 Use of Proceeds. The Company will use the proceeds from the sale of the Shares for product development and other general corporate purposes.

1.3 Authorization. Before the Initial Closing (as defined in Section 2.1), the Company will have duly authorized the sale and issuance, pursuant to the terms of this Agreement, of up to 15,000,000 shares of Series E Preferred, having the rights, privileges, preferences and restrictions set forth in the Certificate of Amendment of Certificate of Incorporation attached hereto as Exhibit C (the “Certificate of Amendment”). Before the Initial Closing, the Company will have adopted and filed the Certificate of Amendment with the Secretary of State of the State of Delaware.

2. Closings.

2.1 The Initial Closing. Subject to the terms and conditions of this Agreement, the initial closing (the “Initial Closing”) of the sale and purchase of 7,500,000 Shares under this Agreement shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts (or remotely via the exchange of documents and signatures) on a date mutually agreed to by the Company and the Initial Purchasers, provided that the Company and the Initial Purchasers agree that such Initial Closing shall be consummated on or prior to May 31, 2009, in the event that the Company has completed the actions set forth in this Section 2.1 on or prior to such date (the “Initial Closing Date”). Prior to or at the Initial Closing:

(a) the Company and the other parties named therein shall execute and deliver the Fourth Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit D (the “Investor Rights Agreement”);

(b) the Company and the other parties named therein shall execute and deliver the Fourth Amended and Restated Stockholders’ Voting Agreement in the form attached hereto as Exhibit E (the “Voting Agreement”);

(c) the Company and the other parties named therein shall execute and deliver the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit F (the “Co-Sale Agreement”);

(d) the Company shall deliver to the Initial Purchasers certificates, as of the most recent practicable dates, (i) as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware and (ii) as to the due qualification of the Company as a foreign corporation issued by the Commonwealth of Massachusetts;

(e) the Company shall deliver to the Initial Purchasers the Certificate of Incorporation of the Company, as amended and in effect as of the Initial Closing Date (including the Certificate of Amendment), certified by the Secretary of State of the State of Delaware;

(f) the Company shall deliver to the Initial Purchasers a Certificate of the Secretary or Assistant Secretary of the Company attesting as to (i) the By-laws of the Company; (ii) the signatures and titles of the officers of the Company executing this Agreement or any of the other agreements to be executed and delivered by the Company at the Initial Closing; and (iii) resolutions of the Board of Directors and stockholders of the Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby;

(g) Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Company, shall deliver to the Initial Purchasers an opinion, dated the Initial Closing Date, in substantially the form attached hereto as Exhibit G;

(h) the Company shall deliver to the Initial Purchasers a Certificate of the President of the Company certifying that (i) each of the representations and warranties made by the Company in Section 3 hereof is true and correct as of the Initial Closing Date as if then made, except to the extent that such representations and warranties were made as of a specific date; and (ii) the Company has performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Initial Closing;

(i) the Company shall deliver to each Initial Purchaser a certificate for the Shares being purchased at the Initial Closing by such Initial Purchaser, registered in the name of such Initial Purchaser; and

(j) each Initial Purchaser shall pay to the Company, by wire transfer of immediately available funds, the Purchase Price for the Shares being purchased at the Initial Closing by such Initial Purchaser.

2.2 Additional Closings. Additional sales of up to an aggregate of 7,500,000 Shares may be made by the Company to Additional Purchasers at one or more additional closings (each, an “Additional Closing”) up to 120 days after the Initial Closing Date; provided, however, that the composition of the Additional Purchasers (other than any Existing Investor) shall be subject to the approval of a majority of the members of the Board of Directors. Each Additional Closing and the Initial Closing are collectively referred to as the “Closings” and the date of each Additional Closing and the Initial Closing Date are collectively referred to as the “Closing Dates.” Each Additional Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts (or remotely via the exchange of documents and signatures). At each Additional Closing, (i) each Additional Purchaser that is a New Investor shall execute and deliver an Investment Financing Signature Page, and each Additional Purchaser that is an Existing Investor shall execute and deliver an Existing Investor Financing Signature Page, and upon acceptance by the Company of such Financing Signature Page, such Additional Purchaser shall become a “Purchaser” hereunder; (ii) the Company shall (A) issue and deliver to each Additional Purchaser a certificate for the number of Shares being purchased at such Additional Closing by such Additional Purchaser, registered in the name of such Additional Purchaser, against payment to the Company of the Purchase Price for the number of Shares being purchased by such Additional Purchaser, (B) deliver to each of the Additional Purchasers, the documents set forth in Sections 2.1(a) through (c) and (f) and (C) deliver to each of the Additional Purchasers, the certificates set forth in Sections 2.1(d) and (e) and a certificate, executed by the President of the Company, certifying that each representation and warranty contained in Section 3 shall be true on and as of the Additional Closing with the same effect as though such representation and warranty had been made on and as of that date, except as set forth on Exhibit H hereto, which shall be supplemented as of the date of such Additional Closing, and certifying to the fulfillment of the conditions specified in Section 2.1(h), dated as of the date of each such Additional Closing; (iii) Wilmer Cutler Pickering Hale and Dorr LLP shall deliver to each of the Additional Purchasers an opinion, dated as of the date of such Additional Closing, in substantially the form attached hereto as Exhibit G; and (iv) the Company shall cause Exhibit A to this Agreement and Exhibit A to each of the Ancillary Agreements (as defined in

Section 3.1) to be amended to include each Additional Purchaser and all corresponding information specified in each such Exhibit. The Purchase Price shall be paid by wire transfer of immediately available funds.

3. Representations of the Company. Except as disclosed by the Company in Exhibit H hereto, the Company hereby represents and warrants to each Purchaser that the statements contained in this Section 3 are complete and accurate as of the date of this Agreement. Exhibit H shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of Exhibit H shall qualify only the corresponding section or subsection of this Section 3 unless otherwise specified.

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted by it and to enter into and perform this Agreement and all other agreements required to be executed by the Company at or prior to the Initial Closing pursuant to Section 2.1 (the “Ancillary Agreements”) and to carry out the transactions contemplated by this Agreement and the Ancillary Agreements. The Company is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Massachusetts and in any other jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary. The Company has furnished to the Purchaser complete and accurate copies of its Certificate of Incorporation and By-laws, each as amended to date and presently in effect. The Company has at all times complied with all provisions of its Certificate of Incorporation and By-laws in all material respects and is not in default under, or in violation of, any such provision.

3.2 Subsidiaries, Etc. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

3.3 Capitalization.

(a) The authorized capital stock of the Company (immediately prior to the Initial Closing) consists of (i) 102,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), of which 6,367,751 shares are issued and outstanding and no shares are held in the treasury of the Company, (ii) 12,448,000 shares of Series A Convertible Preferred Stock, $0.001 par value per share, of which 12,400,000 shares are issued and outstanding, (iii) 27,215,385 shares of Series B Convertible Preferred Stock, $0.001 par value per share, of which 26,906,354 shares are issued and outstanding, (iv) 4,166,668 shares of Series C Convertible Preferred Stock, $0.001 par value per share, all of which are issued and outstanding, (v) 21,794,310 shares of Series D Convertible Preferred Stock, $0.001 par value per share, of which 21,165,510 are issued and outstanding, and (vi) 15,000,000 shares of Series E Preferred, none of which are issued or outstanding.

(b) Exhibit H includes a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of shares of Common Stock (if any) into which such shares are convertible. Exhibit H also indicates all outstanding shares of Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) Exhibit H includes a complete and accurate list, as of the date of this Agreement of: (i) all stock option plans and other stock or equity-related plans of the Company (the “Company Stock Plans”), indicating for each Company Stock Plan the number of shares of Common Stock issued to date under such Plan, the number of shares subject to outstanding options under such Plan and the number of shares reserved for future issuance under such Plan; (ii) all holders of outstanding options to purchase shares of Common Stock (“Company Stock Options”), indicating with respect to each Company Stock Option the Company Stock Plan under which it was granted, the number of shares of Common Stock subject to such Company Stock Option, the exercise price and the date of grant; and (iii) all holders of warrants or other rights (other than Company Stock Options and convertible preferred stock) to purchase or acquire shares of capital stock of the Company (“Company Warrants”), indicating with respect to each Company Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Company Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has furnished to the Purchaser complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Company Stock Options and all Company Warrants. All of the shares of capital stock of the Company subject to Company Stock Options and Company Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth in this Section 3.3 or Exhibit H, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except for the Ancillary Agreements, there is no agreement, written or oral, between the Company and any holders of its securities, or, to the best of the Company’s knowledge, among any holder of its securities, relating to the sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting, of the capital stock of the Company.

3.4 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, have been, or will be on or prior to the applicable Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Shares, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in the Investor Rights Agreement.

3.5 Authority for Agreement; No Conflict. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements when executed at the Initial Closing will be, duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with their respective provisions by the Company will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, order, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”) except for any filing, permit, order, authorization, consent or approval, the absence of which would not reasonably be expected to have a material adverse effect on the Company’s business, financial condition or results of operations (a “Company Material Adverse Effect”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the

Company is a party or by which the Company is bound or to which its assets are subject except for any of the foregoing events listed in this clause (c) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation specifically naming the Company or applicable to any of its assets. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the offer, issuance, sale and delivery of the Shares, the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares or the other transactions to be consummated at the Initial Closing, as contemplated by this Agreement and the Ancillary Agreements, except such filings as shall have been made prior to and shall be effective on and as of the Initial Closing and such filings required to be made after the Initial Closing under applicable federal and state securities laws. Based on the representations made by each of the Purchasers in Section 4 of this Agreement, the offer and sale of the Shares to each of the Purchasers will be in compliance with applicable federal and state securities laws.

3.7 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the Company’s knowledge, any basis therefor or threat thereof, against the Company, any of which, singly or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. There is no litigation pending, or, to the Company’s knowledge, any basis therefor or threat thereof, against the Company by reason of the proposed activities of the Company, or negotiations by the Company with possible investors in the Company. Neither the Company, nor, to the Company’s knowledge, any of its officers is subject to any outstanding judgment, order or decree specifically naming the Company. There is no action, suit or proceeding initiated by the Company currently pending or which the Company currently intends to initiate.

3.8 Financial Statements. The Company has furnished to each of the Purchasers a complete and accurate copy of the (i) audited balance sheet of the Company at December 31, 2007 and the related audited statements of operations and cash flows for the fiscal year then ended and (ii) the unaudited balance sheet (the “Balance Sheet”) of the Company at November 30, 2008 the (“Balance Sheet Date”) and the related unaudited statements of operations and cash flows for the 11-month period then ended (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of the Company, present fairly the financial condition and results of operations of the Company, at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except that the unaudited Financial Statements may not be in accordance with GAAP (x) due to non-cash adjustments related to Financial Accounting Standards Board Statement 123R, and (y) because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate will not be material.

3.9 Absence of Undisclosed Liabilities. The Company does not have any liability (whether known or unknown and whether absolute or contingent), except for (a) liabilities shown on the Balance Sheet, (b) liabilities not in excess of $500,000 in the aggregate, which have arisen since the Balance Sheet Date in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a Company Material Adverse Effect.

3.10 Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Balance Sheet, except those disposed of since the date thereof in the ordinary course of business.

3.11 Intellectual Property.

(a)

(i) Exhibit H lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor owned by the Company. Except as set forth in Exhibit H, there is no pending adverse claim that would interfere with the Company’s right to use the licenses, software or any Intellectual Property (as defined in Section 3.11(e) hereof) being used in the Company’s business as now operated. Except as set forth in Exhibit H, the conduct of the Company’s business as now operated does not conflict and to the best of the Company’s knowledge will not conflict with any license, or other Intellectual Property of any other Person. Except as set forth in Exhibit H, to the best of the Company’s knowledge, no product or process presently used or under development by the Company infringes or will infringe on any Intellectual Property of any other Person.

(ii) Except pursuant to an agreement set forth in Schedule 3.11(a) (ii) in Exhibit H, the Company has no obligation to compensate any Person for the use of any Intellectual Property.

(b) Except as identified in Exhibit H, to the best of the Company’s knowledge, the Company owns or has the right to use all Intellectual Property necessary in the conduct of its business as contemplated on the date hereof. Except as identified in Exhibit H, the Company has the right to bring actions for infringement of all Intellectual Property owned or exclusively licensed by the Company. Except as identified in Exhibit H, the Company has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property (as defined in Section 3.11(e) hereof); to perfect the Company’s title in Company Intellectual Property, including recording in the U.S. Patent and Trademark Office invention assignments for each of the named inventors on each of the U.S. patents and patent applications owned by the Company; and to maintain in confidence all trade secrets and confidential information, that it owns or uses and desires to retain in confidence. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to an agreement or license specified in Exhibit H), and, to the Company’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. No claim is pending or, to the Company’s knowledge, threatened to the effect that any Company Intellectual Property is invalid or unenforceable by the Company, and, to the Company’s knowledge, except as set forth in Exhibit H, there is no basis for any such claim (whether or not pending or threatened).

(c) Exhibit H identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as disclosed on Exhibit H, the Company has not agreed to indemnify any person or entity against infringement, violation or misappropriation of any Intellectual Property with respect to any Company Intellectual Property.

(d) Exhibit H identifies each license or other agreement pursuant to which the Company uses Company Intellectual Property that is owned by a party other than the Company (excluding off the shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Intellectual Property” shall mean (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (B) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) trade secrets; (F) inventions, know how and improvements; and (G) all rights relating to or associated with any of the foregoing.

(ii) “Company Intellectual Property” shall mean all Intellectual Property necessary in the conduct of its business as contemplated on the date hereof and owned by or licensed to the Company, or to which the Company otherwise has a right to use.

3.12 Material Contracts and Obligations. Exhibit H sets forth a list of all material agreements or commitments of any nature (whether written or oral) to which the Company is a party or by which it is bound, including without limitation (a) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, (b) any agreement with any current or former stockholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, or (c) any agreement relating to indebtedness for borrowed money (including any assumptions, guarantees, endorsements or other direct or contingent liability), or (d) any agreement which requires future expenditures by the Company in excess of $250,000 in the aggregate or which might result in payments to the Company in excess of $250,000 in the aggregate. Neither the Company, nor, to the Company’s knowledge, any other party thereto, is in default of any of its obligations under any of the agreements or contracts listed on any Schedule in Exhibit H, in a manner which could have a Company Material Adverse Effect, nor does the Company have a reasonable basis to believe that it will not continue to remain in compliance with its obligations (including milestone obligations) under such agreements or contracts. To the Company’s knowledge, all agreements and contracts listed on any Schedule in Exhibit H are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity.

3.13 Compliance. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present business and has all material permits and licenses required thereby.

3.14 Books and Records. The minute books of the Company contain complete and accurate records, in all material respects, of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger of the Company is complete and accurate in all material respects and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

3.15 Disclosures. Neither this Agreement nor any Exhibit hereto, nor any Ancillary Agreement nor any report, certificate or instrument furnished to the Purchasers or their counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the Company’s knowledge, there is no material fact directly relating to the business, operations or financial condition of the Company (including any competitive developments but other than facts that relate to general economic or industry trends or conditions or are otherwise generally known through publicly available information) that materially adversely affect the same that has not been disclosed to the Purchasers.

3.16 Taxes. The Company has filed or has obtained presently effective extensions with respect to all federal, state, county, local and foreign tax returns which are required to be filed by it, such returns are complete and accurate in all material respects and all taxes shown thereon to be due have been timely paid with exceptions not material to the Company. Federal income tax returns of the Company have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the best of the Company’s knowledge, threatened. The Company has established adequate reserves for all taxes accrued but not yet payable to the extent required by generally accepted accounting principles. There is no tax lien (other than for current taxes not yet due and payable), whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company. Neither the Company nor any of its present or former stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended, that the Company be taxed as an S corporation.

3.17 ERISA. Except as set forth on Exhibit H, the Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or any plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, consulting agreement or any other benefit program or contract, except as required by law. The Company has complied in all material respects with all applicable laws relating to wages, hours and collective bargaining.

3.18 Transactions With Affiliates. Except as set forth on Exhibit H, no director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm, other than employment-at-will arrangements in the ordinary course of business.

3.19 Employees. All current and former employees of the Company who have or have had access to confidential or proprietary information of the Company have executed and delivered non-disclosure and assignment of inventions agreements in the form provided to the Purchasers and all of such agreements are in full force and effect. All current and former Key Employees (as defined in Section 7 of the Co-Sale Agreement) of the Company have executed and delivered non-competition and non-solicitation agreements in the form provided to the Purchasers and all of such agreements are in full force and effect.

3.20 Certain Agreements of Officers and Key Employees.

(a) Except as listed in Exhibit 3.12, the Company is not a party to or obligated in connection with its business with respect to (i) outstanding contracts with employees, agents, consultants, advisers, sales representatives, distributors, sales agents or dealers or (ii) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.

(b) To the knowledge of the Company, no officer or Key Employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer or Key Employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and to the knowledge of the Company, the continued employment of the Company’s officers and Key Employees does not subject the Company or any Purchaser to any liability to third parties.

3.21 Assumptions or Guaranties of Indebtedness of Other Persons. Except as contemplated hereby or consented to by the Purchaser in accordance with this Agreement, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any indebtedness of any other person.

3.22 Insurance. The Company has in full force and effect general liability insurance policies and any other insurance policies the Company deems necessary and as set forth on Exhibit H, with extended coverage, which the Company deems reasonably sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its current properties that might be damaged or destroyed or otherwise to protect the current assets of the Company.

3.23 Environmental Matters. To the Company’s knowledge, (i) no material quantity of hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company and (ii) no material quantity of hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused by the Company to enter the soil or water in, under or upon any real property owned, leased or operated by the Company.

4. Representations of the Purchasers. Each of the Purchasers severally represents and warrants to the Company as follows:

4.1 Investment. Such Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Such Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.2 Authority. Such Purchaser has full power and authority to enter into and to perform this Agreement and the Ancillary Agreements in accordance with their terms. Any Purchaser that is a corporation, limited liability company, partnership or trust represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

4.3 Experience. Such Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement, has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to such Purchaser any and all written information which he, she or it has requested and have answered to such Purchaser’s satisfaction all inquiries made by such Purchaser; and such Purchaser has sufficient knowledge and experience in finance and business that he, she or it is capable of evaluating the risks and merits of his, her or its investment in the Company and such Purchaser is able financially to bear the risks thereof.

5. Transfer of Shares.

5.1 Restricted Shares. “Restricted Shares” means (i) the Shares, (ii) the shares of Common Stock issued or issuable upon conversion of the Shares, (iii) any shares of capital stock of the Company acquired by the Purchasers pursuant to the Investor Rights Agreement or Co-Sale Agreement, and (iv) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a registration statement under the Securities Act, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (y) at such time as (i) a period of at least one year, as determined in accordance with paragraph (d) of Rule 144 under the Securities Act, has elapsed since the later of the date the Restricted Shares were acquired from the Company or an affiliate of the Company, and (ii) they become eligible for sale under Rule 144(b)(1)(i) under the Securities Act.

5.2 Requirements for Transfer.

(a) Restricted Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

(b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Purchaser to an affiliate (as such term is defined in the Securities Act) of such Purchaser, (ii) a transfer by a Purchaser which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, or (iii) a transfer by a Purchaser which is a limited liability company to a member of such limited liability company or a retired member who resigns after the date hereof or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5 to the same extent as if it were the original Purchaser hereunder, or (iv) a transfer made in accordance with Rule 144 under the Securities Act.

5.3 Legend. Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as (a) a period of at least one year, as determined in accordance with paragraph (d) of Rule 144 under the Securities Act, has elapsed since the later of the date the Restricted Shares were acquired from the Company or an affiliate of the Company, and (b) the Restricted Shares become eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act.

5.4 Rule 144A Information. The Company shall, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the written request of any Purchaser, provide in writing to such Purchaser and to any prospective transferee of any Restricted Shares of such Purchaser the information concerning the Company described in Rule 144A(d)(4) under the Securities Act (“Rule 144A Information”). The Company also shall, upon the written request of any Purchaser, cooperate with and assist such Purchaser or any member of NASDAQ’s PORTAL system in applying to designate and thereafter maintain the eligibility of the Restricted Shares for trading through PORTAL. The Company’s obligations under this Section 5.4 shall at all times be contingent upon receipt from the prospective transferee of Restricted Shares of a written agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than persons who will assist such transferee in evaluating the purchase of any Restricted Shares.

6. Miscellaneous.

6.1 Successors and Assigns. This Agreement, and the rights and obligations of each party hereunder shall inure to the successors and assigns of each party hereto, provided that, this Agreement and the rights and obligations of any Purchaser may be assigned by such Purchaser only to (a) any person or entity to which Shares are transferred by such Purchaser in accordance with this Agreement, or (b) to any affiliate, partner, member, stockholder or subsidiary of such Purchaser, and, in each case, such transferee shall be deemed a “Purchaser” for purposes of this Agreement; and further provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement. The Company may not assign its rights under this Agreement.

6.2 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby for a period of one year following the Initial Closing.

6.3 Brokers. Each of the Company and each Purchaser (i) represents and warrants to the other parties hereto that he, she or it has not retained a finder or broker in connection with the transactions contemplated by this Agreement, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

6.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.5 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof).

6.7 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at AVEO Pharmaceuticals, Inc., 75 Sidney Street, Fourth Floor, Cambridge, Massachusetts 02139, Attention: President, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attention: Steven D. Singer, Esq.; or

If to a Purchaser, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by such Purchaser to the other parties hereto.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

6.8 Complete Agreement. This Agreement (including its Exhibits) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

6.9 Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least 51% of the Shares then held by all Purchasers. Notwithstanding the foregoing, (a) except as provided in clause (c) below, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Purchaser without the written consent of such Purchaser unless such amendment, termination or waiver applies to all Purchasers in the same fashion, (b) Exhibit A hereto may be amended by the Company from time to time in accordance with Section 2.2 to add information regarding Additional Purchasers without the consent of the other parties hereto, and (c) Section 2.2 may, without the consent of the other parties hereto, be (i) waived with respect to a particular Additional Purchaser with the written consent of the Company and such Additional Purchaser, and (ii) amended by the Company from time to time to extend the time period in which Additional Closings may occur. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder (other than under clause (c) above) to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6.9 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.10 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

6.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including, in the case of the Purchasers, Financing Signatures Pages), each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement (including the Financing Signature Pages) may be executed by facsimile signatures.

6.12 Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

[Remainder of Page Intentionally Left Blank]

Executed as of the date first written above.

COMPANY:

AVEO PHARMACEUTICALS, INC.

By:
Name: Tuan Ha-Ngoc
Title: President and Chief Executive Officer

PURCHASERS:

[Signature Pages Follow]

Exhibit A

List of Purchasers and Shares Purchased

Initial Purchasers

Name and Address of Initial Purchasers	No. of Shares of Series E Preferred	Aggregate Purchase Price

Biogen Idec Inc. 14 Cambridge Center Cambridge, MA 02142 Attn: General Counsel With a copy to: Bingham McCutchen LLP One Federal Street Boston, MA 02110 Attn: William S. Perkins	7,500,000	$30,000,000.00

Total:	7,500,000	$30,000,000.00

Additional Purchasers

Name and Address of Additional Purchasers	No. of Shares of Series E Preferred	Aggregate Purchase Price

EXHIBIT B-1

Investment Financing Signature Page

By execution and delivery of this signature page, the undersigned hereby agrees to become a Purchaser, as defined in that certain Series E Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) by and among AVEO Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Purchasers (as defined in the Purchase Agreement), dated as of March     , 2009, acknowledges having read the representations in the Purchase Agreement section entitled “Representations of the Purchasers,” and hereby represents that the statements contained therein are true and correct with respect to the undersigned as a Purchaser. The undersigned further hereby agrees to be bound by the terms and conditions of (i) the Purchase Agreement as a “Purchaser” thereunder, (ii) the Stockholders’ Voting Agreement (as defined in the Purchase Agreement) as a “Purchaser” thereunder, (iii) the Investor Rights Agreement (as defined in the Purchase Agreement) as a “Purchaser” thereunder and (iv) the Co-Sale Agreement (as defined in the Purchase Agreement) as a “Purchaser” thereunder, and authorizes this signature page to be attached to the Purchase Agreement, the Stockholders’ Voting Agreement, the Investor Rights Agreement and the Co-Sale Agreement, or counterparts thereof.

Executed, in counterpart, as of the date set forth below.

PURCHASER:

By:
Title:

Date:

Contact Person:
Telephone No.:
Telecopy No.:
Email Address:

EXHIBIT B-2

Existing Investor Financing Signature Page

By execution and delivery of this signature page, the undersigned hereby agrees to become a Purchaser, as defined in that certain Series E Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) by and among AVEO Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Purchasers (as defined in the Purchase Agreement), dated as of March     , 2009, acknowledges having read the representations in the Purchase Agreement section entitled “Representations of the Purchasers,” and hereby represents that the statements contained therein are true and correct with respect to the undersigned as a Purchaser. The undersigned further hereby agrees to be bound by the terms and conditions of the Purchase Agreement as a “Purchaser” thereunder, and authorizes this signature page to be attached to the Purchase Agreement, or counterparts thereof.

Executed, in counterpart, as of the date set forth below.

PURCHASER:

BIOGEN IDEC INC.

By:
Title:

Date:

Contact Person:
Telephone No.:
Telecopy No.:
Email Address:

Exhibit D

List of Existing AVEO In-licenses

Research and Commercialization License Agreement between Evogenix Pty Limited (now Arana Therapeutics) and AVEO Pharmaceuticals, Inc., dated as of September 25, 2007.

Exhibit E

Form of Initial Release

Exhibit E

(Form of Initial Release)

NEWS RELEASE

DRAFT NOT FOR IMMEDIATE RELEASE

Contacts:

Michael Christiano, AVEO Pharmaceuticals, Inc.

(617) 299-5925

Sheryl Seapy, Pure Communications

(949) 608-0841

AVEO and Biogen Idec Form Strategic Alliance for Development and Commercialization

of ErbB3-Targeted Antibodies

Biogen Idec to Obtain to Commercialize ErbB3 Antibodies Outside of North America

CAMBRIDGE, Mass., February xx, 2009 – AVEO Pharmaceuticals, Inc., a biopharmaceutical company leveraging breakthrough discoveries in cancer biology to discover, develop and commercialize targeted oncology therapies, today announced a definitive agreement with Biogen Idec, Inc. (NASDAQ:BIIB), for the development and commercialization of AVEO’s novel discovery-stage ErbB3-targeted antibodies (the “ErbB3 program”) for the potential treatment of cancer and other diseases.

Under the terms of the agreement, AVEO will receive an up-front payment and is eligible to receive milestone payments based upon the achievement of specified development goals. Biogen Idec will have an option exercisable at proof of concept to development and commercialization rights to ErbB3 binding antibodies for territories outside of North America. AVEO retains all North American commercialization rights, and is responsible for leading global development of the ErbB3 program. Financial terms of the transaction were not disclosed.

“We are very please to enter into this alliance with Biogen Idec,” stated Tuan Ha-Ngoc, president and chief executive officer of AVEO. “This agreement for the development and commercialization of our discovery-stage ErbB3-targeted antibodies facilitates our strategy to develop a balanced portfolio of small molecule drugs and antibodies for the treatment of cancer. These alliances highlight AVEO’s ability to generate value from our antibody discovery programs and advance these candidates to the clinic, reinforcing the broad potential of our rapidly maturing proprietary antibody pipeline and the quality of our science. The terms of this alliance with Biogen Idec support our strategy to become a fully-integrated company offering first- and best-in-class cancer medicines through AVEO’s own North American-based commercial organization.”

ErbB3 is a type 1 tyrosine kinase receptor of the EFGR family that is widely expressed in human carcinomas, with demonstrated overexpression – correlated with poor prognosis – in several different tumor types, including breast, ovarian, prostate, colorectal, pancreatic, gastric and head & neck cancers. In vivo studies conducted by AVEO demonstrated that elevated ErbB3 levels can potently drive breast tumor growth and may provide an escape mechanism to Herceptin® treatment. ErbB3 is also implicated in the development of resistance to EGFR tyrosine kinase inhibitors in non small cell lung cancer. AVEO has focused its ErbB3 antibody discovery efforts on identifying high affinity, high specificity antibodies that recognize ErbB3 on the cell surface and inhibit its activity. The market attractiveness of AVEO’s ErbB3 portfolio is bolstered by the success of other EFGR family inhibitors such as erlotinib, gefitinib and transtuzumab, which have unique patterns of resistance that may be addressed by an effective ErbB3 antibody.

About AVEO

AVEO is a late-stage biopharmaceutical company focused on the discovery and development of novel, targeted cancer therapeutics. AVEO’s proprietary, integrated cancer biology platform enables the company to pursue highly efficient drug development strategies in oncology that increase the probability of clinical success and provides a discovery engine for high-value targets. This approach has resulted in a balanced pipeline of novel cancer therapies focused on well-validated targets (VEGFR, EGFR) and promising novel targets (HGF, FGFR, ERBB3), as well as collaborations with Eli Lilly, Merck, OSI Pharmaceuticals, Schering-Plough and Biogen Idec. The company’s lead product, AV-951, a potential best-in-class triple VEGF receptor inhibitor, is in a Phase 2 clinical trial in patients with metastatic renal cell cancer and is expected to enter Phase 3 development in 2009. Through a combination of internal drug discovery and selective in-licensing of targeted therapeutics, AVEO is building a diversified product pipeline and moving toward its vision of becoming a fully integrated pharmaceutical company. For more information, please visit the company’s website at www.aveopharma.com.

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